Exhibit 10.1

MASTER OUTSOURCING SERVICES AGREEMENT

between

IDEARC MEDIA SERVICES—WEST INC.

and

TATA AMERICA INTERNATIONAL CORPORATION

and

TATA CONSULTANCY SERVICES LIMITED

dated as of

October 30, 2009

ARTICLE VII SERVICE LOCATIONS		18
7.1.	Service Locations	18

ARTICLE VIII HUMAN RESOURCE MATTERS		22
8.1.	General Principles Regarding Provider Personnel	22
8.2.	Replacement, Qualifications, and Retention of Provider Personnel	22
8.3.	Hiring of Employees	24
8.4.	Certain Employee Restrictions	24
8.5.	Other Personnel Requirements	25

ARTICLE IX RELATIONSHIP MANAGEMENT		26
9.1.	Provider Project Executive	26
9.2.	Idearc Program Manager	26
9.3.	Governance	26
9.4.	Annual Reviews	26
9.5.	Key Provider Personnel	27
9.6.	Policies and Procedures Manual	28
9.7.	Service Level Reports	29
9.8.	Quality Assurance and Provider Internal Controls	29
9.9.	Change Management	29
9.10.	Change Control Procedure	30
9.11.	Compliance with Laws	32
9.12.	Subcontractors	33
9.13.	Cooperation with Third-Party Contractors	35
9.14.	Requirement of Writing	36

ARTICLE X CHARGES		36
10.1.	General	36
10.2.	Invoicing	37
10.3.	Payment Due	37
10.4.	Chargeback	38
10.5.	Proration	38
10.6.	Refundable Items; Credits	38
10.7.	Pass-Through Expenses	38
10.8.	Extraordinary Events	39
10.9.	Efforts to Reduce Costs and Charges	40
10.10.	Set Off	40
10.11.	Disputed Charges	40
10.12.	Taxes	41
10.13.	Benchmarking	43

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS		45
11.1.	Idearc Representations and Warranties	45
11.2.	Provider Representations and Warranties	46
11.3.	Additional Provider Warranties	47
11.4.	Malicious Code; Disabling Code; Spam	48
11.5.	Pass-Through Warranties; Third-Party Software	49

11.6.	Disclaimer	49

ARTICLE XII CONFIDENTIALITY		49
12.1.	Idearc Ownership of Idearc Data	49
12.2.	Safeguarding Idearc Data	50
12.3.	Confidentiality	51

ARTICLE XIII PROPRIETARY RIGHTS		55
13.1.	Idearc Materials	55
13.2.	Provider Materials	56
13.3.	Third-Party Materials	58
13.4.	Publishing Product	59
13.5.	General Rights	60
13.6.	Idearc Rights Upon Expiration or Termination of Agreement	61

ARTICLE XIV AUDIT RIGHTS		63
14.1.	Audit Rights	63
14.2.	SAS 70 Reviews	66
14.3.	Idearc Internal Control Matters	67

ARTICLE XV INSURANCE AND RISK OF LOSS		68
15.1.	Insurance	68
15.2.	Risk of Loss	69

ARTICLE XVI INDEMNIFICATION		69
16.1.	Indemnity by Provider	69
16.2.	Indemnity by Idearc	70
16.3.	Infringement	71
16.4.	Indemnification Procedures	73
16.5.	Subrogation	74

ARTICLE XVII LIMITATION OF LIABILITY		75
17.1.	General Intent	75
17.2.	Limitation of Liability	75

ARTICLE XVIII TERMINATION		77
18.1.	Termination for Cause	77
18.2.	Termination for Nonpayment	78
18.3.	Termination for Convenience	78
18.4.	Termination Upon Provider Investment in or Acquisition of Idearc Competitor	78
18.5.	Termination Upon Provider Change of Control	79
18.6.	Termination Upon Idearc Change of Control	80
18.7.	Termination for Change in Law	80
18.8.	Termination for Provider Insolvency	80
18.9.	Idearc Rights Upon Provider’s Bankruptcy	80
18.10.	Termination Fee	81
18.11.	Partial Terminations	82

18.12.	Equitable Remedies	82
18.13.	Termination Assistance	82
18.14.	Extension of Services	83
18.15.	Termination Assistance to Designees	84

ARTICLE XIX DISPUTE RESOLUTION		84
19.1.	Informal Dispute Resolution	84
19.2.	Continued Performance	85
19.3.	Binding Arbitration	86
19.4.	Governing Law; Jurisdiction; Venue	87

ARTICLE XX FORCE MAJEURE		88
20.1.	Force Majeure	88

ARTICLE XXI GENERAL		90
21.1.	Joint and Several Liability	90
21.2.	Binding Nature and Assignment	90
21.3.	Entire Agreement	90
21.4.	Amendment; Waivers	91
21.5.	Notices	91
21.6.	Counterparts	92
21.7.	Rules of Construction	92
21.8.	Relationship of Parties	92
21.9.	Severability	92
21.10.	Consents and Approval	92
21.11.	Waiver of Default; Cumulative Remedies	93
21.12.	Survival	93
21.13.	Publicity	93
21.14.	Export	93
21.15.	No Third-Party Beneficiaries	94
21.16.	Covenant Against Pledging	94
21.17.	Order of Precedence	94
21.18.	Further Assurances	94
21.19.	Liens	94
21.20.	Covenant of Good Faith	94
21.21.	Acknowledgment	94

v

EXHIBITS

Exhibit A	Business Standards Code of Ethics
Exhibit B	Expense Reimbursement Policy
Exhibit C	Information Security Policy

SCHEDULES

Schedule 1.1	Definitions
Attachment 1.1-A Idearc Competitors
Attachment 1.1-B Peer Group
Schedule 3.2	Transition Plan
Schedule 4.8	Disaster Recovery and Business Continuity Plan
Schedule 5.1	Service Level Methodology
Schedule 6.2	Financial Responsibility Matrix
Schedule 9.3	Governance
Schedule 9.6	Policies and Procedures Manual Outline
Schedule 10.1	Charges
Schedule 10.13(b)	Approved Benchmarkers
Schedule 13.3	Provider Third-Party Materials
Schedule 15.1	Insurance
Schedule 18.10	Termination Fees
Schedule 18.13	Termination Assistance Services

TRANSACTION DOCUMENTS

1.  Account Management (AM)

2.  Book Close (BC)

3.  Ad Production

4.  Pagination

5.  Listings

6.  Verticals

MASTER OUTSOURCING SERVICES AGREEMENT

This Master Outsourcing Services Agreement (this “Master Agreement”) is entered into as of October 30, 2009 (the “Effective Date”) between Idearc Media Services—West Inc., a Delaware corporation (“Idearc”), and Tata America International Corporation, operating as TCS America, a New York corporation (“TCS America”) and Tata Consultancy Services Limited, a company established under the laws of the Republic of India (“TCSL”) (TCS America and TCSL collectively referred to herein as “Provider”).

WHEREAS, Idearc desires to outsource certain internal publishing functions to a service provider in the business of providing such services in order to achieve efficiencies, scalability, market responsiveness and significant operational cost savings;

WHEREAS, on or about July 25, 2008, Idearc issued its Request for Proposal for Full Publishing RFP (the “RFP”) to invite interested and qualified service providers to submit proposals to provide such services to Idearc;

WHEREAS, Provider is in the business of providing such services to third parties, and is willing to enter into the Agreement (as defined below) in order to set forth the terms on which Provider will provide to Idearc the services described herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Idearc and Provider (collectively, the “Parties” and each, a “Party”) hereby agree as follows:

ARTICLE I

DEFINITIONS; BACKGROUND AND OBJECTIVES

1.1.                              Definitions.  As used in this Master Agreement, the terms set forth in Schedule 1.1 will have the respective meanings set forth therein.  Other terms used in this Master Agreement are defined in the context in which they are used and will have the meanings therein indicated.

1.2.                              Performance and Management by Provider.  Idearc desires that certain services presently provided and/or managed by or for Idearc and its Affiliates be provided and/or managed by Provider.  Provider has carefully reviewed Idearc’s requirements, has performed all necessary due diligence, and desires to provide and manage such services for Idearc as described herein.

1.3.                              Goals and Objectives.  The Parties acknowledge and agree that the specific goals and objectives of Idearc in entering into the Agreement are to (i) achieve significant long-term operational cost savings due to continuous improvement and spreading of fixed costs, (ii) obtain dynamic access to resources for increased flexibility to adapt to changing technology and business needs, (iii) convert a portion of Idearc’s fixed costs to variable costs, (iv) develop enhanced consumption and cost forecasting capabilities, (v) obtain proactive access to new technologies that will lower costs to Idearc and that facilitates, rather than constrains, Idearc’s business decisions and strategies, (vi) establish a relationship whereby Idearc and Provider are allocated reasonable and managed risk and (vii) continuously improve quality and service.

1.4.                              RFP.  Provider has (i) thoroughly reviewed, analyzed and understood the RFP; (ii) timely raised all questions or objections to the RFP; and (iii) reviewed and thoroughly understands Idearc’s current program and operating environments for the activities that are the subject of the Agreement and the needs and requirements of Idearc during the Term.  Based on such review and understanding, Provider currently has the capability to perform in accordance with the terms and conditions of the Agreement and it will continue to possess such capability throughout the Term.

1.5.                              Interpretation.  The provisions of Sections 1.2 and 1.3 are intended to be a general introduction to the Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of the terms and conditions of the Agreement, as set forth hereinafter.  However, to the extent the terms and conditions of the Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to give the fullest possible effect to the goals and objectives set forth in Sections 1.2 and 1.3.

1.6.                              Structure of the Agreement.

(a)                                  Components of the Agreement.  The “Agreement” consists of:

(i)                                     the provisions set forth in this Master Agreement, the Exhibits and the Schedules referenced herein; and

(ii)                                  all of the Transaction Documents executed by the Parties pursuant to this Master Agreement, including the Appendices and Schedules that may be referenced in each Transaction Document.

(b)                                 Transaction Documents.  The Services will be described in and be the subject of (i) one or more Transaction Documents executed by the Parties pursuant to this Master Agreement and (ii) this Master Agreement.

(c)                                  Deviations from Master Agreement; Priority.

(i)                                     Subject to subparagraph (ii) below, in the event of a conflict, the terms of the Transaction Documents, including the Appendices and Schedules referenced therein, shall be governed by the terms of this Master Agreement including the Exhibits and Schedules, unless an individual Transaction Document expressly and specifically notes the deviations from the terms of the Master Agreement, Exhibits and Schedules.  In the event of a conflict, the terms of each Transaction Document shall govern over the terms of the Appendices and Schedules referenced therein and the terms of the then-current Policies and Procedures Manual.  In the event of a conflict, the terms of this Master Agreement shall govern over the terms of the Exhibits and Schedules attached hereto.  In the event of a conflict, a

Change Order shall govern over this Master Agreement and/or any Transaction Document(s), Appendices, Schedule(s) and/or Exhibit(s) to which such Change Order applies.

(ii)                                  Notwithstanding the foregoing, any conflict between the list of provisions set forth below and the terms of any Transaction Document, Exhibit, Appendix or Schedule shall be resolved in favor of this Master Agreement, and such provisions may be amended only pursuant to Section 21.4:

(A)                              ARTICLE XI - REPRESENTATIONS, WARRANTIES AND COVENANTS

(B)                                ARTICLE XVI - INDEMNIFICATION

(C)                                ARTICLE XVII - LIMITATION OF LIABILITY

(D)                               ARTICLE XVIII - TERMINATION

ARTICLE II

TERM

2.1.                              Initial Term.  The initial term of the Agreement (including the initial six Transaction Documents) shall commence on the Effective Date and continue until December 31, 2014, unless the Agreement is terminated as provided herein or the Term is extended as provided in Section 2.2 or 18.14, in which case the term shall end on the effective date of such termination or the date to which the Agreement is extended (collectively, the “Term”).

2.2.                              Extension.  Idearc may unilaterally extend the initial Term on the then-current terms and conditions of the Agreement (subject to any mutually agreed adjustments to the Charges solely in respect of the extended Term) for up to two additional one-year periods by providing written notice of extension to Provider no less than 90 days prior to the expiration of the initial Term or the first one-year extension period, as applicable.  At least six months prior to the expiration of the initial Term or the first one-year extension, as applicable, Provider shall provide Idearc with (i) written notice of the date that the then-current Term will expire and (ii) Provider’s proposed adjustments to the Charges in respect of such extended Term.

ARTICLE III

TRANSITION

3.1.                              Tower Commencement Date.

As of each Tower Commencement Date, Provider shall assume responsibility for, and commence providing, the Services specified in the applicable Transaction Document.  Except as otherwise expressly provided in the Agreement, Idearc will retain responsibility for all operations that comprise the Services under a Transaction Document until the applicable Tower Commencement Date.

3.2.                              Transition Services.

(a)                                  Transition.  During the Transition Period for each Tower, Provider shall perform the services, functions and responsibilities and provide the deliverables identified in this Section 3.2 and in the Transition Plan (collectively for all Towers, the “Transition Services”).  Provider shall perform the Transition Services in accordance with the timetable and the Transition Milestones set forth in the Transition Plan.  Except as otherwise expressly provided in the Agreement, Idearc will not incur any charges, fees or expenses payable to Provider in connection with the Transition Services.  Idearc shall provide reasonable cooperation to Provider in connection with its performance of the Transition Services.

(b)                                 Transition Plan.  Schedule 3.2 sets forth a draft Transition Plan and the high-level description of the Transition Milestones, acceptance criteria and Milestone Credits for each Tower.  During the Pre-Transition Phase, the Parties shall cooperate in good faith to finalize the Transition Plan to include additional detail around each milestone.

(c)                                  Performance.  Provider shall perform the Transition Services in a manner that will to the extent reasonably practicable (i) avoid or minimize any adverse impact on the business or operations of Idearc, and (ii) avoid degradation to the Services then being received by Idearc.  Provider shall perform the Transition Services in conformance with any applicable specifications set forth in the Transition Plan or otherwise established by the Parties.  In addition, Provider shall perform the Transition Services with a level of promptness, due care, skill and diligence consistent with the practices and professional standards generally followed by the Peer Group for similarly situated customers.  Prior to undertaking any Transition activity, Provider shall discuss with Idearc all known material risks and shall not proceed with such activity until Idearc is reasonably satisfied with the plans with regard to such risks.  Provider shall identify any problems that may impede or delay the timely completion of each task in the Transition Plan and, unless such problems were caused by Idearc, resolve the same.  Idearc shall perform the tasks assigned to it under the Transition Plan.

(d)                                 Delays.  In its sole discretion, Idearc may delay, for a reasonable period, Provider from proceeding with any part of the Transition or alter the timing for implementation of portions of the Services.  Any such delay will not increase the Charges payable by Idearc if the reason for such delay arises from Idearc’s reasonable concern about Provider’s ability to perform the Transition Services which are not resolved to Idearc’s reasonable satisfaction after (i) Idearc has given Provider notice describing such concerns in reasonable detail, (ii) Idearc provides Provider with a reasonable opportunity to address such concerns, and (iii) Provider has not resolved such concerns as promptly as practicable, but in any event no later than 14 days after receipt of Idearc’s notice.  If Idearc’s decision to delay is based upon reasons other than as described above, then (x) any other Transition Milestone dates directly attributable to such delay may also be correspondingly delayed, (y) Provider will not be liable for Milestone Credits directly relating to such delay, and (z) subject to Section 9.10, Provider may recover any incremental costs incurred by Provider proximately caused by such Idearc decision to delay.

(e)                                  Reports.  Provider shall report to Idearc, as is reasonably necessary, on the progress in performing Provider’s responsibilities and meeting the timetable set forth in the Transition Plan.  Provider also shall provide the Transition-related reports as may be reasonably requested by Idearc.  In addition, Provider shall provide such reports as Idearc may reasonably request regarding the performance of Provider’s responsibilities and the then-current status with respect to the timetable, in each case as set forth in the Transition Plan.  Promptly upon receiving any information indicating that Provider may not perform its responsibilities or meet the timetable set forth in the Transition Plan, Provider shall notify Idearc of material delays and shall identify for Idearc’s consideration and approval specific measures to address such delay and mitigate the risks associated therewith.

(f)                                    Failure to Meet Critical Transition Milestones.

(i)                                     The Parties acknowledge and agree that the Transition Plan specifies various mutually agreed upon Transition Milestones for the Transition Services to be provided under each Tower.  The Transition Milestones identify the dates by which certain Transition activities and/or deliverables are to be completed.  Provider recognizes that its failure to meet the Transition Milestones shall have a material adverse impact on the business and operations of Idearc and that the damages resulting from Provider’s failure to meet such Transition Milestones (as determined pursuant to a root cause analysis) are not capable of precise determination.  Accordingly, if Provider fails to meet a Transition Milestone for which Schedule 3.2 specifies a Milestone Credit, to the extent such failure is attributable to Provider, then, in addition to any other remedies available to Idearc under the Agreement, at law or in equity, and subject to Section 5.2(b), Provider shall be subject to the imposition of applicable Milestone Credits as damages for the corresponding failures and not as a penalty.

(ii)                                  Neither the Transition nor the activities and deliverables associated with individual Transition Milestones shall be deemed accepted or complete until (i) Provider has successfully completed the applicable Transition Services acceptance criteria in accordance with the process and standards identified in the Transition Plan for the Transition Services to be provided under the applicable Tower or (ii) in the absence of such acceptance criteria, Idearc has notified Provider of Idearc’s acceptance of the same.

(g)                                 Adjustment to Charges.  If, as a result of Provider’s failure to perform in accordance with the Agreement (subject to Sections 4.9 and 5.7), Provider does not assume responsibility for all of the Services under a Transaction Document as of the applicable Tower Commencement Date, the Charges payable to Provider hereunder shall be equitably reduced in a manner such that Idearc is not required to pay any amounts for Services that it is not receiving.

ARTICLE IV

SERVICES

4.1.                              Overview.  Provider shall provide Idearc with the following services, functions and responsibilities (“Services”), as they may evolve during the Term or be supplemented, enhanced, modified or replaced pursuant to the Agreement:

(a)                                  the services, functions and responsibilities set forth in the Statement of Work included within each Transaction Document (each a “Statement of Work,” and collectively, the “Statements of Work”) or otherwise in the Agreement;

(b)                                 the services, functions and responsibilities reasonably related to the Services contemplated by each Statement of Work and routinely performed during the 12 months preceding the applicable Tower Commencement Date by Idearc Personnel who were displaced or whose functions were displaced as a result of the Services under the applicable Transaction Document, even if such services, functions or responsibilities are not specifically described in such Statement of Work;

(c)                                  any related services, functions or responsibilities not specifically described in the Agreement as forming part of the Services that are an inherent, necessary or customary part of the Services or are required or reasonably necessary for the proper performance or provision of the Services in accordance with the Agreement; provided, however, none of the Idearc Retained Functions (or services, functions or responsibilities related thereto) shall be deemed to be part of the services, functions and responsibilities of Provider under this paragraph (c);

(d)                                 Transition Services;

(e)                                  Termination Assistance Services; and

(f)                                    any New Services with respect to which the Parties have executed and delivered a written agreement constituting an amendment to the Agreement pursuant to Section 4.8.

Provider shall provide all services, functions and responsibilities described in paragraphs (a) through (f) above to the same extent and in the same manner as if specifically described in the Agreement.

4.2.                              Services to the Idearc Group.  From time to time, Idearc may request that Provider provide Services to, or on behalf of, any member of the Idearc Group not otherwise contemplated as of the Effective Date or requested pursuant to Section 4.4 below.  Subject to Section 9.10, such Services shall be performed under the Agreement in accordance with the terms, conditions and prices then applicable to the provisions of the same Services to Idearc.

4.3.                              Natural Growth and Contraction.  Provider acknowledges that Idearc may, through natural business growth and contraction, expand its operations within existing markets or into new markets (including geographic markets and industry vertical markets) or contract its operations or withdraw from existing markets.  Provider shall provide as part of the Services the assessments, integration or transition planning and migration support to, or on behalf of, Idearc and members of the Idearc Group in connection with such growth and contraction events.  Such events will not be considered to be Transactions.

4.4.                              Certain Idearc Transactions.

(a)                                  Support.  Provider acknowledges that Idearc may need support and assistance from Provider in connection with business reorganizations, acquisitions, divestitures, spin-offs, significant equity investments, formation of partnerships or similar entities, or similar business transactions or combinations (collectively “Transactions”).  Further, Idearc requires the ability to move Services in and out of scope (and potentially between different corporate entities) in connection with Transactions.  In order to provide Idearc with this flexibility, Provider agrees that, as part of the Charges, Provider shall provide the Services, including as described in Section 4.3 above, assessments, integration or transition planning and migration support to, or on behalf of, Idearc and members of the Idearc Group in connection with Transactions and to, or on behalf of, any successor that assumes responsibility for the operation or management of any aspect of their respective businesses.  If Idearc changes all or part of its business structure in connection with a Transaction and as a result there is a new Entity that becomes a member of the Idearc Group (“New Entity”), then, at Idearc’s request and in accordance with its directions, Provider also shall provide the Services to, or on behalf of, the New Entity; provided, however, that if Provider is not able to provide such support using resources otherwise assigned to the provision of Services hereunder (after working with Idearc to adjust Service priorities and resource allocations and, if consented in writing by Idearc, temporarily suspending certain Service Levels), then the cost of any additional resources needed to provide such support shall be subject to the operation of Section 9.10.

(b)                                 Assistance.  Provider shall provide to Idearc, at no additional cost, such assistance and information as may be reasonably requested by Idearc if Idearc indicates that it is considering a Transaction.  Such assistance will include (i) responding promptly to requests for information relating to the Services and charges for the Services; (ii) if requested by Idearc, assisting in discussions with third parties relating to any equipment, licenses or contracts relating to the businesses or assets affected by the contemplated Transaction; (iii) cooperating in good faith with Idearc with respect to the Transaction; and (iv) such other assistance (including the provision of Termination Assistance Services to the extent necessary under the circumstances) as may be reasonably necessary at the time.  Further, Provider acknowledges and agrees that Idearc may disclose Provider Confidential Information to prospective counterparties in a Transaction, subject to meeting the requirements set forth in Section 12.3(b)(i)(A) through (C).

(c)                                  Divestiture.  Upon Idearc’s request, Provider shall provide the Services (including divestiture transition support services) to a former member of the Idearc Group in accordance with the Agreement for up to 12 months following the divestiture, provided that Idearc will remain financially obligated therefor.  Without diminishing Provider’s obligation under the preceding sentence, Provider may also provide the Services to the divested Entity pursuant to a separate agreement entered into by Provider and such divested Entity.  If Idearc requests Provider to continue providing the Services to such divested Entity pursuant to the foregoing, Provider shall, at Idearc’s request, enter into good faith negotiations with such Entity with respect to such a separate agreement.  If the Services are provided pursuant to a separate agreement, (x) Idearc will have no obligation to pay any fees in relation to those Services provided to such divested Entity, and (y) Idearc will receive the benefit of providing Provider with the opportunity of providing services to such divested Entity by, among other things, (i) providing that, for purposes of calculating any unit price volume discounts (or similar benefits) under the Agreement, the Services provided to such divested Entity will be deemed included in any calculation of Service volumes under the Agreement, and (ii) any termination fees payable as a result of termination of the Agreement shall be equitably reduced to reflect the volume of Services then being provided under such separate agreement.  Section 9.10 shall govern any adjustment to the Services required in respect of a divestiture where the divested Entity does not receive Services pursuant to a separate agreement.

4.5.                              Service Volumes;Insourcing/Resourcing; Special Incentive Pricing .

(a)                                  Right to Change Service Volumes.  During the Term, Idearc may from time to time increase or decrease the Service volumes, including as a result of fluctuations in Idearc’s business or by adding or removing members of the Idearc Group.  Any such change in volumes, and any resulting adjustment to the Charges, will be governed by Schedule 10.1.

(b)                                 Insourcing; Resourcing.  Provider acknowledges that its relationship with Idearc is not exclusive and that nothing in the Agreement shall be construed as a requirements contract.  Notwithstanding anything to the contrary contained herein, the Agreement shall not be interpreted to prevent Idearc from obtaining from third parties or providing to itself any or all of the Services described in the Agreement or any other services.  Idearc may obtain services similar to the Services from one or more third parties or perform such services internally.  Such resourcing of Services by Idearc to third parties or insourcing of Services by Idearc to itself will neither constitute a termination under Article XVIII nor result in any Termination Fee becoming payable by Idearc; provided, however, that, if any insourcing or resourcing results in the reduction in the volume of Services by more than 40% on a cumulative basis measured from the in-scope volume of the applicable Services as of the Effective Date, then the Parties shall cooperate in good faith to renegotiate pricing or any other terms affected by such insourcing or resourcing including the amount payable to Provider as partial termination fee under Section 18.3.  If the Parties are unable to reach agreement within 90 days of the delivery of notice of such insourcing or resourcing, such insourcing or resourcing shall be deemed to be a partial termination for convenience pursuant to Section 18.3.  Upon Idearc’s exercise of any of its rights under this Section 4.5, the Charges will be adjusted in accordance with Schedule 10.1.

(c)                                  Special Incentive Pricing.  [Redacted]

[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO 17 C.F.R. §240.24b-2 AND 17 C.F.R. §200.80**]

4.6.                              New Services.

(a)                                  Idearc may request Provider to provide services (i) that are materially different from and in addition to the Services, (ii) for which there is no charging methodology under the Agreement, and (iii) that cannot be performed using then assigned resources without adversely impacting the performance of the Services  that is applicable to the effort to be provided (“New Services”).  For the avoidance of doubt, New Services do not include (A) increases in the volume of Services to be provided by Provider, or (B) changes to the Services as a result of the evolution of the Services due to continuous improvement required pursuant to the Agreement.

(b)                                 Procedures.

(i)                                     If Idearc requests that Provider perform any New Services, Provider shall promptly prepare a New Services proposal for Idearc’s consideration.  Unless otherwise agreed by the Parties, Provider shall prepare such New Services proposal at no additional charge to Idearc and shall deliver such proposal to Idearc as soon as practicable, but no later than 30 days after its receipt of Idearc’s request; provided, however, that Provider shall use Commercially Reasonable Efforts to respond within Idearc’s requested time-frame in the case of a pressing business need or an emergency situation.  Idearc shall provide such information and cooperation as Provider may reasonably request to prepare such New Service proposal.

(ii)                                  Each New Services proposal will include, among other things, (A) a reasonably detailed project plan and fixed price or price estimate for the New Service; (B) a detailed breakdown of such price or estimate; (C) a detailed description of the service levels to be associated with such New Service; (D) a schedule for commencing and completing the New Service; (E) a description of any new hardware or software to be provided by

Provider in connection with the New Service; (F) an estimate of the software, hardware and other resources necessary to provide the New Service; and (G) any additional facilities or labor resources to be provided by Idearc in connection with the proposed New Service; and (H) a services description.

(iii)                               Idearc may accept or reject any New Services proposal, or condition approval of any New Services proposal upon the provision of additional information by Provider, in each case in its sole discretion.  Any agreement of the Parties with respect to New Services shall be expressed in writing and signed by both Parties pursuant to Section 21.4.  Upon the Parties’ execution and delivery of a document regarding such New Services, the scope of the Services will be deemed to have been expanded, and the Agreement will be deemed amended to include the Parties’ agreement with respect to such New Services.  If applicable, such written document may constitute a new or amended Transaction Document.

(iv)                              Provider shall act reasonably and in good faith in formulating any pricing proposal for New Services and Provider shall use Commercially Reasonable Efforts to identify potential means of reducing the cost to Idearc, including utilizing subcontractors as and to the extent appropriate.

(v)                                 Provider shall not unreasonably refuse to provide New Services to Idearc and members of the Idearc Group if such requested services are within the general scope of Provider’s service and product offerings.  Notwithstanding the existence of any dispute between the Parties as to whether a requested service constitutes a New Service or as to the charges at which any New Service will be provided to Idearc, Provider shall begin providing the requested service at the rates specified in Schedule 10.1 for the corresponding skillset if Idearc notifies Provider that such service needs to be provided due to a pressing business need or emergency situation; provided, however, that if a good faith dispute exists between the Parties regarding the charges at which a New Service is to be provided to Idearc, (i) Provider shall not be required to expend capital to acquire assets or to incur other material out-of-pocket costs (except, if agreed by Idearc, on a pass-through basis) until the Parties agree upon the charges at which such requested service will be provided and (ii) the Parties shall endeavor to resolve such dispute on an expedited basis pursuant to Article XIX.  In accordance with Section 10.2, Provider shall adjust (either upwards or downwards) the invoices sent to Idearc to reflect the agreed-upon charges for such service from the date Provider began providing such service.

(c)                                  Use of Third Parties. Idearc may elect to solicit and receive bids from third parties to perform any New Services.  If Idearc elects to use third parties to perform New Services, Provider shall reasonably cooperate with such third parties as provided in Section 9.13.

(d)                                 Approval.  Provider shall promptly inform the Idearc Program Manager of requests for New Services and shall submit any proposals for New Services to the Idearc Program Manager or his or her designee.  Provider shall not agree to provide New Services without the prior approval of the Idearc Program Manager or his or her designee.  Idearc will not be obligated to compensate Provider for any New Services rendered absent such prior approval.

4.7.                              Technology and Business Process Evolution.

In providing the Services, Provider shall employ technologies and business process strategies that are flexible enough to allow integration with new technologies or business processes, or significant changes in Idearc’s business objectives and strategies.  Without limiting the generality of the foregoing, Provider shall ensure that Equipment will have sufficient scalability and be sufficiently modular to allow integration of new technologies without the need to replace whole, or significant parts of, systems or business processes so that Idearc’s business will become increasingly scalable and flexible throughout the Term.

4.8.                              Disaster Recovery and Business Continuity.

(a)                                  Responsibility.  Provider will be responsible for disaster recovery and business continuity planning, testing, implementation and execution related to Provider Service Locations (and locations of its subcontractors).  Provider shall provide the Services described in subparagraphs (i) and (iv) below as part of the Charges.  For all Services described in this paragraph (a), Provider shall continue to provide at least the same level of disaster recovery and business continuity capability as it relates to the Services in place as of the Effective Date, including:

(i)                                     maintaining the Disaster Recovery and Business Continuity Plan (as defined in paragraph (b) below);

(ii)                                  implementing Provider’s disaster recovery plans in the event of a Disaster affecting Provider Service Locations within the specified timeframes;

(iii)                               carrying out disaster recovery, business continuity or redundancy procedures related to the Services in accordance with such Disaster Recovery and Business Continuity Plan; and

(iv)                              designing and implementing a business continuity plan specific to Provider’s processes and Service Locations to minimize disruption to Idearc’s business processes in the event of any disruption to the Services.

(b)                                 Disaster Recovery and Business Continuity Plan.  In accordance with the Transition Plan, Provider shall prepare and submit for Idearc approval a draft disaster recovery and business continuity plan covering the Services under each Transaction Document (the “Disaster Recovery and Business Continuity Plan”).  Schedule 4.8 sets forth the general principles and specific information to be included in the Disaster Recovery and Business Continuity Plan.  Provider shall include modifications and amendments requested by Idearc, and Provider shall implement such plan following final approval by Idearc.  Additionally, at least annually during the Term and as part of the Charges, Provider shall review and develop updates and modifications which will be submitted to Idearc for approval.  If Idearc approves such updates and modifications, Provider shall, as part of the Charges, implement the new updated plan(s).

(c)                                  Priority. If a Disaster or major site impact occurs involving the need to recover operations at the affected site or to operate from a fallback site and, as a result, it is necessary for Provider or its Affiliates or subcontractors providing the Services (collectively, the “Provider Group”) to allocate limited resources between or among several organizations, Provider shall not (and shall use Commercially Reasonable Efforts to cause other members of Provider Group to not) treat Idearc, in any respect, less favorably than any similarly situated Provider customer.

4.9.                              Savings Clause.

(a)                                  Due to the impact that any termination or suspension of Services would have on the business and operations of Idearc and members of the Idearc Group, Provider acknowledges that Idearc has informed it that Idearc would not have been willing to enter into the Agreement without assurance that (i) the Agreement may not be terminated by Provider (other than as contemplated in Section 18.2) and (ii) Provider would not suspend Services.  Consequently, Idearc’s failure to perform any of its obligations set forth in the Agreement shall not be deemed to be grounds for termination of the Agreement by Provider (other than as contemplated in Section 18.2) or for suspension of Services by Provider.

(b)                                 Provider’s failure to perform, or delay in performing, its responsibilities under the Agreement or to meet the Service Levels shall be excused if, and to the extent that, Provider demonstrates that its non-performance is proximately caused by the failure of Idearc (or any Idearc Third-Party Contractor) to perform Idearc’s expressly specified obligations under the Agreement; provided that (i) Provider provides Idearc reasonably prompt written notice of such failure to perform and Provider’s inability to perform under such circumstances, (ii) Provider provides Idearc with a reasonable opportunity to correct such failure to perform if practicable under the circumstances and thereby avoid such Provider non-performance, (iii) Provider identifies and exercises Commercially Reasonable Efforts to avoid or mitigate the impact of such failure to perform and (iv) Provider uses Commercially Reasonable Efforts to perform notwithstanding such failure to perform.

(c)                                  Provider shall be responsible for the provision of the Services in accordance with the Agreement even if, by agreement of the Parties, such Services are performed or dependent upon services performed by Provider Personnel or Idearc Third-Party Contractors for which Provider has operational responsibility.

4.10.                        Processing Norms.

Idearc and Provider acknowledge and agree that, as part of the Services, Provider will be responsible for processing certain orders into Idearc’s Account Management systems.  The AM Transaction Document and the Policies and Procedures Manual will establish the norms and procedures for Provider’s entry of such orders (“Processing Norms”).  Provider shall be entitled to rely on and act in accordance with such Processing Norms as the same may be updated from time to time upon notice to Provider.

4.11.                        Processing Transactions.

The applicable Transaction Document or any attachments thereto mutually agreed and signed by the Parties shall describe the delivery method for transmission of processed transactions and/or reporting by Provider if applicable to the Services being provided under such Transaction Document.  Provider agrees to conform the Services and deliveries in accordance with such established procedure set forth in the applicable Transaction Document and/or applicable attachments thereto.

ARTICLE V
SERVICE LEVELS

5.1.                              General.  Provider shall perform the Services at such levels of accuracy, quality, timeliness, responsiveness and productivity and otherwise in such a manner as to meet or exceed the higher of (i) practices and professional standards generally followed by the Peer Group; and (ii) the documented or otherwise verifiable levels achieved by or on behalf of Idearc for services similar to the Services.  In addition, Provider shall perform the Services so as to meet or exceed the KPI’s and GPI’s set forth in each Transaction Document (collectively, the “Service Levels”); provided, however, that to the extent the Parties have established a KPI or GPI for a specific Service, the obligations described in the first sentence of this Section 5.1 shall not be construed to alter, expand, diminish or supersede such KPI or GPI.

5.2.                              Performance Credits.

(a)                                  Performance Credits.  Provider recognizes that Idearc is paying Provider to deliver certain Services at specified Service Levels.  Subject to Sections 4.9(b) and 5.7, if Provider fails to meet a KPI, then Provider shall pay or credit to Idearc the Performance Credit calculated in accordance with Schedule 5.1 in recognition of the diminished value of the Services resulting from Provider’s failure to meet the agreed-upon level of performance and not as a penalty.

(b)                                 Not Sole and Exclusive Remedy.  The Performance Credits, are not intended as an exclusive remedy for damages sustained or incurred as a result of the occurrence of a Service Level Default, and Idearc may pursue other remedies against Provider for such damages as may be available at law (including pursuant to the Agreement) or in equity; provided, however, that, any damage award obtained by Idearc against Provider shall be reduced by any Performance Credit received by

Idearc with respect to the incident from which such damage award resulted, except to the extent such Performance Credit received by Idearc had already been taken into account in determining the amount of such damage award.

5.3.                              Failure to Perform.  In response to any Service Level Default, Provider shall (after restoring service or otherwise resolving any immediate problem) (i) promptly investigate, perform a root cause analysis and report to Idearc on the causes of the Service Level Default; (ii) correct the Service Level Default as soon as practicable (regardless of cause or fault) and begin meeting the Service Level; (iii) advise Idearc of the status of remedial efforts being undertaken with respect to such Service Level Default; (iv) use Commercially Reasonable Efforts to prevent any recurrence of such Service Level Default; and (v) participate in and contribute to Idearc’s situation management process.

5.4.                              Performance Review.  Annually, or more frequently if requested by Idearc, the Parties shall jointly review (i) the then-current Service Levels, (ii) the percentage difference between Provider’s actual performance and the then-current Service Levels and (iii) generally available information indicating industry-wide improvements of and trends in the delivery of substantially similar services.  The Parties shall, to the extent reasonable, (1) increase the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods available to perform the Services; (2) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, timeliness, responsiveness, cost-effectiveness, or productivity of the Services; (3) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by Idearc; and (4) modify or increase the Service Levels to reflect agreed-upon changes in the manner in which the Services are performed by Provider.

5.5.                              Measurement and Monitoring.  Provider shall implement the measurement and monitoring tools and metrics and standard reporting procedures developed during the Transition Period under each Transaction Document, all acceptable to Idearc, to measure and report Provider’s performance of the Services proactively and periodically and at a level of detail reasonably sufficient to verify Provider’s compliance with the applicable Service Levels.  Provider shall provide Idearc with up-to-date problem management data and other data regarding the status of service problems, service requests and user inquiries.  Provider also shall provide Idearc with reasonable access to the data used by Provider to calculate its performance against the Service Levels and the measurement and monitoring tools and procedures utilized by Provider to generate such data for purposes of audit and verification.  Such measurement and monitoring tools or the resource utilization associated with their use will be included in the Charges.  If a trend is detected whereby Provider anticipates a decline in any KPI or GPI in the near future, upon such detection, Provider will propose actions to reverse such downward trend.  Provider will continue such actions until the downward trend has been reversed; provided, however, that, subject to Section 5.7, Provider will not be excused from the imposition of any Performance Credits as a result of such declined KPI or GPI.

5.6.                              Productivity Gain-Share.  The Parties acknowledge and agree that Schedule 10.1 sets forth the Productivity metrics to be used in connection with the calculation of the Charges for each month during the Term.  At any time during the Term, either Party may propose certain process improvements or technology investments that are intended to generate significant improvements in the then-current Productivity metrics.  Any such proposals shall be handled in accordance with Section 9.10; provided, however, that (1) Idearc shall receive the full benefit of any improvements for which Idearc is financially responsible for implementing (as measured in both internal costs and third party expenses) and (2) Idearc shall receive 75% of the benefit of any improvements jointly implemented by the Parties (no matter the allocation of financial responsibility) and, in each case, the applicable Productivity metric shall be adjusted to reflect the benefit accruing to Idearc.  The Parties shall mutually determine the structure and process under which either Party will receive such benefits as part of the Change Control Procedure.

5.7.                              Exceptions to Service Level Failures.  In addition to the relief to which Provider may be entitled under Section 4.9(b), Provider’s failure to meet any KPI or GPI, will not constitute a Service Level Default if and to the extent such failure is caused by any of the following:

(a)                                  Service or resource reductions or re-prioritization of tasks requested or approved by Idearc on an emergency basis in advance of the event requiring such reductions (i.e., not as part of the ordinary course of business forecasting and resource adjustment processes in Schedule 10.1) and agreed to by the Parties; provided, however, that upon receiving any such request, Provider shall promptly notify Idearc of the expected impact to Service Levels;

(b)                                 Solely with respect to the Services directly affected by a Disaster, implementation by the Parties of the Disaster Recovery and Business Continuity Plan;

(c)                                  Solely with respect to the Services directly affected thereby and without altering any responsibilities the Parties under Article XX, the occurrence of any force majeure event;

(d)                                 Subject to Provider’s responsibilities under Section 4.9, failures or delays caused by components (network hardware, software, network, maintenance) required by Provider to perform the Services and for which Idearc or Idearc Third Party Contractors are operationally and administratively responsible; and

(e)                                  As mutually agreed by the Parties prior to conducting any planned activity or outage.

ARTICLE VI
RESOURCES

6.1.                              Required Resources.  Except as otherwise expressly provided in the Agreement, Provider shall be responsible for providing the facilities, personnel, Equipment, Software, technical expertise, telecommunications transport and systems, tools and other resources necessary to provide the Services (as they are defined as of the Effective Date) at no charge to Idearc.  All material items of the foregoing are identified in Schedule 6.2.  With respect to any additional facilities, personnel, Equipment, Software, technical expertise, telecommunications transport and systems, tools and other resources that may become necessary as a result of any Change or for any New Services, Provider and Idearc shall identify any such additional items required by Provider in respect of such change or New Services and shall allocate financial responsibility therefor.

6.2.                              Software, Equipment and Third-Party Contracts.

(a)                                  Financial Responsibility.  Provider’s Charges shall include all fees and expenses (including third-party fees and expenses) relating to Services to be performed on or after the Effective Date with respect to (1) the Software and Equipment for which Provider is financially responsible under each Tower as set forth on the financial responsibility matrix in Schedule 6.2 (the “Financial Responsibility Matrix”) (including Upgrades, enhancements, new versions or new releases of such Software and Equipment) and (2) the Third-Party Contracts, Equipment Leases and Third-Party Software licenses for which Provider is financially responsible under each Tower as set forth on the Financial Responsibility Matrix (including new, substitute or replacement items thereof).  With respect to Third-Party Software licenses, Equipment Leases and Third-Party Contracts that are transferred to Provider or for which Provider otherwise assumes Financial Responsibility under the Agreement, Provider shall (i) pay all amounts becoming due under such licenses, leases and contracts, and all related expenses, for periods on or after the Tower Commencement Date; (ii) rebate to Idearc any prepayment of such amounts in accordance with Section 10.7; (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses relating to periods on or after the Tower Commencement Date; (iv) pay all costs associated with the transfer of such licenses, leases and contracts to Provider, including all taxes associated with such transfer; (v) be responsible for curing any defaults in Provider’s performance under such licenses, leases and contracts; and (vi) otherwise enforce all of Idearc’s rights under such licenses, leases and contracts (but in no event shall such enforcement include initiating litigation or arbitration activities).

(b)                                 Rights Upon Expiration/Termination.  With respect to all Provider Third-Party Software licenses, Equipment Leases and Third-Party Contracts entered into during the Term, Provider shall, to the extent permitted under such license, lease or contract, use Commercially Reasonable Efforts to:

(i)                                     obtain for Idearc and its designees the license, sublicense, assignment and other rights specified in Sections 13.3(b), 13.6 and 18.9;

(ii)                                  not subject the granting of such license, sublicense, assignment and other rights to subsequent third-party approval or the payment by Idearc or its designees of license, assignment or transfer fees;

(iii)                               cause the terms, conditions and prices applicable to Idearc and its designees following expiration or termination of the Agreement to be no less favorable than those otherwise applicable to Provider, and at least sufficient for the continuation of the activities comprising the Services; and

(iv)                              ensure that neither the expiration or termination of the Agreement nor the assignment of the license, lease or contract will trigger less favorable terms, conditions or pricing.

If Provider is unable to obtain any such rights and assurances, Provider shall notify Idearc in advance and shall not use such Third-Party Software license, Equipment Lease or Third-Party Contract provided by Provider without Idearc’s prior written consent (and absent such consent, Provider’s use of any such Provider Third-Party Software license, Equipment Lease or Third-Party Contract shall obligate Provider to obtain or arrange, at no additional cost to Idearc, for such license, sublicense, assignment or other right for Idearc and its designees upon expiration or termination of the Agreement).  If Idearc consents to Provider’s use of specific Provider Third-Party Software licenses, Equipment Leases or Third-Party Contracts under such circumstances, such consent shall be deemed to be conditioned on Provider’s commitment to use Commercially Reasonable Efforts to cause such third party to agree at expiration or termination of the Agreement or the completion of Termination Assistance Services to permit Idearc and its designees to assume prospectively the license, lease or contract in question or to enter into a new license, lease or contract with Idearc and its designees on substantially the same terms and conditions, including price.  If Idearc consents to Provider’s use of specific Provider Third-Party Software licenses, Equipment Leases or Third-Party Contracts under such circumstances, such Provider Third-Party Software licenses, Equipment Leases or Third-Party Contracts shall be added as an Exhibit to this Master Agreement.

(c)                                  Modification and Substitution.  Provider may terminate, shorten or extend the Third-Party Software licenses, Equipment Leases and Third-Party Contracts for which Provider is financially responsible under the Financial Responsibility Matrix and, subject to Section 9.12, may substitute or change vendors (including using Provider itself to provide such goods or services) relating to goods or services covered thereby; provided, however, that, except as otherwise disclosed by Provider and agreed to by Idearc, such changes (i) shall not constitute a breach of any obligation of Idearc under such Software licenses, Equipment Leases or Third-Party Contracts; (ii) shall not result in additional financial obligations, financial or operational risk to Idearc; (iii) shall not result in any increase to Idearc in the cost of receiving the Services; and (iv) if assumable by Idearc, shall not provide for less favorable terms, conditions or prices for Idearc or its designees following the expiration or termination of the Agreement or any applicable Service than would otherwise be applicable to Provider (except for terms, conditions or prices available to Provider because of its volume purchases).  Provider’s rights under the immediate preceding sentence are conditioned upon Provider paying all applicable termination or cancellation charges, and other amounts due to the applicable vendor associated with such action and indemnifying Idearc in accordance with Section 16.1(e).  Notwithstanding anything to the contrary herein, Provider shall not terminate, shorten or modify without Idearc’s prior written consent any license for Third-Party Software either created exclusively for Idearc or otherwise not commercially available.  Provider shall reimburse Idearc for any termination charges, cancellation charges, or other amounts paid by Idearc in connection with obtaining any such modification.

(d)                                 Recommendation.  At Provider’s recommendation, Idearc may agree to terminate, shorten or extend one or more Third-Party Software licenses, leases or contracts for which Idearc has retained Financial Responsibility and permit Provider to provide (or procure the provision of) replacements for any such Third-Party Software license, lease or contracts; provided, however, that Provider shall be responsible for paying all applicable termination or cancellation charges, and other amounts due to the applicable vendor associated with such action.

6.3.                              Required Consents.  Idearc shall be administratively and financially responsible for obtaining all Required Consents as provided in this Section 6.3.  Provider shall cooperate with and provide such assistance as is reasonably requested by Idearc in obtaining the Required Consents.

6.4.                              Refresh.  Except as otherwise agreed under any Transaction Document or where the Financial Responsibility Matrix allocates financial responsibility to Idearc, during the Term, Provider shall implement new Provider-owned or Provider-leased Equipment and new Provider-owned or Provider-licensed Software, and otherwise maintain the currency and operating condition of the existing Provider Equipment and Software, in each case as directed by Idearc and at Provider’s sole cost and expense.

ARTICLE VII
SERVICE LOCATIONS

7.1.                              Service Locations.

(a)                                  Service Locations.  The Services shall be provided at or from (i) the Idearc service locations owned or leased by Idearc and identified in each Transaction Document, as they may be changed by Idearc from time to time (the “Idearc Service Locations”), (ii) the service locations owned or leased by Provider and identified in each Transaction Document (the “Provider Service Locations”), or (iii) any other service location approved by both Provider and Idearc ((i), (ii) and (iii) collectively, the “Service Locations”).  Provider shall not change any Provider Service Locations under this Section 7.1(a) without Idearc’s advance written consent, which Idearc may withhold in its sole discretion.

(b)                                 Idearc Service Locations.  Idearc shall provide Provider with reasonable access to the Idearc Service Locations solely for Provider’s use in connection with its provision of Services to Idearc under the Agreement.  Provider’s receipt and use of the Idearc Service Locations shall be subject to Section 4.9.  Provider shall promptly discontinue its use of the Idearc Service Locations upon expiration or termination of the Agreement and completion of the Termination Assistance Services.  All Idearc-owned or Idearc-leased assets provided for the use of Provider under the Agreement shall remain in Idearc Service Locations unless Idearc otherwise agrees.  In addition, all improvements or modifications to Idearc Service Locations requested by Provider (i) shall be subject to review and approval in advance by Idearc, (ii) shall be made in compliance with Idearc’s then current standards, rules and procedures, (iii) shall be performed by and through Idearc at Provider’s expense, and (iv) shall accrue to the property at the termination or expiration of the lease.  Provider acknowledges and agrees that it has inspected the Idearc Service Locations to the extent it deems necessary and that such facilities are sufficient for performing the Services and for satisfying Provider’s responsibilities under the Agreement.  THE IDEARC SERVICE LOCATIONS ARE PROVIDED BY IDEARC TO PROVIDER ON AN “AS-IS, WHERE-IS” BASIS.  IDEARC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH IDEARC SERVICE LOCATIONS, INCLUDING ANY WARRANTIES AS TO THEIR CONDITION OR SUITABILITY FOR USE BY PROVIDER.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING DISCLAIMER SHALL NOT BE CONSTRUED TO LIMIT THE RELIEF OR OTHERWISE THE INTENT OF SECTION 4.9 OR 5.7(d).

(c)                                  Office Furniture, Fixtures, and Equipment to be Provided by Idearc.  Idearc shall provide office space and office furniture for Provider Personnel in each Idearc Service Location as specified in the Financial Responsibility Matrix and each Transaction Document.  Provider shall be financially responsible for providing all other office furniture and fixtures reasonably required by Provider or Provider Personnel at the Idearc Service Locations to provide the Services, and for all upgrades, replacements and additions to such furniture or fixtures; provided, however, that (i) such furniture and fixtures shall be approved in advance by Idearc and shall comply with Idearc’s then-current standards (ii) Provider shall use Commercially Reasonable Efforts to use surplus Idearc furniture and fixtures to the extent available and (iii) Idearc shall be responsible for installing such furniture and fixtures.  Provider Personnel using the office facilities provided by Idearc at the Idearc Service Locations will be accorded reasonable access to the communications wiring in such facilities (including fiber, copper and wall jacks) and the use of certain shared office equipment and services, such as photocopiers, local and long distance telephone service for calls related to the delivery of Services, telephone handsets, mail service, office support service (e.g., janitorial), heat, light, and air conditioning; provided, however, that such access and usage shall be solely for and in connection with the provision of Services by such Provider Personnel; provided further that Provider shall reimburse Idearc for the additional incremental costs, if any, incurred by Idearc if and to the extent Provider’s technology solution, service delivery model or inefficiency causes its usage or consumption of such resources to exceed historical levels.

(d)                                 Provider’s Responsibilities Regarding Facilities.  Except as provided in paragraph (c) above, Provider shall be responsible for providing all other furniture, fixtures, Equipment, space and facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities.

(e)                                  Physical Security.  Provider shall not permit any person to have access to, or control of, any Idearc Service Location unless such access or control is permitted in accordance with control procedures approved by Idearc and set forth in the  Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider.  Provider shall be solely responsible for compliance by Provider Personnel with such control procedures, including obtaining advance approval to the extent required.  Provider also shall be responsible for the access, control and physical security of the Provider Service Locations, in each case in accordance with the standards, requirements, and procedures that are at least equal to the highest of the following: (i) industry standards for locations similar to the Provider Service Locations, (ii) procedures applicable to the Idearc Service Locations; and (iii) any higher standard otherwise agreed by Idearc and Provider.

(f)                                    Standards, Requirements and Procedures at Idearc Service Locations.  Provider shall adhere to and enforce, and cause Provider Personnel to adhere to and enforce, Idearc’s routine operational, safety, security or other standards, requirements and procedures at the Idearc Service Locations all as set forth in the Policies and Procedures Manual or otherwise previously communicated to Provider.  Such communication and all additions or modifications to any of such standards, requirements and procedures may be communicated by Idearc in writing to Provider or Provider Personnel or may be made available to Provider or Provider Personnel by posting at an Idearc Service Location, electronic posting or by other means of distribution.  Provider and Provider Personnel shall comply with all such additions and modifications.  Provider shall be responsible for the promulgation and distribution of all such standards, requirements and procedures to Provider Personnel as and to the extent necessary and appropriate.

(g)                                 Employee Services.  Subject to applicable security requirements, Idearc shall permit Provider Personnel to use certain employee facilities (e.g., parking facilities, cafeteria, and common facilities) at the Idearc Service Locations that are generally made available to the employees and contractors of Idearc.  The employee facilities in question and the extent of Provider Personnel’s permitted use shall be specified in writing by Idearc and shall be subject to modification without advance notice in Idearc’s sole discretion.

(h)                                 Use of Idearc Service Locations.  Without obtaining Idearc’s prior written consent (which may be withheld by Idearc in its sole discretion), Provider shall not use the Idearc Service Locations or the Equipment and Software located therein, for any purposes other than to provide the Services to Idearc and members of the Idearc Group.  Idearc reserves the right to (i) relocate an Idearc Service Location from which Services are then being provided to another geographic location and (ii) direct Provider to implement a space compression plan or otherwise cease using all or part of the space in an Idearc Service Location from which Services are then being provided and to thereafter use such space for its own purposes; provided, however, that, in the event of such an Idearc-directed cessation, Idearc shall provide Provider with comparable space in the new location to the extent necessary for continued provision of the Services.

(i)                                     Conditions for Return.  When the Idearc Service Locations are no longer to be used by Provider as contemplated by this Section 7.1 or are otherwise no longer required for performance of the Services, Provider shall notify Idearc as soon as practicable and shall vacate and return such Idearc Service Locations (including any improvements to such facilities made by or at the request of Provider) to Idearc in substantially the same condition as when such facilities were first provided to Provider, subject to reasonable wear and tear; provided, however, that Provider shall not be responsible for the acts of Idearc, members of the Idearc Group, or their Affiliates or agents (other than Provider and its subcontractors and Affiliates) causing damage to such facilities.

(j)                                     No Violation of Laws.  Provider shall treat, use and maintain the Idearc Service Locations in a reasonable manner.  Neither Provider nor any of its subcontractors shall commit any act in violation of any Laws in such Provider-occupied Idearc Service Location or any act in violation of Idearc’s insurance policies or in breach of Idearc’s obligations under the applicable real estate leases in such Provider-occupied Idearc Service Locations (in each case, to the extent Provider has received prior notice of such insurance policies or real estate leases or should reasonably be expected to know of such obligations or limitations).

(k)                                  Control of Service Locations.  No ownership interest or obligation of any Idearc Site or related item is conferred upon Provider beyond the limited right to use the Idearc Service Locations and related items in accordance with the Agreement.  All such Idearc items will remain in the care, custody and control of Idearc.  No interest or obligation of any Provider facility is conferred upon Idearc.  All such Provider facilities will remain in the care, custody and control of Provider.  In addition, except for property to which title is transferred to Provider as evidenced by a bill of sale, or assignment or comparable written instrument of conveyance or as otherwise provided herein, no ownership interest or obligation is conferred upon Provider under the Agreement regarding Idearc’s property beyond the limited right to use such property for purposes of the Agreement.

(l)                                     Certification of Provider Service Locations.  Provider will maintain the quality certifications and indicated levels specified in each Transaction Document for the Term for each Provider Service Location set forth thereon.

ARTICLE VIII

HUMAN RESOURCE MATTERS

8.1.                             General Principles Regarding Provider Personnel.  The personnel assigned to the Idearc account by Provider (or its subcontractors) will be employees of Provider (or such subcontractors) during the Term.  Provider (or Provider subcontractors) will be solely responsible for (i) the proper and lawful payment to Provider Personnel of the compensation and other benefits of such personnel, including salary and bonus, health and workers’ compensation benefits and all taxes and contributions that Provider (or a Provider subcontractor), as an employer, is required to pay with respect to the employment of employees, (ii) the proper maintaining of accurate records of hours worked and amounts paid or deducted as required by applicable Law, and (iii) instructing and training the Provider Personnel to accurately and completely report all hours worked.  No Provider Personnel will receive, or be entitled to participate in, any of Idearc’s benefits or benefit plans (or those of Idearc’s Affiliates).  No work or service under the Agreement by Provider Personnel will be credited as service for any purposes under any of Idearc’s employee benefit or compensation plans or arrangements (or those of Idearc’s Affiliates).  All Provider Personnel shall clearly identify themselves as employees of Provider (or the applicable subcontractor) and not as employees of Idearc, including in connection with any and all communications on behalf of Idearc, whether oral, written or electronic.  Each of such Provider Personnel shall wear a badge indicating that he or she is employed by Provider (or its subcontractor).  No employee, agent, Affiliate, contractor or subcontractor retained by Provider to perform work on Idearc’s behalf hereunder will be deemed to be an employee, agent, Affiliate, contractor or subcontractor of Idearc for any purpose.  Provider (or a Provider subcontractor), and not Idearc, has the right, power, authority and duty to supervise and direct the activities of Provider Personnel and to compensate such Provider Personnel for any work performed by them on behalf of Idearc pursuant to the Agreement.  Provider will be responsible and therefore solely liable for the acts and omissions of Provider Personnel.  Provider Personnel will not be deemed to be third party beneficiaries under the Agreement.  At least quarterly or as otherwise requested by Idearc, Provider shall provide Idearc with (i) a list of those Provider Personnel (x) providing Services at Idearc Service Locations and (y) who are authorized to access, or otherwise have accessed, Idearc Systems or networks to provide the Services, and (ii) the current security passwords used by such Provider Personnel to access the Idearc Systems.

8.2.                             Replacement, Qualifications, and Retention of Provider Personnel.

(a)                                  Sufficiency and Suitability of Personnel.  At all times during the Term and during provision of Termination Assistance Services, (i) Provider shall assign (or cause to be assigned) sufficient Provider Personnel to provide the Services in accordance with the Agreement, (ii) such Provider Personnel shall possess suitable competence, ability and qualifications, (iii) such Provider Personnel shall be properly educated and trained for the Services they are to perform, and (iv) such Provider Personnel that are Key Provider Personnel shall have been approved by Idearc prior to assignment in accordance with Section 9.5(a).

(b)                                 Requested Removal/Replacement.  If Idearc lawfully and in good faith determines that the continued assignment to Idearc of any Provider Personnel (including Key Provider Personnel) is not in the best interests of Idearc, then Idearc shall give Provider notice to that effect requesting that such Provider Personnel be replaced.  As soon as practicable, Provider shall replace such Provider Personnel with an individual of suitable ability and qualifications at no additional cost to Idearc.  In addition, Idearc reserves the right, in its sole discretion, to disapprove of any Provider Personnel designated to work at a Idearc Services Location for any reason and to require that any such person be replaced.  Nothing in this provision shall operate or be construed to limit Provider’s responsibility for the acts or omission of Provider Personnel.  For purposes of this Section 8.2(b), “Provider Personnel” will not be deemed to include employees of Provider subcontractors, as removal of subcontractors is provided for in Section 9.12.

(c)                                  Turnover Rate and Data.  Provider shall use Commercially Reasonable Efforts to keep the turnover rate of Provider Personnel to a level comparable to or better than the industry average generally experienced by the Peer Group in the provisions of services similar to the Services.  Upon Idearc’s request, Provider shall promptly provide data regarding Provider’s turnover rate for the Provider Personnel primarily performing the Services.  If Idearc, in good faith, expresses concern that the turnover rate is unacceptable, Provider shall promptly meet with Idearc to discuss the reasons for the turnover rate.  If Idearc continues to express a good faith concern regarding turnover rates that are above the industry average generally experienced by the Peer Group in the provision of services similar to the Services, Provider promptly shall (i) submit a proposal for reducing the turnover rate for Idearc’s review and approval, and (ii) implement a program designed to reduce the turnover rate at no additional cost to Idearc.  Notwithstanding any transfer or turnover of Provider Personnel, Provider shall remain obligated to perform the Services in accordance with the Agreement and the Service Levels.

(d)                                 Restriction on Reassignment.  Neither Provider nor any Provider subcontractor shall cause or permit any Key Provider Personnel primarily dedicated to the provision of Services to perform services directly or indirectly for an Idearc Competitor, either while engaged in the provision of Services to Idearc or during the one-year period immediately following the termination of his or her involvement in the provision of the Services, in each case without Idearc’s prior written consent (which may be withheld by Idearc in its sole discretion).  Further, Provider Personnel primarily dedicated to the provision of Services shall not perform services directly or indirectly for an Idearc Competitor while engaged in the provision of Services to Idearc.

(e)                                  Review of Qualifications.  From time to time and subject to applicable Laws, Idearc may request that Provider provide information on the qualifications of the Provider Personnel.  If Idearc, in good faith, expresses concern regarding the level of qualifications possessed by the Provider Personnel (whether on an individual or aggregate basis), Provider shall promptly meet with Idearc to discuss the current level and mix of qualifications of the Provider Personnel.  If Idearc continues to express a reasonable and good faith concern regarding such level of qualifications, Provider shall (i) submit a proposal for improving or increasing, as appropriate, the qualifications possessed by the Provider Personnel (whether on an individual or aggregate basis, as applicable), including increased training for existing Provider Personnel and revised hiring guidelines for future Provider Personnel, and (ii) implement a program designed to improve or increase, as appropriate, the qualifications of the Provider Personnel at no additional cost to Idearc.

(f)                                    Notice to Idearc.  With respect to any Provider Personnel that (i) provide Services at an Idearc Service Location or (ii) access the Idearc Systems, Provider shall notify Idearc as soon as practicable, but in any event no later than 24 hours following the date that such Provider Personnel is terminated or otherwise ceases to provide Services.

8.3.                             Hiring of Employees.

(a)                                  Solicitation and Hiring.  Except as expressly set forth herein (including the Termination Assistance Schedule), neither Party shall knowingly solicit, directly or indirectly, for employment or employ any employee of the other Party who is or was substantively involved in the performance, provision, receipt or evaluation of the Services during the period such individual was substantively involved in the performance, provision, receipt or evaluation of the Services and for a period of 12 months after the individual was no longer primarily engaged in the performance, provision, receipt or evaluation of the Services (unless separation was due to a reduction in force).  The prohibition on solicitation and hiring shall extend 12 months after the termination of the employee’s employment or, in the case of Provider, the cessation of his or her involvement in the performance of Services under the Agreement, but in no event beyond the expiration of the 12-month period following conclusion of the Termination Assistance Services.  This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

(b)                                 Publications.  The (i) publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation, (ii) consideration and hiring of persons responding to such advertisements, or  (iii) use of independent employment agencies or search firms not specifically targeting Idearc’s employees shall not be deemed a breach of paragraph (a) above, unless the advertisement and solicitation is undertaken with the intent to circumvent or conceal a breach of such paragraph (a).

8.4.                             Certain Employee Restrictions.  Provider shall not, without Idearc’s prior written approval (such approval not to be unreasonably withheld or delayed):

(a)                                  during the last 12 months of the Term, allow for the decrease of the total number of employees that Provider and its Affiliates and subcontractors use to provide the

Services to such an extent that either the total number of employees or the total cost per annum of employing such employees (other than as a result of changes made to compensation and benefits in the ordinary course of business) would decrease by more than 5%;

(b)                                 during the last 12 months of the Term, allow for the increase of the total number of employees that Provider and its Affiliates and subcontractors use to provide the Services to such an extent that the total number of employees would increase by more than 10%; or

(c)                                  change the terms and conditions of employment of any employee who provides Services if such change would take effect during the last 12 months of the Term or thereafter, including any change to the term of employment or any change regarding any payment or benefit triggered by the termination of such employee’s employment (excluding changes made to compensation and benefits in the ordinary course of business);

8.5.                             Other Personnel Requirements.

(a)                                  Provider shall verify that Provider Personnel (i) are authorized to work in any country in which they are assigned to provide Services, (ii) have not been convicted of a felony or a misdemeanor involving a dishonest act, (iii) do not use illegal drugs, and (iv) are not otherwise disqualified from performing the assigned work under applicable Laws.  To the extent allowed by applicable Law, Provider shall screen, interview and conduct reference and background checks on all Provider Personnel assigned to work hereunder and, to the extent permitted by law, shall deliver to Idearc all information obtained from each background check upon request.   Provider shall not assign any Provider Personnel who fail to meet such criteria to provide any of the Services.  Background checks will include the verifications identified below.

(i)                                    Employment Records Verification:  verification of employment with the verifiable person’s previous three (3) employers or all of personnel’s employers over the past five (5) years of employment.  When employment history cannot be verified by Provider, Idearc reserves the right to disapprove any such verifiable person.

(ii)                               Criminal Records Verification:  criminal records check for any history of felony or misdemeanor convictions for the prior seven (7) years.

(iii)                            Drug Screening Verification:  drug screening test (except in the case of Provider Personnel located in non-United States locations).

(iv)                             Motor Vehicle Records Verification:  state and motor vehicle records checking the past three (3) years for any verifiable person that will be driving a vehicle in the performance of Provider obligations under the

Agreement and/or any Authorization (except in the case of Provider Personnel located in non-United States locations).

Provider shall deliver to Idearc all information obtained from each background check upon request.

(b)                                 Provider acknowledges that any Provider Personnel who provides Services or is scheduled to provide Services at an Idearc Service Location may be subject to an Idearc background check, including fingerprinting and drug testing, prior to, or in the course of, providing Services at such Idearc Service Location.

(c)                                  Provider agrees to hold all Provider Personnel subject to Idearc’s Business Standards Code of Ethics (the “Code of Ethics”), attached hereto as Exhibit A.  In the event of any violation of the Code of Ethics by Provider Personnel, Provider shall promptly notify Idearc of (i) the identity of such Provider Personnel in violation of the Code of Ethics, (ii) the specific violation committed and (iii) the disciplinary action taken by Provider in relation to such violation.  Idearc reserves the right to require any Provider Personnel determined to be in violation of the Code of Ethics to be removed from performing Services.

ARTICLE IX

RELATIONSHIP MANAGEMENT

9.1.                             Provider Project Executive.  Provider shall designate a “Provider Project Executive” for Idearc.  The Provider Project Executive shall (i) be one of the Key Provider Personnel; (ii) be a full time employee of Provider; (iii) devote substantially all of his or her business time and effort to managing the Services; (iv) remain in this position for a minimum period of two years from initial assignment; (v) serve as the single point of accountability for the Services, and (vi) have day-to-day authority for ensuring reasonable Idearc satisfaction regarding the Services delivery and attainment of all Service Levels.

9.2.                             Idearc Program Manager.  Idearc shall designate one individual to whom all Provider communications concerning the Agreement may be addressed (the “Idearc Program Manager”), who shall have the authority to act on behalf of Idearc in all day-to-day matters pertaining to the Agreement.  Idearc may change any designated Idearc Program Manager from time to time by providing notice to Provider.  Additionally, Idearc may designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Idearc Program Manager is not available.

9.3.                             Governance.  Provider and Idearc will establish the governance structure set forth in Schedule 9.3 for both Tower- and Agreement-level governance as part of the Transition Services.

9.4.                             Annual Reviews.  Annually, or more frequently if requested by Idearc, the Parties shall conduct a review of the Services then being performed by Provider and Provider’s performance against the Service Levels and the Agreement in general.  As part of such review, the Parties shall (i) review the baseline against actual service volumes for the previous year, (ii) forecast the service volumes for the next year and (iii) examine (A) whether the fees are consistent with Idearc’s forecasts and Provider’s representations, (B) the quality of the performance and delivery of the Services, (C) whether Provider has delivered cost savings or efficiencies, (D) business process strategy and direction, and (E) such other things as Idearc may reasonably require.  The Parties also shall assess whether Provider is meeting the objectives of the relationship.  Provider shall provide Idearc any reasonably requested assistance to verify the information provided in such reviews.  If the review identifies any material issues with Provider’s performance against its corresponding obligations (including failing to meet the objectives of the relationship), Provider shall prepare a remediation plan with objectively measurable actions within 30 days after the date of the review and, when approved, implement that plan to improve Provider’s performance.  Idearc may allocate Performance Credits (in accordance with Schedule 5.1) to the implementation of objectively measurable components of any such plan.

9.5.                             Key Provider Personnel.

(a)                                  Approval of Key Provider Personnel.

(i)                                    The initial key Provider account management and operational positions to be held by Key Provider Personnel are listed in each Transaction Document.  At least 40 days prior to assigning an individual to act as one of the Key Provider Personnel, whether as an initial assignment or a subsequent assignment, Provider shall (i) notify Idearc of the proposed assignment, (ii) introduce the individual to appropriate Idearc representatives, (iii) provide reasonable opportunity for Idearc representatives to interview the individual and (iv) consistent with applicable law, provide Idearc with a resume and such other information about the individual as may be reasonably requested by Idearc.  If Idearc lawfully and in good faith objects to the proposed assignment, Provider shall not assign the individual to that position and shall propose to Idearc the assignment of another individual of suitable ability and qualifications.

(ii)                                 Idearc may from time to time change the individuals or positions designated as Key Provider Personnel under the Agreement with Provider’s consent, which shall not be unreasonably withheld.

(iii)                             Provider shall allow Idearc the opportunity to conduct an annual review of the Provider Project Executive and each of the other Key Provider Personnel under such Transaction Document and an opportunity to provide meaningful information to Provider with respect to Idearc’s evaluation of the performance of the Provider Project Executive and the other Key Provider Personnel.  Provider (or the applicable subcontractor) shall appropriately take such evaluation into account in establishing bonus and other compensation for such individuals.

(b)                                 Key Provider Personnel/Minimum Retention Period.  Provider shall cause each of the initially designated Key Provider Personnel to devote substantially all of his or her business time and effort to the provision of the Services under the Agreement for a minimum period of 12 months from the date of initial assignment.  During such 12 month period, Provider shall not transfer, reassign or remove any of the Key Provider Personnel (except as a result of voluntary resignation, involuntary termination for Cause, illness, disability, or death), remove or eliminate any position held by Key Provider Personnel, or announce its intention to do any of the foregoing during such 12 month period without Idearc’s prior written consent.  Provider shall maintain active succession plans for each of the Key Provider Personnel.

(c)                                  Replacement of Key Provider Personnel.  After the 12-month period specified in paragraph (b) above, Provider shall not transfer, reassign or remove its Key Provider Personnel (except as a result of voluntary resignation, involuntary termination for Cause, illness, disability or death) unless Provider (i) gives Idearc at least 60 days prior written notice of such action, and (ii) identifies and obtains Idearc’s approval of a suitable replacement.  If Idearc raises a good faith concern that such action may have an adverse impact on Provider’s performance of its obligations under the Agreement, Provider shall meet with Idearc and, if necessary, take such commercially reasonable actions to address such concern to Idearc’s reasonable satisfaction.  Provider shall not (except as a result of voluntary resignation, involuntary termination for Cause, illness, disability or death) transfer, reassign or remove more than the greater of one or 10% of the Key Provider Personnel in any six-month period unless otherwise agreed by the Parties.  In the event of the voluntary resignation, involuntary termination for Cause, illness, disability or death of any Key Provider Personnel during or after the specified 12-month period, Provider shall (1) give Idearc as much notice as reasonably practicable of such development, and (2) identify and obtain Idearc’s approval of a suitable replacement as soon as is reasonably practicable in accordance with Section 9.5(a).

9.6.                             Policies and Procedures Manual.

(a)                                  Delivery and Contents.  An outline setting forth preliminary policies and procedures (including security and control requirements) to be followed by Provider in its performance of the Services under each Transaction Document, as such policies and procedures may be updated from time to time during the Term, is set forth in Schedule 9.6.  The policies and procedures outline will be finalized in accordance with the Transition Plan and will become the final documentation for policies and procedures under each Transaction Document (the “Policies and Procedures Manual”).  The outline shall include, at a minimum, the procedures under each Transaction Document for Idearc/Provider interaction and communication, including (A) work flow/demand management; (B) service level monitoring; (C) procedures for and limits on direct communication by Provider with Idearc personnel; (D) problem management and escalation procedures; (E) Quality Assurance procedures, internal controls and checkpoint reviews; and (F)

practices and procedures addressing such other issues and matters as Idearc shall reasonably require.

(b)                                 Revision and Maintenance.  The Policies and Procedures Manual shall be delivered and maintained by Provider and Idearc in an electronic format and shall be accessible electronically to both Parties in a manner consistent with Idearc’s security policies.  Provider and Idearc shall periodically modify and update the Policies and Procedures Manual to (i) reflect changes in the operations or procedures described therein, and (ii) to respond to comments provided by the Idearc Program Manager from time to time during the Term.

(c)                                  Compliance.  Provider shall perform the Services under each Transaction Document in accordance with Idearc’s then-current policies and procedures provided or otherwise made available to Provider until the Policies and Procedures Manual is finalized and agreed upon by the Parties.  Thereafter, Provider shall perform the Services under each Transaction Document in accordance with the Policies and Procedures Manual.  In the event of a conflict between the provisions of a Transaction Document and the Policies and Procedures Manual, the provisions of the Transaction Document shall govern and control.  In the event of a conflict between the Policies and Procedures Manual and Idearc’s then-current policies and procedures, Idearc’s then-current policies and procedures shall prevail so long as Provider has actual knowledge of such Idearc policies and procedures.

9.7.                             Service Level Reports.  Provider shall provide Idearc with reports agreed upon by both parties and access to associated supporting data, relating to the performance of the Services reasonably sufficient to permit Idearc to monitor and manage Provider’s performance (“Reports”).  In addition, from time to time, Idearc may make reasonable requests for additional Reports to be generated by Provider and delivered to Idearc on an ad hoc or periodic basis.  All Reports shall be provided to Idearc as part of the Services.

9.8.                             Quality Assurance and Provider Internal Controls.  Provider shall develop and implement Quality Assurance procedures, including implementing tools and/or methodologies, for monitoring whether the Services are performed in an accurate and timely manner, in accordance with the Service Levels.  Such procedures and controls will include verification, checkpoint reviews, testing, acceptance, and other procedures for Idearc to assure the accuracy, quality and timeliness of Provider’s performance.

9.9.                             Change Management.

(a)                                  Idearc Approval.  Without Idearc’s prior approval, Provider shall make no change that will or will be reasonably likely to:

(i)                                     increase Idearc’s total costs of receiving the Services (including Idearc’s retained costs);

(ii)                                 require changes to, or have an adverse impact on, Idearc’s business, facilities, operations, business processes, systems, software, utilities, tools or equipment (including those provided, managed, operated, supported and/or used on Idearc’s behalf by Idearc Third-Party Contractors);

(iii)                              have an adverse impact on the functionality, performance, accuracy, speed, quality or resource efficiency of the Services;

(iv)                             have an adverse impact on the cost, either actual or planned, to Idearc of terminating all or any part of the Services or exercising its right to in-source or use third parties;

(v)                                violate or be inconsistent with the Transition Plan or Idearc’s policies or standards set forth in the Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider.

(b)                                 Implementation.  Provider shall schedule and implement all changes in such a manner to minimize (i) any disruption or adverse impact to Idearc’s business or operations or (ii) any degradation to the Services then being received.  In addition, Idearc may direct Provider to prioritize any changes, with such priorities to be reflected in Provider’s scheduling, Idearc will cooperate with Provider in scheduling such changes.

(c)                                  Notification.  In connection with its change management activities, Provider shall promptly notify Idearc of (i) any complaints made to Provider or any Provider Personnel and shall identify the party making such complaint and the party against which such complaint was made and shall specify in reasonable detail the nature of and circumstances giving rise to such complaint and (ii) the occurrence of any event or the existence of any circumstance that would be reasonably likely to result in Provider’s inability to achieve any Service Level or otherwise satisfy its obligations hereunder.

9.10.                       Change Control Procedure.

(a)                                 Either Party may request in writing that Provider make changes, modifications or enhancements (each a “Service Change”) to the Services or to the Agreement (including corresponding changes to the Service descriptions, Charges and Service Levels), provided that such Service Change is within the scope of the Services and does not constitute a New Service.  Service Changes shall be requested by written notice delivered to the Idearc Program Manager or the Provider Project Executive, as applicable, in any case specifying in detail the proposed Service Change (a “Change Control Request”).  Any requested change that constitutes a New Service shall be subject to the operation of Section 4.6.

(b)                                Idearc and Provider shall cooperate with each other in good faith in discussing the scope and nature of each Change Control Request, the availability of Provider Personnel and resources to accommodate such Service Change and the timetable for implementation of such Service Change.  In addition, Idearc and Provider will cooperate to manage the volume of Change Control Requests and the level of effort required to perform Change Analyses.

(c)                                 As soon as reasonably practicable following receipt of a Change Control Request from Idearc or simultaneously with Provider’s delivery of a Change Control Request, Provider will prepare and deliver to the Idearc Program Manager a written analysis (a “Change Analysis”) describing any changes in products, services, assignment of personnel and other resources that Provider believes would be required.  In addition, such Change Analysis shall include, as appropriate or applicable, (i) an estimation of the net increase or net decrease, if any, in the Charges that would be required to the extent such Change Control Request requires materially different levels or types of effort, resources or expense from Provider, (ii) an estimate of the net effect (positive or negative) on the Productivity metrics set forth on Schedule 10.1, (iii) a description of how the Change Control Request would be implemented, (iv) a description of the effect, if any, such Change Control Request would be estimated to have on the Agreement, including on Service Levels and Termination Fees, (v) an estimation of all resources required to implement such Change Control Request, including a description of the delivery risks and associated risk mitigation plans, and (vi) such other information as may be relevant to the Change Control Request.  Each Change Control Request will be evaluated, and each Change Analysis will be prepared, taking into account any effort, resources or expense formerly required to provide Services that have been reduced or eliminated prior to or in connection with such Service Change, which have not otherwise been utilized by Provider to provide other Services or modified or enhanced Services (e.g., the introduction of new Software applications will be considered with the related retirement of Software applications).

(d)                                The Provider Project Executive and Idearc Program Manager will meet to determine whether they desire for Provider to proceed with the implementation of the proposed Service Change in accordance with the applicable Change Analysis, and if the Provider Project Executive and Idearc Program Manager desire to proceed with the implementation of the proposed Service Changes, they shall evidence such agreement in writing (a “Change Order”).  Neither Party shall have any obligation with respect to a Service Change unless and until a Change Order has been signed by both Parties.

(e)                                 Following implementation of any Service Change, all affected Exhibits and Schedules to the Agreement, shall be updated in accordance with the applicable Change Order.  Notwithstanding any provision of the Agreement to the contrary, a Service Change that does not constitute a New Service or does not, individually or in the aggregate (when considered on a net basis with related Service Changes), require materially different levels or types of effort, resources or expense from Provider shall not result in an increase in the Charges payable by Idearc hereunder, except as otherwise agreed by Idearc.

9.11.                       Compliance with Laws.

(a)                                 Allocation of Compliance Responsibility.  Each Party shall comply with all Laws applicable to its respective businesses and facilities (“General Laws”).  Without limiting the generality of the preceding sentence, in addition to General Laws, Provider shall comply with all Laws, including Data Privacy Laws as set forth in paragraph (b) below, applicable to it as a provider of publishing services or Publishing BPO Services (“Provider Laws”).  Without limiting the generality of the first sentence of this paragraph (a), in addition to General Laws, Idearc shall comply with all Laws, including Data Privacy Laws as set forth in paragraph (b) below, specifically applicable to Idearc’s receipt and use of the Services and its core businesses (the “Idearc Laws”).  Idearc shall be responsible, with Provider’s cooperation and assistance, for interpreting Idearc Laws or changes in Idearc Laws and for identifying the impact of such Idearc Laws or changes in Idearc Laws on Provider’s performance and Idearc’s or the receipt and use of the Services.  Provider shall be responsible, with Idearc’s cooperation and assistance, for interpreting Provider Laws or changes in Provider Laws and for identifying the impact of such Provider Laws or changes in Provider Laws on Provider’s performance and Idearc’s or the receipt and use of the Services.

(b)                                Data Privacy Laws.  Without limiting paragraph (a) above, with respect to any Idearc Personal Data in Provider’s custody or control, Provider shall comply with any obligations imposed on Provider under any applicable Data Privacy Laws to the extent that such Data Privacy Laws are applicable to Provider as a processor of data, and Idearc shall comply with any obligations imposed on Idearc under any applicable Data Privacy Laws to the extent that such Data Privacy Laws are applicable to Idearc as a controller of data.  In addition, and as part of the Services, Provider shall provide Idearc with such assistance as Idearc may reasonably request to fulfill its responsibilities under such Data Privacy Laws.  Provider also shall comply with the Idearc privacy policy set forth in the Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider.

(c)                                 Notices; Changes in Laws.  Provider shall promptly notify Idearc of any changes in Provider Laws applicable to Provider’s provision of the Services or Idearc’s receipt and use of the Services.  In addition, Provider shall use Commercially Reasonable Efforts to promptly notify Idearc of any other Laws and changes in Laws of which Key Provider Personnel become aware that are otherwise applicable to Provider’s provision of the Services or Idearc’s or the receipt and use of the Services but without assuming an affirmative obligation of inquiry.  In the event of any change in Laws that requires a change, modification or enhancement of the Services, the Parties, subject to Section 9.10, shall implement any necessary modifications to the Services prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change. Provider shall implement such modifications to the Services (i) to the extent resulting from any change in Provider Laws, at Provider’s expense, and (ii) to the extent resulting from any change in Idearc Laws as a New Service or

Change Order.  In no event shall either Party be obligated to interpret or offer legal advice regarding Laws applicable to the other Party.  With respect to Idearc Laws, Idearc shall retain the right, in its sole discretion, to interpret and determine the impact of such Idearc Laws on the Services to be provided by Provider.

(d)                                Noncompliance.  Each Party shall promptly notify the other Party if it becomes aware, or receives an allegation, that it is not in compliance with any Laws that relate to Provider’s provision, or Idearc’s or the receipt and use, of the Services, specifying in reasonable detail the nature of the noncompliance or alleged noncompliance and identifying the applicable Law.

(e)                                 Responsibility.  Provider shall obtain and maintain all licenses, approvals, permits and authorizations required by, and applicable to, Provider under applicable Law to perform the Services, including responsibility for all associated fees and taxes.  Provider shall be responsible for any fines or penalties imposed on Provider, Idearc or members of the Idearc Group resulting from any failure of Provider or its subcontractors or third party product or service providers to comply with Laws for which it has responsibility pursuant to the Agreement, respond in a timely manner to changes in such Laws or to comply with the terms and conditions of the Agreement to the extent such noncompliance causes Idearc to fail to comply with Laws applicable to Idearc.  Idearc shall be financially responsible for (i) obtaining any license, approval or permit in connection with the use or receipt of Services and (ii) any fines or penalties imposed on Idearc, Idearc Group members or other permitted recipients of the Services resulting from any failure of Idearc to comply with Laws for which it has responsibility pursuant to the Agreement or to respond in a timely manner to changes in such Laws.  In addition, Idearc shall be responsible for any fines or penalties imposed by a governmental or regulatory body that are imposed on Provider if such fines or penalties would not have been imposed on Provider but for Provider’s compliance with the specific written instructions provided by Idearc with respect to Idearc Laws.

(f)                                   Assistance to Idearc.  Upon Idearc’s reasonable request from time to time, and in accordance with Section 9.7, Provider shall provide Idearc with data and reports regarding the Services or Idearc Data that is in Provider’s possession to the extent necessary for Idearc to comply with all Laws applicable to Idearc.  Subject to Section 9.10, Provider shall assist Idearc in its efforts to comply with applicable Laws (including any changes to Laws) that are not related to the Services.

9.12.                       Subcontractors.

(a)                                 Use of Subcontractors.  Provider shall not subcontract its obligations under the Agreement without the prior written consent of Idearc; provided, however, that Idearc’s consent shall not be required with respect to (i) the approved subcontractors identified in each Transaction Document, or (ii) any subcontracting arrangement with an annual contract value that is less than $100,000, or (iii) any subcontracting arrangement for ancillary services that are in support of Provider’s provision of the Services (e.g., janitorial services or catering services).  With respect to any subcontracting arrangement requiring Idearc’s consent, Provider shall give Idearc reasonable prior notice of the subcontract, specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed subcontractor, and the reasons for subcontracting the work in question.

(b)                                Requested Removal/Replacement of Subcontractor.  If (i) Idearc lawfully and in good faith determines that the continued provision of Services by a Provider subcontractor that is an individual is not in the best interests of Idearc, or (ii) Idearc determines in good faith that the performance of a Provider subcontractor that is an Entity is deficient, then Idearc shall give Provider notice to that effect requesting that such Provider subcontractor be replaced, and Provider shall, as soon as practicable, remove and replace such subcontractor; provided, however, with respect to subcontractors and subcontractor employees that are Affiliates of Provider, any such Idearc requests shall be handled in accordance with Section 8.4.  In all cases, Provider shall continue to perform its obligations under the Agreement, notwithstanding the removal of the subcontractor.  If Idearc lawfully and in good faith determines that the continued provision of Services by a Provider subcontractor’s employee is not in the best interests of Idearc, then Idearc shall give Provider notice to that effect requesting that such Provider subcontractor’s employee be replaced for the purposes of providing such Services.  As soon as practicable, Provider shall require Provider subcontractor to replace such Provider subcontractor’s employee with an individual of suitable ability and qualifications at no additional cost to Idearc.  In addition, Idearc reserves the right, in its sole discretion, to disapprove of any Provider Personnel designated to work at a Idearc Services Location for any reason and to require that any such person be replaced.  Nothing in this provision shall operate or be construed to limit Provider’s responsibility for the acts or omission of Provider Personnel.

(c)                                 Subcontractor Wind-Down Costs.  Unless otherwise expressly agreed by Idearc in the Agreement, Idearc shall have no responsibility for any charges, fees or other expenses, including termination or cancellation fees, that Provider may be obligated to pay to a subcontractor as a result of (i) the expiration of the Agreement, (ii) the termination of the Agreement with respect to all or any part of the Services, (iii) the removal of such subcontractor at Idearc’s request pursuant to this Section 9.12 or (iv) the reduction of the Services then performed by such subcontractor as permitted under the Agreement.

(d)                                Provider Responsibility.  Unless otherwise approved by Idearc, the terms of any subcontract, to the extent applicable to the particular subcontracting arrangement, must be consistent with the Agreement, including with respect to (i) confidentiality and intellectual property obligations; (ii) Idearc’s approval rights (which shall apply directly to the subcontractor); and (iii) compliance with reasonable Idearc policies and directions.  Provider shall be Idearc’s sole point of contact regarding the Services, including with respect to payment.  Provider shall be responsible and liable for any Provider subcontractor or subcontractor personnel performance under the Agreement to the same extent as if such obligations were performed by Provider or Provider employees.

9.13.                       Cooperation with Third-Party Contractors.

(a)                                 Provider Cooperation.  As part of the Services, Provider shall cooperate with and work in good faith with Idearc or Idearc Third-Party Contractors as reasonably requested by Idearc.  Such cooperation may include (i) providing, in a timely manner, reasonable access to any Service Locations to the extent necessary for Idearc Third-Party Contractors to perform the work assigned to them; (ii) providing, in a timely manner, reasonable electronic and physical access to the business processes and associated Equipment, Software and/or Systems to the extent necessary and appropriate for Idearc Third-Party Contractors to perform the work assigned to them; (iii) providing, in a timely manner, written requirements, standards, policies or other documentation for the business processes and associated Equipment, Software or Systems procured, operated, supported or used by Provider in connection with the Services; or (iv) using Commercially Reasonable Efforts (in cooperation with Idearc) to minimize any degradation in the Services caused by the adjustments made by Provider in transferring Services to a third party or Idearc; provided, however, that provision to any third party of any access or information constituting Provider Confidential Information or Provider Materials shall first require that such third party agree in writing to confidentiality provisions reasonably required by Provider.  So long as such cooperation can be provided using resources otherwise assigned to the provision of Services without adversely impacting the performance of Services, such cooperation will be provided at no additional charge as part of the Services.  If such cooperation cannot be provided using then-assigned resources without adversely impacting the performance of other Services, then such cooperation will be provided through the operation of Section 9.10.  In addition, if any confidential information of a third party is to be provided to Provider, Provider shall agree in writing to comply with such third party’s customary and reasonable confidentiality and security procedures.  Idearc shall use Commercially Reasonable Efforts to require (contractually or otherwise) Idearc Third-Party Contractors to comply with (1) Provider’s customary and reasonable security and confidentiality requirements and routine security procedures, and, (2) to the extent performing work on Software, Equipment or Systems for which Provider has operational responsibility, Provider’s customary and reasonable standards, methodologies, and procedures.

(b)                                Notice by Provider.  Provider shall promptly notify the Idearc Program Manager when it becomes aware that an act or omission of an Idearc Third-Party Contractor is reasonably expected to cause, or has caused, an adverse impact or delay in providing the Services, and shall use Commercially Reasonable Efforts to work with Idearc and Idearc Third-Party Contractors to prevent or circumvent such problem or delay.  Provider shall cooperate with Idearc and Idearc Third-Party Contractors to resolve differences and conflicts arising between the Services and other activities undertaken by Idearc and Idearc Third-Party Contractors.

Any notification provided by Provider in accordance with this paragraph (b) shall not excuse Provider from the performance of any of its obligations under the Agreement.

9.14.                       Requirement of Writing.  To the extent Provider or Idearc is required under the Agreement to obtain the other Party’s approval, consent or agreement, such approval, consent or agreement shall be in writing and shall be signed by the Provider Project Executive (or his or her designee) and the Idearc Program Manager (or his or her designee).  Notwithstanding the preceding sentence, the Idearc Program Manager and/or the Provider Project Executive may agree in advance in writing that as to certain specific matters for which oral approval, consent or agreement will be sufficient.

ARTICLE X

CHARGES

10.1.                       General.

(a)                                 Payment of Charges.  In consideration of Provider’s performance of the Services, Idearc agrees to pay Provider the applicable Charges calculated in accordance with Schedule 10.1.

(b)                                No Additional Charges.  Idearc shall not pay any Charges for the Services in addition to those expressly set forth in the Agreement.  Any costs incurred by Provider prior to the Tower Commencement Date will be included in the Charges set forth in Schedule 10.1 and will not be separately paid or reimbursed by Idearc.

(c)                                 No Charge for Reperformance.  At no additional expense to Idearc, Provider shall reperform (including any required backup or restoration of data) any Services that result in incorrect outputs due to an error or breach by Provider, and the resources required for such performance will not be counted in calculating the Charges payable or resources utilized by Idearc hereunder.

(d)                                Incidental Expenses.  Provider acknowledges that, except as expressly provided otherwise in the Agreement, expenses that Provider incurs in providing the Services (including management, training, travel and lodging, document reproduction and shipping, desktop Equipment and other office Equipment required by Provider Personnel, and long-distance telephone) are included in the Charges.  Accordingly, such Provider expenses are not separately reimbursable by Idearc unless Idearc has agreed in advance to reimburse Provider for the expense.  Furthermore, in addition to any other financial responsibilities of Provider contemplated by the Agreement, Provider shall pay all costs and expenses with respect to which Financial Responsibility has not been expressly assigned to Idearc, and which are not reasonably related to Idearc’s express obligations under the Agreement.  With regard to those expenses for which Idearc has expressly assumed Financial Responsibility, Provider agrees that reimbursement for such expenses will be subject to, and in accordance with, Idearc’s Expense Reimbursement Policy attached hereto as Exhibit B.

10.2.                       Invoicing.

(a)                                 Invoice.  On or before the 21st day of each month, Provider shall present Idearc with an invoice for the Charges for the prior month’s Services.

(b)                                Format and Data.  Provider shall provide each invoice electronically (if requested by Idearc) and in the form approved by Idearc prior to the initial Tower Commencement Date.  Provider shall include in each invoice the pricing calculations and related data utilized to calculate the Charges and sufficient information to validate the service volumes and associated Charges.  Each invoice also shall meet (i) all applicable accounting and other legal and regulatory requirements (ii) any other reasonable business requirements and objectives of Idearc.  All reporting and invoicing for Services will be compatible with and integrate with Idearc’s systems.

(c)                                 Credits.  To the extent a credit may be due to Idearc pursuant to the Agreement, Provider shall provide Idearc with an appropriate credit against amounts then due and owing on the invoice for the month immediately following the month in which the credit accrued.  If no further payments are due to Provider, Provider shall pay such amounts to Idearc within 30 days.

(d)                                Service Taxes.  Each invoice shall include a breakout of Charges that are subject to Service Taxes and those that are not subject to Service Taxes.  In addition, each invoice will include a line-item describing all applicable Service Taxes owed by Idearc for the applicable month.

(e)                                 Time Limitation.  If Provider fails to invoice Idearc for any amount within 120 days after the month in which the Services in question are rendered or the expense incurred, Provider shall be deemed to have waived any right it may otherwise have to invoice for and collect such amount.

10.3.                       Payment Due.

(a)                                 Subject to the other provisions of this Article X and for each invoice delivered to Idearc in accordance with Section 10.2, each invoice shall be due and payable 30 days after receipt by Idearc of such invoice, in each case unless the amount in question is disputed in accordance with Section 10.11.  Payment will be made by Idearc to Provider in United States dollars.  All amounts to be paid by Idearc under the Agreement will be paid by wire transfer of immediately available funds to the account or accounts designated by Provider from time to time or by such other method as is mutually determined by the Parties.  Provider reserves the right to apply interest at 1% per month on any undisputed amounts not paid when due.

(b)                                If Idearc remits full payment of undisputed amounts in respect of any invoice no later than [Redacted] following receipt of such invoice, the total amount due and payable shall be credited with a [Redacted]% early payment discount.

[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO 17 C.F.R. §240.24b-2 AND 17 C.F.R. §200.80**]

10.4.                        Chargeback.  Provider’s invoices will provide the chargeback information required by Schedule 10.1.

10.5.                        Proration.  Periodic charges under the Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

10.6.                        Refundable Items; Credits.

(a)                                  Prepaid Amounts.  If Idearc has prepaid for a service or function for which Provider is assuming Financial Responsibility under the Agreement, Provider shall refund to Idearc, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods on and after the Tower Commencement Date.  If approved by Idearc in advance, Idearc shall reimburse Provider for that portion of any amount prepaid by Provider that is attributable to the period on and after the later of the end of the Term or the completion of Termination Assistance Services.

(b)                                 Refunds and Credits.  If Provider receives a refund, credit, discount or other rebate for goods or services paid for by Idearc on a Pass-Through Expense, retained expense, cost-plus or cost-reimbursement basis, then Provider shall (i) notify Idearc of such refund, credit, discount or rebate and (ii) promptly credit the full amount of such refund, credit, discount or rebate to Idearc on the next monthly invoice.

(c)                                  Unused Credits.  Any unused credits against future amounts owed to either Party by the other pursuant to the Agreement will be paid to the applicable Party within 30 days after the expiration or termination of the Agreement.

10.7.                        Pass-Through Expenses.  Unless otherwise agreed by the Parties, Idearc shall pay all Pass-Through Expenses directly to the applicable vendors following review, validation and approval of such Pass-Through Expenses by Provider and proper authorization by Idearc.  Provider shall not charge any margin or handling or administrative charge or any other markup of any kind in connection with its processing or review of such Pass-Through Expenses.  All pre-approved Pass-Through Expenses as of the applicable Tower Commencement Date, if any, will be detailed in the corresponding Transaction Document.  No Pass-Through Expenses may be added without Idearc’s prior consent.  Before submitting an invoice to Idearc for any Pass-Through Expense, Provider shall review and validate the invoiced charges, identify any errors or omissions and communicate with the applicable vendor to correct any errors or omissions and resolve any questions or issues and obtain any applicable credits for Idearc.  Provider shall deliver to Idearc the original vendor invoice, together with any documentation supporting such invoice and a statement that Provider has reviewed and validated the invoiced charges, at least 30 days prior to the date on which payment is due.  In addition, if the vendor offers a discount for payment prior to a specified date, Provider shall deliver such invoice and associated documentation to Idearc at least three days prior to such date.  To the extent Provider fails to comply with its obligations hereunder, Provider shall be financially responsible for any discounts lost or any late fees or interest charges incurred by Idearc.  In addition, Provider shall be financially responsible for any Pass-Through Expense that is not processed and forwarded to Idearc for payment by the end of the third month after the month in which Provider received a correct and accurate third party invoice for such Pass-Through Expense.

10.8.                        Extraordinary Events.

(a)                                  An “Extraordinary Event” shall mean any one or combination of the following events or circumstances (or series of such events or circumstances) with respect to Idearc’s business that results or shall result in a sustained and material change in the scale or volume of the Services that Idearc shall require from Provider: (i) mergers, acquisitions, divestitures or reorganizations involving Idearc; or (ii) changes in the number or type of business segments in which Idearc operates.

(b)                                 If Idearc notifies Provider of the occurrence of an Extraordinary Event, then the Parties initially shall consider in good faith whether the particular events or circumstances are an Extraordinary Event.  However, if the Parties agree that the particular events or circumstances are an Extraordinary Event, then the Parties shall initially attempt to agree on a reasonable basis upon (i) the Targeted Resource Reductions, Targeted Cost Reductions, Targeted Resource Additions and Targeted Cost Increases, and (ii) the appropriate adjustment to the Charges and the timing thereof.  If within sixty (60) days after the date of Idearc’s notice of an Extraordinary Event the Parties have not agreed upon any of the foregoing, then at the initiative of Idearc the issue shall be treated as a dispute under Article XIX.  Only Idearc may declare an Extraordinary Event..

(c)                                  Upon the Parties’ agreement on (i) the Targeted Resource Reductions, Targeted Cost Reductions, Targeted Resource Additions and Targeted Cost Increases, and (ii) the appropriate adjustment to the Charges and the timing thereof, the Charges shall be adjusted in accordance with this subsection.  Provider’s adjustment in resources used to provide the Services shall be in accordance with a plan prepared by Provider and approved by Idearc or, in the absence of such plan, as reasonably requested by Idearc.  Provider shall proceed to eliminate the Targeted Resource Reductions as quickly as feasible and Provider shall proceed to deploy the Targeted Resource Additions as quickly as feasible, in each case given Idearc’s requirements.  As the Targeted Resource Reductions are eliminated, the Charges shall be reduced by the full amount of the Targeted Cost Reductions applicable to Targeted Resource Reductions.  As the Targeted Resource Additions are placed into service, the Charges shall be increased by the full amount of the Targeted Cost Increases applicable to such Targeted Resource Additions.

(d)                                 As used in the Agreement, in connection with an Extraordinary Event:

(i)                                    “Targeted Cost Increases” shall mean the costs and expenses (including appropriate indirect and overhead expenses) and a reasonable profit that would be incurred as and when the Targeted Resource Additions are placed in service.

(ii)                                “Targeted Cost Reductions” shall mean the costs and expenses (including appropriate indirect and overhead expenses) and related profit that can be eliminated or reduced as and when the Targeted Resource Reductions are eliminated.

(iii)                             “Targeted Resource Additions” shall mean those new or modified resources newly required by Provider to provide the Services.

(iv)                             “Targeted Resource Reductions” shall mean those resources no longer required by Provider to provide the Services.

10.9.                        Efforts to Reduce Costs and Charges. At least annually, Provider shall identify, and notify Idearc of, methods that Idearc can employ to use the Services more efficiently and thus minimize the fees paid by Idearc under the Agreement.  Additionally, from time to time, Idearc may request that the Parties work together to identify ways to achieve reductions in the cost of service delivery and corresponding reductions in the Charges to be paid by Idearc by modifying or reducing the nature or scope of the Services to be performed by Provider, the applicable Service Levels or other contract requirements.  If requested by Idearc, Provider shall promptly prepare a proposal identifying reasonably available means of achieving the desired reductions without adversely impacting business objectives or requirements identified by Idearc.  Provider shall negotiate in good faith with Idearc regarding any requested reduction in Charges and, without disclosing Provider’s actual cost of providing the Services, shall identify for Idearc if and to what extent the cost of service delivery may be reduced by implementing various changes in the contract requirements.  Idearc shall not be obligated to accept or implement any proposal.  To the extent any of Provider’s or Idearc’s proposals are projected to increase Productivity, such proposals shall be handled in accordance with Section 5.6.

10.10.                  Set Off.  With respect to any amount to be paid or reimbursed by Idearc under the Agreement, Idearc may set off against such amount any undisputed amount that Provider is obligated to pay Idearc under the Agreement.

10.11.                  Disputed Charges. Idearc may withhold payment of particular Charges that Idearc disputes in good faith and only until such dispute has been resolved, subject to the following:

(a)                                  Notice of Dispute.  If Provider’s invoice includes sufficient detail and supporting documentation to enable Idearc to reasonably determine whether Provider’s Charges comply with the Agreement, Idearc shall notify Provider on or before the payment due date of such invoice if it disputes any of the Charges in such invoice.

(b)                                 Notice of Insufficient Detail, Documentation and Dispute.  If Provider’s invoice does not include sufficient detail and supporting documentation to enable Idearc to reasonably determine whether Provider’s Charges comply with the Agreement, Idearc shall so notify Provider as promptly as practicable after Idearc’s determination that such insufficiency exists.  Upon receipt of such notice, Provider shall promptly provide such reasonable detail and supporting documentation to Idearc, and Idearc shall notify Provider promptly upon receipt thereof by the Idearc Program Manager whether it disputes any of the Charges in Provider’s invoice.

(c)                                  Description and Explanation.  If Idearc disputes any Charges, Idearc’s notice to Provider shall include a description of the particular charges in dispute and an explanation of the reason why Idearc disputes such charges.

(d)                                 No Waiver.  Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Idearc may otherwise have to dispute any Charge or amount or recover any amount previously paid.

(e)                                  Expedited Dispute Resolution.  If Idearc withholds payment of any Charges pursuant to this Section 10.11, either Party may, upon notice to the other Party, immediately refer such dispute to the senior corporate executives specified in Article XIX, for attempted resolution of such dispute in accordance with the procedures in Article XIX.

(f)                                    Payment.  Disputed Charges will be paid, if applicable, net 30 days after resolution of the dispute.

10.12.                  Taxes.  The Parties’ respective responsibilities for taxes arising under or in connection with the Agreement shall be as follows:

(a)                                  Income Taxes.  Each Party shall be responsible for its own Income Taxes.

(b)                                 Sales, Use and Property Taxes.  Each Party shall be responsible for any sales, lease, use, personal property or other such taxes on any Equipment, Software or other property with respect to which it has Financial Responsibility under the Financial Responsibility Matrix.

(c)                                  Taxes on Goods or Services Used by Provider.  Provider shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption, and other taxes and duties payable by Provider on any goods or services used or consumed by Provider in providing the Services.

(d)                                 Service Taxes.

(i)                                     Idearc shall be financially responsible for all Service Taxes; provided that these taxes are properly billed to Idearc by Provider.  To the extent these taxes are not properly billed to Idearc or are not remitted to the jurisdictions, Provider is financially responsible for such taxes.

(ii)                                  After the Effective Date and unless otherwise mutually agreed by the Parties in a Change Order or otherwise, if either Party moves all or part of its operations to a different jurisdiction, the Party initiating such move will be responsible for the excess of (x) any Service Taxes required to be remitted in connection with an invoice referred to in Section 10.2(a) over (y) the Service Taxes that would have been required to be remitted in connection with such invoice had such operations not been moved.

(e)                                  Withholding.  Any withholding tax or other tax of any kind that Idearc is required by applicable Law to withhold and pay on behalf of Provider with respect to amounts payable to Provider under the Agreement shall be deducted from such amount prior to remittance to Provider.  Idearc will provide to Provider reasonable assistance, which shall include the provision of documentation or certification as required by revenue authorities, to enable Provider to claim exemption from or obtain a repayment of such withheld taxes and will, upon request, provide Provider with a copy of the withholding tax certificate.

(f)                                    Efforts to Minimize Taxes.  The Parties shall cooperate fully with each other to enable each to more accurately determine its own tax liability with respect to the Services and the other transactions contemplated by the Agreement and to minimize such liability to the extent legally permissible.  Provider’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein.  Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by either Party.  At Idearc’s request, Provider shall provide Idearc with written evidence of Provider’s filing of all required tax forms and returns and its remittance of all applicable Service Taxes.

(g)                                 Tax Audits or Proceedings.  Each Party shall promptly notify the other of, and coordinate with the other the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is responsible hereunder.  With respect to any claim arising out of a form or return signed by a Party to the Agreement, such Party shall have the right to elect to control the response to and settlement of the claim, provided that such Party shall give the other Party (i) a reasonable opportunity to participate (at its own cost and expense) in any administrative contest or proceeding relating thereto and (ii) a reasonable opportunity to review (at its own cost and expense) prior to submission the terms of any material communication such Party undertakes as part of such response and settlement.  The Party controlling the response to and settlement of the claim (i) shall keep the other Party reasonably apprised as to the status thereof, and (ii) shall obtain the prior written consent of the other Party before entering into any settlement of such claim asserting any liability against the other Party, imposing any obligations or restrictions on the other Party, or otherwise adversely impacting the other Party.  If either Party requests the other to challenge the imposition of any tax, the requesting Party shall reimburse the other for all fines, penalties, interest, additions to taxes or similar liabilities imposed in connection therewith, plus the reasonable legal fees and expenses incurred in connection with participating in such challenge.  A Party shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by it.

(h)                                 Tax Filings.  Each Party shall file its appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions.  Provider shall remit Service Taxes in all applicable jurisdictions.

(i)                                     Access Fees; Surcharges.  To the extent that any allocation among Provider customers of any local access fee, or surcharge, or other similar tax, fee or surcharge applicable to the telecommunications portion of the Services is within Provider’s discretion, Provider shall act fairly and equitably in allocating such taxes, fees and surcharges to Idearc and shall not treat Idearc less favorably than any similarly situated Provider customer.  If any such tax, fee or surcharge is subsequently reduced or vacated by the appropriate regulatory authority or a court of competent jurisdiction, Provider shall seek a refund on Idearc’s behalf.

10.13.                  Benchmarking.

(a)                                  General.  Beginning on the second anniversary of the Tower Commencement Date of each Transaction Document and thereafter no more than once per year, Idearc may, at its option, engage an independent third party selected pursuant to paragraph (b) below (a “Benchmarker”) to compare the Charges for the Services under such Transaction Document against the prices charged by the Peer Group for the same or similar Services (“Benchmarking”).

(b)                                 Selection of Benchmarker.  To initiate any Benchmarking, Idearc shall give written notice to Provider specifying the Services to be subjected to Benchmarking.  Idearc may select and engage, in its sole discretion, (1) any Entity listed on Schedule 10.13(b) (or their successors or Affiliates) or (2) any other Entity that (i) is an independent and industry-recognized third party with benchmarking expertise, (ii) is not considered a principal competitor to Provider in the provision of publishing outsourcing services or business process outsourcing services, in each case similar to the Services, (iii) is not affiliated or associated with either Party in such a manner as to reasonably create a material conflict of interest; and (iv) agrees to reasonable confidentiality and security arrangements applicable to such Benchmarking.  Upon selection of a Benchmarker, Idearc shall provide Provider prompt notice thereof.  Subject to Section 10.13(e), Idearc will be financially responsible for the payment of the fees and expenses of the Benchmarker.

(c)                                  Instructions; Assistance.  Idearc and Provider shall jointly give all instructions to the Benchmarker and shall instruct the Benchmarker to prepare and present to them a Benchmarking plan.  Each of the Parties shall cooperate to facilitate the Benchmarking, including by providing such assistance and information as is reasonably necessary to conduct the Benchmarking.  Without limiting the generality of the foregoing, Provider shall cooperate with Idearc and the Benchmarker during the Benchmarking and shall provide the Benchmarker (i) reasonable access to relevant premises, equipment, personnel, documents and information, and (ii) any assistance reasonably requested by the Benchmarker to conduct the Benchmarking; provided, however, that Provider shall not be required to provide any information with respect to Provider’s margins or costs, except to the extent such margins or costs are the basis upon which Idearc is charged (e.g., cost-plus pricing).

(d)                                 Benchmarker’s Process.  In making such comparison, the Benchmarker shall conduct a “like-for-like” comparison by comparing the type of service provided, service levels, volume of service, locations where services are provided, term and such other information as the Benchmarker determines is relevant.  In connection therewith, the Benchmarker shall consider normalization factors such as the following and adjust the prices as and to the extent appropriate in the Benchmarker’s sole discretion:  (i) whether vendor transition charges are paid by the customer as incurred or amortized over the term of the agreement; (ii) the extent to which vendor pricing includes the purchase of the customer’s existing assets; (iii) the extent to which vendor pricing includes the cost of acquiring future assets; (iv) the extent to which the Agreement requires Provider to provide and comply with unique Idearc requirements; (v) whether Service Taxes are included in such pricing or stated separately in vendor invoices; (vi) the currency of the pricing data, and (vii) differences in volume of services (scale), scope of services, service levels, financing or payment streams, geographic distribution (including the use of offshore facilities and labor, complexity of supported environment, technologies employed, terms and conditions and other pertinent factors).  Where the direct and precise application of any limitations, conditions or other constraints relating to the mix, volume, timing or type of services under any comparable agreement or any other factor described in this paragraph (d) would yield an anomalous or inequitable result with respect to either Party, the Benchmarker shall coordinate with Idearc and Provider to obtain the information necessary to make reasonable adjustments to appropriately reflect the related differences and similarities.

(e)                                  Result of Benchmarking.  The Benchmarker shall provide both Parties with a copy of the Benchmarker’s report setting forth its findings and conclusions.  If the Benchmarker determines that the Charges paid by Idearc for the Services under the applicable Transaction Document that are the subject of the Benchmarking exceed the median of the prices charged by the Peer Group for work of a similar nature, type and volume (“Benchmark Standard”) by more than 5%, the Parties shall adjust the Charges to equal 105% of the median price(s); provided that, if the Charges are determined to be higher than 10% above the median, the Charges shall be adjusted to equal the median price(s).  In addition, Provider shall reimburse Idearc for its out-of-pocket costs and expenses incurred in connection with the Benchmarking.  Such adjusted Charges will be effective retroactively, if necessary, to the first date of the calendar month in which the Benchmarker’s report is first delivered to the Parties.  At Provider’s request, Idearc shall grant Provider up to 90 days after the date of the Benchmarker’s report to prepare and implement an agreed plan to bring the Charges into line with the Benchmarker’s report.  If Provider fails to make the adjustments as required by this Section 10.13, Idearc may, at its option, terminate the Agreement with respect to all or any part of the Services, without payment of any Termination Fees.  If the Agreement is so terminated with respect to part of the Services, Provider’s Charges shall be equitably adjusted to reflect the Services no longer performed by Provider.

(f)                                    Provider Review and Dispute.  Provider shall have 30 days from its receipt of the Benchmarker’s report to review such report and contest the Benchmarker’s findings.  If Provider concludes in good faith that the Benchmarker’s report contains manifest errors of fact, Provider shall notify Idearc by (i) identifying, in reasonable detail, the errors; (ii) providing any report, data or other evidence that demonstrates and supports Provider’s conclusion; and (iii) proposing specific proposed amendments to the Benchmarker’s report (and/or the Benchmarking results) necessary to correct the errors.  Idearc shall review any such notice given by Provider and take appropriate action.  If the Parties do not agree on the appropriate course of action relating to error correction or if the Parties are unable to agree upon the validity of such findings, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article XIX.

(g)                                 Benchmarker’s Decisions Final.  The Benchmarker shall act as an expert and not as an arbitrator, and, notwithstanding anything in the Agreement to the contrary (except as provided in paragraph (f) above), the decision of the Benchmarker on the matters contemplated by this Section 10.13, shall be final and binding upon the Parties.

ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1.                        Idearc Representations and Warranties.  Idearc hereby represents and warrants to Provider as follows:

(a)                                  Organization; Power.  Idearc is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Idearc has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

(b)                                 Authority; Enforceability.  The execution, delivery and performance of the Agreement have been duly authorized by all requisite corporate action on the part of Idearc.  The Agreement constitutes the legal, valid and binding agreement of Idearc, enforceable against Idearc in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  Approvals.  Idearc has obtained all authorizations, approvals, consents or permits required to perform its obligations under the Agreement under all applicable laws and regulations, except to the extent the failure to obtain any such authorizations, approvals, consents or permits would not, in the aggregate, adversely affect in any material respect Idearc’s ability to perform its obligations under the Agreement.

(d)                                 No Litigation.  There is no action, claim, suit, litigation, proceeding, arbitration or investigation pending, or to the knowledge of Idearc, threatened, that would materially affect Idearc’s ability to execute, deliver or perform its obligations under the Agreement.

(e)                                  No Violation.  The execution, delivery and performance of the Agreement by Idearc does not violate any judgment, order, or decree by which Idearc is bound, and does not result in a breach of, or conflict with, or constitute a default under, any material agreement or contract to which Idearc is a party.

11.2.                        Provider Representations and Warranties.  Each of TCS America and TCSL jointly and severally hereby represent and warrant to Idearc as follows:

(a)                                  Organization; Power.  TCS America and TCSL, each, is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (i.e. the State of New York and Republic of India, respectively).  Each of TCS America and TCSL has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

(b)                                 Authority; Enforceability.  The execution, delivery and performance of the Agreement have been duly authorized by all requisite corporate action on the part of each of TCS America and TCSL.  The Agreement constitutes the legal, valid and binding agreement of each of TCS America and TCSL, enforceable against each of TCS America and TCSL jointly and severally in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  Approvals.  Each of TCS America and TCSL has obtained all authorizations, approvals, consents or permits required to perform its obligations under the Agreement under all applicable laws and regulations, except to the extent the failure to obtain any such authorizations, approvals, consents or permits would not, in the aggregate, adversely affect in any material respect the ability of each of TCS America and TCSL to perform its obligations under the Agreement.

(d)                                 Inducements.  Neither TCS America nor TCSL has given commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than reasonably nominal value to any employee or agent of Idearc in connection with the Agreement.

(e)                                  No Litigation.  There is no action, claim, suit, litigation, proceeding, arbitration or investigation pending, or to the knowledge of each of TCS America and TCSL, threatened, that would materially affect such entity’s ability to execute, deliver or perform its obligations under the Agreement.

(f)                                    No Violation.  The execution, delivery and performance of the Agreement by each of TCS America and TCSL does not violate any judgment, order, or decree by which either TCS America or TCSL is bound, and does not result in a breach of, or conflict with, or constitute a default under, any material agreement or contract to which either TCS America or TCSL is a party.

11.3.                        Additional Provider Warranties.

(a)                                  Work Standards.  Provider warrants that (i) the Services shall be provided with promptness, due care, skill and diligence and in a professional and workmanlike manner consistent with the practices generally followed by the Peer Group; (ii) Provider shall use adequate numbers of qualified individuals with suitable training, education, experience, know-how, competence and skill to perform the Services; and (iii) Provider has, or will have at the relevant time, the resources, capacity, expertise and ability in terms of Equipment, Software, know-how and personnel to provide the Services.

(b)                                 Maintenance.  Provider shall maintain Equipment and Software to the extent that Provider has maintenance responsibility for such assets such that they operate in accordance with their specifications, including (i) maintaining Equipment in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (iii) performing Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations.

(c)                                  Efficiency and Cost Effectiveness.  Provider shall provide the Services in a cost-efficient manner consistent with the level of quality and performance required under the Agreement.

(d)                                 Correction of Errors.  Provider shall promptly correct any errors or inaccuracies (collectively or individually, an “Error”) in or with respect to any report, the information or data contained in such report, or other contract deliverables, in each case delivered by Provider pursuant to its performance of the Services.  If the Error did not result from erroneous information received from Idearc, such Errors shall be corrected at no charge to Idearc.

(e)                                  Software Warranties.

(i)                                     Provider warrants that any Provider Materials that are Software shall perform in conformance with its Specifications and will provide the functions and features and operate in the manner described therein.  If Provider Materials that are Software do not conform to such Specifications, Provider shall promptly repair or replace such Software with conforming Software.

(ii)                                  Provider warrants that it is the owner of, or is authorized to use for the purpose of providing the Services, all Provider Materials and Provider Third-Party Materials used in connection with the Services.

(f)                                    Non-Infringement.  Provider shall provide the Services in a manner that does not infringe or misappropriate any patent, copyright, trademark, trade secret or other intellectual property rights of any third party; provided, however, that such warranty will not apply to the extent the infringement claim arises from Provider’s access or use of any Idearc Materials or subsequent modification or misuse of the Services after their delivery by the Provider.

11.4.                        Malicious Code; Disabling Code; Spam.

(a)                                  Provider shall use standards and technologies generally followed by the Peer Group for services similar to the Services to prevent the introduction and proliferation of Malicious Code into Idearc’s environment or Systems as a result of Services provided by Provider.  If Malicious Code is found to have been introduced by Provider into the Equipment, Software or Systems used by Provider to provide the Services, at no additional charge to Idearc, Provider shall use Commercially Reasonable Efforts to eliminate the Malicious Code and minimize, to the extent practicable, the effects of such Malicious Code and, if the Malicious Code causes a loss of operational efficiency or loss of data, to assist Idearc to the same extent to mitigate such losses and restore such data with generally accepted data restoration techniques.

(b)                                 Without the prior consent of Idearc, Provider shall not insert into the Software any code that could be invoked to disable or otherwise shut down all or any portion of the Services; provided, however, that the foregoing shall not apply with respect to any programming code, programming instructions or set of instructions that is (i) incorporated for purposes of applying a software patch or (ii) to the extent identified to Idearc prior to installation, distributed as part of Software to ensure that the licensee uses the product in accordance with the licensing agreement.  Subject to the preceding sentence, with respect to any disabling code that may be part of the Software, Provider shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of the Agreement for any reason.  Provider shall not use on Idearc Systems any Third-Party Software known to contain disabling code without the prior approval of Idearc.

11.5.                        Pass-Through Warranties; Third-Party Software.  With respect to all third-party software or hardware products and services purchased by Provider for Idearc in connection with the provision of the Services, Provider shall, in addition to its separate warranties and obligations provided in Sections 11.2 and 11.3, pass through or assign to Idearc the rights Provider obtains from the vendors of such products and services (including warranty and indemnification rights), all to the extent that such rights may be reasonably obtained from the corresponding third party.  If such assignment of pass-through warranties and indemnities reasonably acceptable to Idearc are not available from such vendors whose products or services are dedicated to Idearc, then Provider will discuss the matter with Idearc prior to engaging the particular vendor, and the Parties shall mutually determine to either accept the terms available from such vendor, in which case Provider will enforce the applicable warranty or indemnity on behalf of Idearc (not to include any obligation to initiate litigation or formal dispute resolution), or deal with another vendor of comparable products or services that will provide warranties and indemnities reasonably acceptable to Idearc.  In the event of a third-party software or hardware nonconformance under such assigned warranties, Provider will coordinate with, and be the point of contact for resolution of the problem through, the applicable vendor and, upon becoming aware of a problem, will notify such vendor and will use Commercially Reasonable Efforts to cause such vendor to promptly repair or replace the nonconforming item in accordance with such vendor’s corresponding warranty.  Without diminishing its other obligations under the Agreement, if any warranties or indemnities may not be passed through, Provider shall, upon the request of Idearc, take commercially reasonable action to enforce (not to include any obligation to initiate litigation or formal dispute resolution) any applicable warranty or indemnity that is (i) reasonably relevant and applicable to the nonconforming Software product or service and (ii) enforceable by Provider in its own name.

11.6.                        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XII
CONFIDENTIALITY

12.1.                        Idearc Ownership of Idearc Data.  Idearc Data shall remain the property of Idearc.  Upon any request by Idearc, Provider shall promptly provide Idearc with access to any Idearc Data in the possession of Provider.  At any time at Idearc’s request, Provider shall promptly return Idearc Data to Idearc in a form reasonably requested by Idearc or, if Idearc so elects, Provider shall destroy the same.  Thereafter, if requested by Idearc, Provider shall deliver to Idearc written confirmation of such return or destruction signed by an authorized representative of Provider.

12.2.                        Safeguarding Idearc Data.

(a)                                  Safeguarding Procedures.

(i)                                     Provider shall establish and maintain safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Idearc Data in the possession of Provider that are no less rigorous than the greater of (i) those maintained by Idearc as of the Effective Date or as subsequently implemented by Idearc as such safeguards are set forth in the Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider, (ii) those maintained by Provider for similarly situated customers receiving services of a similar nature, (iii) those safeguards utilized by Provider to protect its own similar data, or (iv) the information security requirements set forth in Exhibit C, Idearc’s Information Security Policy.  Idearc will have the right to review and approve all such procedures (and any changes thereto) prior to implementation.

(ii)                                  Idearc will have the right to establish backup security for Idearc Data and to keep backup copies of the Idearc Data in Idearc’s possession at Idearc’s expense.  Provider shall provide Idearc with downloads of Idearc Data, as reasonably requested by Idearc, to enable Idearc to maintain such backup security or backup copies of Idearc Data.  Provider shall provide Idearc or its agents (subject to Provider’s reasonable security and confidentiality requirements) with prompt access to facilities and equipment under its control or for which it has the ability to provide such access upon reasonable notice (and, in any case, within five days of its receiving notice) for the purpose of allowing Idearc to copy and/or destroy any and all Idearc Data stored at such facilities and/or on such equipment.

(iii)                               Provider shall remove all Idearc Data from any media taken out of service and shall destroy or securely erase such media in accordance with the Policies and Procedures Manual.  No media on which Idearc Data is stored may be used or re-used to store data of any other customer of Provider or to deliver data to a third party, including another Provider customer, unless securely erased in accordance with the Policies and Procedures Manual.

(iv)                              Provider shall not utilize any Idearc Data for any purpose other than the performance of Services under the Agreement, and Provider shall at all times comply with Idearc’s privacy policies to be set forth in the Policies and Procedures Manual or as otherwise previously communicated (in writing or electronically) to Provider.  Idearc Data shall not be sold, assigned, leased, encumbered, commercially exploited or otherwise provided to third parties by or on behalf of Provider or Provider Personnel.  Provider shall segregate Idearc Data from the data of any other Provider customer.  Provider shall not allow Provider Personnel to access Idearc Data that is not required for the provision of Services.

(v)                                 If Provider discovers or is notified of a breach or potential breach of security relating to Idearc Data, Provider shall (i) promptly notify Idearc of such breach or potential breach, (ii) investigate such breach or potential breach, (iii) remediate the effects of such breach or potential breach of security, and (iv) provide Idearc with such assurances as Idearc shall reasonably request that such breach or potential breach will not recur.

(b)                                 Reconstruction Procedures.  As part of the Services, Provider shall be responsible for developing and maintaining procedures for the reconstruction of lost Idearc Data that are the greater of (i) no less rigorous than those maintained by Idearc as of the Tower Commencement Date (or implemented by Idearc in the future to the extent reasonably deemed necessary by Idearc), or (ii) no less rigorous than those maintained by Provider for its own information of a similar nature.

(c)                                  Corrections.  Provider shall correct, at no charge to Idearc, any destruction, loss or alteration of any Idearc Data attributable to the failure of Provider or Provider Personnel to comply with Provider’s obligations under the Agreement.

12.3.                        Confidentiality.

(a)                                  Confidential Information.  Provider and Idearc each acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain.  Except as otherwise specifically agreed in writing by the Parties, “Confidential Information” shall mean (i) the Agreement and the terms thereof; (ii) all information of a Party marked confidential, restricted or proprietary by either Party; and (iii) any other information of a Party that is treated as confidential by the disclosing Party and would reasonably be understood by the recipient to be confidential, whether or not so marked.  In the case of Idearc, Confidential Information also shall include Software provided to Provider by or through Idearc, Idearc Materials (including Idearc-owned Publishing Product), Idearc Data, attorney-client privileged materials, operational data, attorney work product, Idearc lists, Idearc pricing, business, financial, operational, strategic and accounting plans and information (including, but not limited to forecasts and budgets), plans for changes in Idearc facilities, business units and product and service lines, plans for mergers, acquisitions or divestitures, plans for the development and marketing of new products or services, business, accounting and systems processes, account information, research information, trade secrets, human resources and personnel information (including employee and client lists and company telephone or e-mail directories), client information and marketing/sales information, information regarding businesses, third party contracts, customer or engagement lists, external or external audits, or other information or data obtained, received, transmitted, processed, stored, archived, or maintained by Provider under the Agreement.  In the case of Provider,

Confidential Information shall include financial information, account information, information regarding Provider’s business plans and operations, and proprietary software, tools and methodologies owned by Provider and used in the performance of the Services.

(b)                                 Obligations.

(i)                                     Neither Provider nor Idearc shall disclose, and each of Provider and Idearc shall maintain the confidentiality of, all Confidential Information of the other Party.  Each of Idearc and Provider shall use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own like information (or information of its customers) of a similar nature, but not less than reasonable care.  The Parties may disclose Confidential Information to their respective employees, Affiliates, auditors, attorneys, accountants, lenders, consultants and contractors, where (A) such disclosure is reasonably necessary for the performance of such Entity’s or individual’s obligations under or with respect to the Agreement or otherwise naturally occurs in such Entity’s or individual’s scope of responsibility, (B) the Entity (and its applicable officers and employees) or the individual is subject to confidentiality obligations consistent with this Section 12.3, and (C) the disclosing Party remains responsible for any breach of this section by such Entity or individual and takes all reasonable measures to ensure that the Confidential Information is not disclosed or used in breach of the Agreement.  Any disclosure to such Entity or individual will be pursuant to terms consistent with the terms and conditions as provided herein, but in no event shall Idearc Confidential Information be used for any marketing, sales, commercial or other competitive purposes.  Each Party’s Confidential Information will remain the property of such Party.  In addition, Provider shall disclose Idearc Confidential Information to its employees only on a “need to know” basis where such disclosure is reasonably necessary for the performance of the Services.  Under no circumstances shall Provider disclose, or permit any disclosure of, any Idearc Confidential Information to any employees of Provider or its Affiliates who are engaged in Provider’s consulting or systems integration business unless (1) such individuals have been previously identified to Idearc in writing and (2) Provider expressly assumes responsibility for compliance of such individuals with all terms of the Agreement.

(ii)                                  Neither Party shall (A) make any use or copies of the Confidential Information of the other Party except as contemplated by the Agreement, (B) assert any lien against or, except as expressly provided in Article XIII, acquire any right (expressly or impliedly) in the Confidential Information of the other Party, (C) sell, assign, transfer, lease, or otherwise dispose of Confidential Information to third parties or commercially exploit such information, including through Derivative Works, or (D) refuse for any reason (including a default or material breach of the Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including copies thereof) to the other Party if requested to do so.  Upon expiration or any termination of the Agreement and completion of each Party’s obligations under the Agreement, each Party shall return or destroy, as the other Party may direct, all the other Party’s Confidential Information within 30 days.  Each Party shall deliver to the other Party written confirmation of its compliance with the preceding sentence signed by an authorized representative of such Party.

(iii)                               Prior to allowing Provider Personnel to use or access any data or information of any Idearc Service Recipient, Provider shall ensure that each such Provider Personnel execute and deliver to Idearc a confidentiality or nondisclosure agreement (the form of which is to be provided by Idearc).

(c)                                  Exclusions.  Section 12.3(b) shall not apply to any particular information that the receiving Party can demonstrate (i) is, at the time of disclosure to it, in the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes part of the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) is lawfully in the possession of the receiving Party without an obligation of confidentiality at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information without breaching any applicable confidentiality obligations; or (v) is independently developed by the receiving Party without reference to Confidential Information of the furnishing Party; provided, however, that the foregoing exclusions shall not apply in connection with Provider’s breach of Section 12.2 with respect to any Idearc Data.  In the case of disclosure by Idearc, Section 12.3(b) shall not apply to any information related to the Services which Idearc determines in good faith to be necessary or appropriate to be disclosed in connection with any requests by Idearc for information or proposals from other service providers, including without limitation, information of an operational, technical or financial nature related to Idearc which Idearc desires to make available to such service providers.  In addition, the receiving Party shall not be considered to have breached its obligations under this Section 12.3 for disclosing Confidential Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request and to the extent permitted under applicable Law, such Party advises the other Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the

Confidential Information.  The receiving Party shall use Commercially Reasonable Efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or if such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Confidential Information.

(d)                                 Public Securities Filings.

(i)                                     Notwithstanding paragraphs (b) and (c) above, the Parties acknowledge that the Agreement, or portions thereof, may be required under applicable Laws to be disclosed as an exhibit to required public disclosure documents of Idearc (or its Affiliates) filed with the United States Securities and Exchange Commission or any securities exchange on which its securities are listed for trading.  If Idearc advises Provider that such disclosure is required, Idearc shall use Commercially Reasonable Efforts to seek approval from the Securities and Exchange Commission or other applicable regulatory authority for the confidential treatment of certain Confidential Information identified by the Parties.  Prior to such filing, Idearc shall redact such portions of the Agreement that Provider reasonably requests to be redacted, unless, in Idearc’s judgment based on the advice of counsel, Idearc concludes that such redaction request is inconsistent with Idearc’s obligations under applicable Laws.

(ii)                                  Because Provider Personnel may, by nature of the Agreement, have access to Idearc’s financial information and other information that, if utilized or disclosed could lead to violations of the applicable securities laws, Provider covenants that it: (i) will not trade in securities of Idearc in violation of any applicable securities laws; and (ii) will implement and maintain a policy that its employees, agents, and contractors will not trade in the securities of Idearc in violation of any applicable securities laws.  As part of that policy, Provider will require its employees having access to Idearc Confidential Information to sign written statements indicating that they are aware of the policy against trading in securities of Idearc in violation of applicable securities laws, and that will abide by such policy.  The policy implemented by Provider will specifically advise its employees of their potential status as “insiders” for purposes of Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and the applicable rules promulgated thereunder.

(e)                                  Loss of Confidential Information.  Each Party shall (i) promptly notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Confidential Information in breach of the Agreement; (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss; (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (iv) promptly use Commercially Reasonable Efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential Information in breach of the Agreement.  If a Party breaches its confidentiality obligations under this Section 12.3, in addition to any other rights or remedies the other Party may have, such breaching Party shall reimburse the other Party for all costs and expenses (including internal costs) incurred by such other Party in connection with this Section 12.3(e).

(f)                                    No Implied Rights.  Nothing contained in this Section 12.3 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Confidential Information of the other Party.

(g)                                 Survival.  The Parties’ obligations of non-disclosure and confidentiality under the Agreement shall survive the expiration or termination of the Agreement indefinitely.

ARTICLE XIII
PROPRIETARY RIGHTS

13.1.                        Idearc Materials.

(a)                                  Ownership of Idearc Materials.  Idearc shall be the sole and exclusive owner of the following items (collectively, the “Idearc Materials”):

(i)                                   All Materials owned by Idearc as of the Effective Date and all Derivative Works of such Materials developed in connection with the Services (including such Derivative Works so developed under the Agreement jointly with or solely by Provider), including all United States and foreign Intellectual Property rights therein;

(ii)                                All Materials acquired by Idearc, or by Provider on behalf of Idearc or members of the Idearc Group in connection with the performance of the Services, from third parties after the Effective Date and all Derivative Works of such Materials developed in connection with the Services (including such Derivative Works so developed under the Agreement jointly with or solely by Provider), including all United States and foreign Intellectual Property rights therein; and

(iii)                             All Materials developed by Idearc after the Effective Date and all Derivative Works of such Materials, including all United States and foreign Intellectual Property rights therein.

(b)                                 License to Provider.

(i)                                   As of the first Tower Commencement Date, Idearc hereby grants to Provider a non-exclusive, non-transferable, royalty-free license during the Term (and thereafter to the extent necessary to provide any Termination Assistance Services), to Use that portion of the Idearc Materials associated with the provision of Services under the Agreement (the “Idearc Licensed Materials”) for the sole purpose of providing the Services to Idearc and members of the Idearc Group.  Such grant shall be limited to the rights, if any, of Idearc in such Idearc Materials.

(ii)                                  Provider shall not Use Idearc Licensed Materials for any purpose other than that stated in subparagraph (i) above, and shall not sublicense any rights with respect to Idearc Licensed Materials except with the written consent of Idearc.  Provider shall not (A) use any Idearc Licensed Materials for the benefit of any Entity or individual other than Idearc or members of the Idearc Group, (B) separate or uncouple any portions of the Idearc Licensed Materials, in whole or in part, from any other portions thereof, or (C) reverse assemble, reverse engineer, translate, disassemble, decompile or otherwise attempt to create or discover any source code, underlying algorithms, ideas, file formats or programming interfaces of the Idearc Licensed Materials by any means.

(iii)                               Idearc Licensed Materials will be made available to Provider in such form and on such media as exists on the Effective Date or as is later obtained by Idearc, together with available documentation and any other related materials.  Provider shall cease all Use of, and as elected by Idearc, return or destroy all copies of Idearc Licensed Materials, together with available documentation and any other related materials, upon expiration or termination of the Agreement.  If requested by Idearc, Provider shall certify in writing to Idearc as to the fact of such cessation, return and/or destruction.

(iv)                              THE IDEARC LICENSED MATERIALS ARE PROVIDED BY IDEARC TO PROVIDER ON AN AS-IS, WHERE-IS BASIS, WITH NO WARRANTIES WHATSOEVER.  IDEARC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH IDEARC LICENSED MATERIALS, OR THEIR CONDITION OR SUITABILITY FOR USE BY PROVIDER, INCLUDING ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING DISCLAIMER SHALL NOT BE CONSTRUED TO LIMIT THE RELIEF OR OTHERWISE THE INTENT OF SECTION 4.9 OR 5.7(d).

13.2.                        Provider Materials.

(a)                                  Ownership of Provider Materials.  Provider shall be the sole and exclusive owner of the following items (collectively, “Provider Materials”):

(i)                                   All Materials owned by Provider as of the Effective Date and all Derivative Works of such Materials developed in the performance of the Services (including such Derivative Works so developed under the

Agreement jointly with or solely by Idearc), including all United States and foreign Intellectual Property rights therein;

(ii)                                  All Materials acquired by Provider from third parties after the Effective Date (other than acquisitions made on behalf of Idearc or members of the Idearc Group in connection with the performance of the Services) and all Derivative Works of such Materials developed in the performance of the Services (including such Derivative Works so developed under the Agreement jointly with or solely by Idearc), including all United States and foreign Intellectual Property rights therein; and

(iii)                               All Materials developed by Provider after the Effective Date outside the performance of the Services and the Agreement and all Derivative Works of such Materials developed in the performance of Services (including such Derivative Works so developed under the Agreement jointly with or solely by Idearc), including all United States and foreign Intellectual Property rights therein.

(b)                                 License to Provider Materials.

(i)                                   As of the first Tower Commencement Date, Provider hereby grants to Idearc and the members of the Idearc Group, at no additional charge, a non-exclusive, royalty-free, irrevocable, fully paid-up, worldwide license to Use the Provider Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term (and thereafter during any Termination Assistance Period), for the purposes described below.  In addition, at no additional charge, Provider hereby grants to Idearc Third-Party Contractors a non-exclusive, royalty-free, irrevocable, fully paid-up, worldwide license to Use such Provider Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto) during the Term (and thereafter during any Termination Assistance Period), for the purposes described below.  Provider shall grant such licenses to Idearc, members of the Idearc Group and Idearc Third-Party Contractors to the extent necessary for the following purposes:

(A)                              The receipt by Idearc and the members of the Idearc Group of the full benefit of the Services provided by Provider; and

(B)                                The performance by Idearc, the members of the Idearc Group and the Idearc Third-Party Contractors for Idearc of the services or functions that are ancillary to, but not part of, the Services provided by Provider, including related publishing or business process services and functions.

(c)           Conflict.  For the avoidance of doubt, to the extent any provision of this Section 13.2 conflicts with Provider’s obligations regarding Idearc Confidential Information set forth in Section 12.3, the terms of Section 12.3 shall govern and control.

13.3.        Third-Party Materials.

(a)           Idearc Third-Party Materials.

(i)            With respect to third-party Materials (“Third-Party Materials”) licensed by Idearc (“Idearc Third-Party Materials”), subject to the Parties’ having obtained any applicable Required Consents in accordance with the Agreement, Idearc hereby grants to Provider solely to the extent necessary for performing the Services and to the extent of Idearc’s underlying rights, the same rights to Use as Idearc possesses under the applicable licenses with respect to such Idearc Third-Party Materials.  Provider shall comply with the obligations, including restrictions on Use of such Materials and those of nondisclosure, imposed on Idearc by the licenses for such Idearc Third-Party Materials.  Provider shall cease all Use of such Idearc Third-Party Materials upon termination or expiration of the Agreement.  If requested by Idearc, Provider shall certify in writing such cessation to Idearc.  Provider’s use of such Idearc Third-Party Materials shall be subject to Sections 4.9 and 5.7(d).

(ii)           Provider shall provide Idearc with all data that Provider possesses or otherwise collects in connection with its performance of the Services that is (1) related to Idearc’s and Provider’s Use of Idearc Third-Party Materials and (2) required by Idearc to ensure its compliance with the terms of such licenses.

(iii)          THE IDEARC THIRD-PARTY MATERIALS ARE PROVIDED TO PROVIDER ON AN AS-IS, WHERE-IS BASIS WITH NO WARRANTIES WHATSOEVER.  IDEARC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH IDEARC THIRD-PARTY MATERIALS, OR THEIR CONDITION OR SUITABILITY FOR USE BY PROVIDER, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING DISCLAIMER SHALL NOT BE CONSTRUED TO LIMIT THE RELIEF OR OTHERWISE THE INTENT OF SECTION 4.9 OR 5.7(d).

(b)           Provider Third-Party Materials.

(i)            Prior to introducing any Third-Party Materials licensed to Provider (“Provider Third-Party Materials”) for use in providing the Services, Provider shall use Commercially Reasonable Efforts to:

(A)          obtain the right to grant Idearc (or its designee), for the sole purpose of providing services to Idearc and members of the Idearc Group, without additional charge and upon any expiration or termination of the Agreement (and as further provided in Section 13.6(c)), a perpetual, worldwide, irrevocable, fully paid-up, royalty-free, nonexclusive sublicense to Use such Provider Third-Party Materials and to sublicense third parties to Use such Provider Third-Party Materials solely for the purpose of providing services similar to the Services to Idearc and members of the Idearc Group; and

(B)           verify that Idearc (or its designee), for the purpose of providing services to Idearc and members of the Idearc Group, has the right to purchase ongoing maintenance and support of such Provider Third-Party Materials on commercially reasonable terms.

(ii)           To the extent that Provider is unable to obtain the rights set forth in subparagraph (i) above, Provider shall not introduce such Provider Third-Party Materials for use in providing Services without Idearc’s prior written consent.  Provider shall provide the Services in accordance with the Agreement and the Service Levels notwithstanding any decision by Idearc to withhold its consent.  Schedule 13.3 sets forth the list of Provider Third Party Materials that Idearc has provided its written consent for Provider to use in the performance of Services without being required to obtain or grant the rights and license to Idearc pursuant to subparagraph (i) above.

13.4.        Publishing Product.

(a)           Publishing Work Product. The copyrights and other intellectual property rights in the Publishing Product created by Provider hereunder, and any and all illustrations, artwork, photographs, video, audio, text, maps and other advertising and information content created for such Publishing Product shall be deemed to be the sole and exclusive property of Idearc and shall constitute “Idearc Materials”.  Provider shall not include any Provider Materials in the Publishing Product without the prior written consent of Idearc.  With respect to Provider Materials that are incorporated into a Publishing Product, Provider shall grant to Idearc (and its designees) a perpetual, worldwide, irrevocable, fully paid-up, royalty-free, nonexclusive license to Use such Provider Materials and to sublicense third parties to Use such Provider Materials solely for the purpose of utilizing the Publishing Product.  Provider shall continue to own all Provider Materials and nothing in this Section 13.4 shall be construed to transfer ownership or title to any Provider Materials.

(b)           Further Assurances.  Provider shall execute, or cause to be executed, and deliver, without additional compensation, (i) such documents and instruments as Idearc may reasonably request to transfer and assign to Idearc any right, title or interest Provider or Provider Personnel may have in any such Publishing Product, and (ii)

any and all applications or registrations for patents, copyrights, trademarks and any other instruments deemed necessary or appropriate for Idearc to secure and enforce such rights.

13.5.        General Rights.

(a)           Copyright Legends.  Each Party shall reproduce copyright legends appearing on any portion of Materials that may be owned by the other Party or third parties.

(b)           Residuals.  Nothing in the Agreement shall restrict any employee or representative of a Party from using in their respective business the publishing ideas, concepts or know-how arising from the provision of the Services pursuant to the Agreement that are retained in the unaided memory of such employee or representative after performing the obligations of such Party under the Agreement, except to the extent that such use infringes upon or constitutes an infringement or misappropriation of, any Intellectual Property rights of a Party or its Affiliates; provided, however, that this Section 13.5(b) shall not be deemed to limit either Party’s obligations under the Agreement with respect to the disclosure or use of Confidential Information; provided further that under no circumstances shall either Party disclose any information that identifies or may be used to identify the other Party to third parties.  For the avoidance of doubt, the paragraph (b) does not apply to any of the following:  (i) Idearc Data, (ii) information concerning the operations, affairs and businesses of Idearc (or its Affiliates), the financial affairs of Idearc (or its Affiliates) and the relations of Idearc and its Affiliates with their respective clients, employees and vendors (including client lists, client information, client account information and other information regarding the business planning, operations or marketing activities of Idearc (or its Affiliates) or (iii) any Confidential Information of Idearc not expressly covered by the first sentence of this paragraph (b).  An individual’s memory is unaided if the individual has not intentionally memorized the publishing ideas, concepts or know-how for the purpose of retaining and subsequently using or disclosing the same and does not identify the information as Confidential Information upon recollection.

(c)           No Implied Licenses.  Except as expressly specified in the Agreement, nothing in the Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party.

(d)           Incorporated Materials.  Provider shall not incorporate into Publishing Product any Materials subject to third-party patent, copyright, trade secret or license rights for which Idearc is not otherwise licensed, without the prior written consent of Idearc.

(e)           Pre-existing Materials.  Notwithstanding anything to the contrary, nothing in the Agreement shall provide a Party with any ownership rights to the other Party’s pre-existing materials or Intellectual Property, or Materials or Intellectual Property independently developed outside of the scope of the Agreement.

(f)            Developed Software.  The Parties acknowledge and agree that, as of the Effective Date, the Services do not contemplate Provider performing software development activities, and any software development activities requested by Idearc during the Term shall be deemed to be New Services and subject to the execution of a written amendment to the Agreement providing customary terms and conditions regarding such activities (e.g., ownership by Idearc of the proprietary rights in such software).

13.6.        Idearc Rights Upon Expiration or Termination of Agreement.  Upon any expiration of the Agreement or termination of the Agreement in whole or in part, Provider shall provide the following to Idearc:

(a)           Idearc Materials and Publishing Product.  With respect to Idearc Materials and Publishing Product, Provider shall, at no cost to Idearc:

(i)            deliver to Idearc all Idearc Materials and Publishing Product (whether complete or incomplete) and all copies thereof in the format and medium in use by Provider in connection with the Services as of the date of such expiration or termination; and

(ii)           following confirmation by Idearc that the copies of the Idearc Materials and Publishing Product delivered by Provider are acceptable and the satisfactory completion by Provider of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Idearc Materials and Publishing Product then in Provider’s possession and cease using such Idearc Materials and Publishing Product and any information contained therein for any purpose.

(b)           Provider Materials.

(i)            Unless Idearc has otherwise consented, Idearc shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights specified in Section 13.4 above.  Provider shall not use any Provider Materials for which it is unable to offer such license or other rights without obtaining Idearc’s prior written consent (and absent such consent, Provider’s use of any Provider Materials shall obligate Provider to provide, at no additional cost to Idearc, such license and other rights to Idearc, Idearc’s designees and members of the Idearc Group).

(c)           Third-Party Materials.

(i)            Subject to Section 6.2(c), with respect to Provider Third-Party Materials licensed by Provider and used to provide the Services, Provider hereby grants to Idearc a sublicense (with the right to grant sublicenses) offering the same rights and warranties with respect to such Provider Third-Party Materials available to Provider or its subcontractors, on the same or substantially similar terms and conditions, for the benefit and use of Idearc and members of the Idearc Group upon the expiration or termination of the Agreement with respect to the Services for which such Provider Third-Party Materials were used; provided, however, that, during the Termination Assistance Period, Provider may, by mutual agreement of the Parties, substitute one of the following for such sublicense:

(A)          the assignment to Idearc (or, at Idearc’s election, to its designee) of the underlying license for such Provider Third-Party Materials; or

(B)           the procurement for Idearc (or, at Idearc’s election, for its designee) of a new license (with terms at least as favorable as those in the license held by Provider, its Affiliates, or its or their subcontractors and with the right to grant sublicenses) to such Provider Third-Party Materials for the benefit or use of Idearc and members of the Idearc Group; or

(C)           the procurement for Idearc (or, at Idearc’s election, for its designee) of a license for substitute Third-Party Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required under the Agreement, the functions of the Provider Third-Party Materials necessary to enable Idearc or its designee to provide the Services after expiration or termination of the Agreement.

(ii)           In addition, Provider shall deliver to Idearc a copy of such Provider Third-Party Materials (including source code, to the extent it has been made available to Provider) and related documentation and shall use Commercially Reasonable Efforts to cause maintenance, support and other services to continue to be available to Idearc (to the extent it has been available to Provider).  Unless Idearc has otherwise agreed in advance in accordance with Section 6.2(c), Idearc shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this Section 13.6(c).  Provider shall not use any Provider Third-Party Materials for which it is unable to offer such license, sublicense or other rights without obtaining Idearc’s prior written consent (and absent such consent, Provider’s use of any such Provider Third-Party Materials shall obligate Provider to provide, at no additional cost to Idearc, such licenses and other rights).

(iii)          To the extent Idearc has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Provider shall, at Idearc’s request, identify the licensing and sublicensing options available to Idearc and the license or transfer fees associated with each.  Provider shall use Commercially Reasonable Efforts to obtain the most favorable options and the lowest possible transfer, license, relicense, assignment or termination fees for such Provider Third-Party Materials.  Provider shall not commit Idearc to paying any such fees or expenses without obtaining Idearc’s prior written consent.  If the licensor offers more than one form of license, Idearc (not Provider) shall select the form of license to be received by Idearc.

(iv)          In any event, Idearc or its designee shall be obligated to make payments attributable to the licenses, sublicenses or other rights received by Idearc or its designee for periods following the later of the expiration or termination of the Agreement or the conclusion of Termination Assistance Services with respect to the Services for which such Provider Third-Party Materials were used for the right to receive maintenance or support related thereto, but only to the extent Provider would have been obligated to make such payments if it had continued to hold the licenses or sublicenses in question or Idearc has agreed in advance to make such payments.

ARTICLE XIV

AUDIT RIGHTS

14.1.        Audit Rights.

(a)           Contract Records.  Provider shall maintain reasonably complete and accurate records of and supporting documentation for all Charges, all Idearc Data in its possession and all other data and/or information created, generated, collected, processed or stored by Provider in its performance under the Agreement (“Contract Records”).  Provider shall retain Contract Records in accordance with Idearc’s record retention policy as it may be modified from time to time and provided to Provider policies as set forth in the Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider.

(b)           Financial and Operational Audits.  Provider shall, and shall cause its subcontractors to, provide to Idearc (and internal and external auditors, inspectors, regulators and other representatives that Idearc may designate from time to time, including customers, vendors, licensees and other third parties to the extent Idearc or members of the Idearc Group are legally or contractually obligated to submit to audits by such entities, but in all cases, who are neither competitors of Provider or engaged on a contingent fee basis) access at reasonable hours to Provider Personnel, to the Service Locations and to Contract Records and other pertinent information, all to the extent relevant to Provider’s performance under the Agreement.  Such access shall be provided for the purpose of performing audits and inspections to, among other things, (i) verify the accuracy and completeness of Contract Records, (ii) verify the accuracy and completeness of Charges and the Pass-Through Expenses, (iii) examine the financial controls, processes and procedures utilized by Provider in the performance of the Services, (iv) examine Provider’s performance of any of its other financial and accounting obligations,

(v) verify the integrity of Idearc Data (and whether any security breaches have occurred with respect thereto), (vi) examine the systems that process, store, support and transmit such data, (vii) examine the Provider Service Locations, (viii) examine Provider’s compliance with internal controls utilized by Provider in the performance of the Services (e.g., financial and accounting controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls), (ix) examine Provider’s compliance with its obligations under the Agreement, including those relating to security, Disaster Recovery and back-up practices and procedures, (x) verify Provider’s reported performance against the applicable Service Levels, (xi) examine Provider’s measurement, monitoring and management tools utilized by Provider in the performance of the Services, and (xii) enable Idearc and the members of the Idearc Group to meet applicable legal, regulatory and contractual requirements.

(c)           Regulatory Audit.  Idearc and the members of the Idearc Group are subject to regulation by self-regulatory organizations to which they belong, governmental bodies and other regulatory authorities under applicable laws, rules, regulations and contract provisions.  If such a self-regulatory organization, governmental body or regulatory authority exercises its right to examine or audit Idearc’s or an Idearc Group member’s books, records, documents or accounting practices and procedures pursuant to such laws, rules, regulations or contract provisions, Provider shall provide such cooperation and assistance as may be reasonably requested by Idearc in responding to such audits or requests for information.

(d)           Reserved.

(e)           General Procedures.

(i)            Provider shall provide such cooperation and assistance as may be reasonably requested by Idearc or its designee in conducting any audit and shall make requested personnel, records and information available during the Term and thereafter, during the period specified in Idearc’s records retention policy as set forth in the Policies and Procedures Manual or otherwise previously communicated (in writing or electronically) to Provider.

(ii)           Notwithstanding any provision of this Section 14.1 to the contrary (other than required paragraph (d)), Idearc and its internal and external auditors, inspectors, regulators and other representatives shall not be given access to (A) the proprietary information of other Provider customers, (B) Provider locations that are not related to Idearc, Idearc Confidential Information, Idearc Data, or the Services, or (C) Provider’s internal costs, except as to the extent such costs are the basis upon which Idearc is charged (e.g., cost-plus pricing).

(iii)          In performing any audits, Idearc shall use Commercially Reasonable Efforts to avoid unnecessary disruption of Provider’s operations and unnecessary interference with Provider’s ability to perform the Services in accordance with the Service Levels.

(iv)          Following any audit, Idearc shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Provider to obtain factual concurrence with issues identified in the review.

(v)           Provider shall provide to Idearc (and its designees) reasonable private workspace in which to perform an audit, plus access to photocopiers, telephones, facsimile machines, computer hook-ups, and any other facilities or equipment reasonably requested for the performance of the audit.

(vi)          Provider acknowledges that Idearc may engage in unannounced physical or electronic audits, inspections and visitations of Provider Service Locations to monitor compliance with applicable Laws or if Idearc determines in good faith that Provider is not performing in compliance with the Agreement.

(f)            Provider Internal Audit.  Promptly following Provider’s conclusion of any internal audit or similar review regarding the Services (including Provider’s internal control structure, Provider’s financial and accounting controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls), Provider shall provide Idearc with copies of those portions of the audit report relevant thereto.

(g)           Audit Response.  Provider and Idearc shall meet to review each audit report promptly after the issuance thereof.  Provider shall respond to each audit report in writing within the required response time specified in such report, but in any event within 30 days after receipt of such report.  Provider and Idearc shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns or recommendations in such audit report and Provider, at its own expense, shall undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Provider’s obligations under the Agreement.

(h)           Provider Noncompliance.  If an audit by a governmental body or regulatory authority (including a self-regulatory organization to which Idearc or a member of the Idearc Group belongs) having jurisdiction over Idearc, a member of the Idearc Group or Provider results in a finding that Provider is not in compliance with GAAP or other audit requirement or any rule, regulation or, subject to Section 9.11, any Law relating to the performance of any of its obligations under the Agreement, Provider shall, at its own expense and within the time period specified by such auditor, address and resolve the deficiencies identified by such governmental body or regulatory authority to the extent necessary to comply with Provider’s obligations under the Agreement.

(i)            Audit Costs.  Except as otherwise provided in this paragraph, each Party will be responsible for its own costs associated with any audit activity pursuant to this Section 14.1.  If any audit reveals an overcharge by Provider, Provider shall promptly pay to Idearc the amount of such overcharge, together with interest from the date of Provider’s receipt of such overcharge at the at the rate of 1% per month.  If an audit reveals either (i) an overcharge of more than 5% or (ii) that Provider failed to report any matter to Idearc that, pursuant to the Agreement, it was obligated to report, that will result in any fine or other penalty or that will otherwise require remediation, then Provider shall promptly reimburse Idearc for the actual cost of such audit (including non-contingent auditors’ fees and expenses) and any damages, fees, fines, or penalties assessed against or incurred by Idearc as a result thereof.

14.2.        SAS 70 Reviews.  Upon Idearc’s request from time to time, Provider shall provide to Idearc a copy of all reports prepared by or on behalf of Provider, over the previous 18-month period, regarding Provider’s enterprise-wide financial or operational controls or risk management practices to the extent related to Idearc, the members of the Idearc Group or the Services.  In addition, Provider annually shall engage an independent auditor of nationally recognized standing to conduct a Type II SAS 70 Review of Provider’s operating practices and procedures (including the internal control environment of each Provider Service Location), related to Idearc, the members of the Idearc Group and the Services.  On or before August 1 of each year (or such earlier date that Idearc may reasonably designate upon at least 60 days’ prior written notice), Provider shall provide Idearc with an unqualified opinion of such independent auditor with respect to such Type II SAS 70 Review.  If such opinion (i) concludes that any control objective has not been met, (ii) identifies one or more material weaknesses, significant deficiencies or any other deficiencies in such operating practices and procedures, (iii) determines that such operating practices and procedures otherwise fail to comply in any material respect with applicable standards designed to minimize operational and financial risk, or (iv) is qualified, and, in each such case, such conclusion, determination or qualification relates to the Services, Provider promptly shall (1) investigate the results thereof, (2) provide a reasonably detailed report to Idearc proposing remediation of such failures or deficiencies, (3) implement all necessary remedial measures to eliminate such failures or deficiencies, and (4) deliver to Idearc a subsequent unqualified opinion that confirms that such failures or deficiencies have been remediated and does not identify any other failures or deficiencies.  Provider shall complete the foregoing as promptly as practicable but, in any event, no later than the earlier of (i) 30 days after delivery of such opinion or (ii) the date specified by Idearc as the date on which Idearc or its officers will need such opinion to satisfy any disclosure or certification obligations required by applicable Law.  Any failure by Provider to timely provide an unqualified opinion that does not confirm the remediation of such failures and deficiencies and does not identify any other failures or deficiencies in accordance with the foregoing will be deemed to constitute an uncurable material breach of the Agreement.  Provider acknowledges that such opinion may be used and relied upon by (i) Idearc, its officers, its Board of Directors, its internal auditors and independent auditors, and (ii) any of Idearc’s regulators to the extent required under applicable Law.  Idearc and Provider shall share equally in the third-party costs and expenses associated with the Type II SAS 70 Review; provided, however, that Provider’s maximum obligation for such third-party costs shall not exceed $25,000 per calendar year.

14.3.        Idearc Internal Control Matters.

(a)           Provider shall be responsible for the establishment and maintenance of the internal control environment of all Service Locations, including where appropriate internal control over financial reporting (the “Provider Controls”), as such Provider Controls relate to Provider’s provision of the Services and as may be expanded or adjusted from time to time upon reasonable request by Idearc.  In addition, Provider shall provide such information, certifications and assistance that Idearc and members of the Idearc Group may reasonably request in connection with (i) their establishment and maintenance of internal control over financial reporting (including the integration with the Provider Controls), (ii) their assessment of the effectiveness of the Provider Controls, (iii) the identification or remediation of any significant deficiencies or material weaknesses in such Provider Controls, or (iv) their disclosure and certification obligations under applicable Law.  Such information, certifications and assistance may include (1) documentation of the Provider Controls, (2) evidence of the effectiveness of such Provider Controls (including their design and operating effectiveness), and (3) evidence of Provider’s periodic assessment of the Provider Controls.

(b)           Provider promptly shall notify Idearc of the occurrence of any of the following and shall provide such information, in reasonable detail, to fully inform Idearc thereof:

(i)            Provider becomes aware that it has breached any of its obligations under the Agreement;

(ii)           Provider plans to make, or makes, any changes to the internal control environment of any Service Location that has affected, or is reasonably likely to affect, the internal control over financial reporting of Idearc or any member of the Idearc Group;

(iii)          Provider becomes aware of any determination that a significant deficiency or material weakness exists, or is reasonably likely to exist, in the design or operation of the internal controls of any Service Location to the extent related to the Services;

(iv)          Provider becomes aware of any instances of fraud or other illegal acts, whether or not material, committed by any Provider Personnel in connection with the provision of the Services; or

(v)           Provider otherwise becomes aware of any situation related to the activities under the Agreement that has had, or is reasonably likely to have, any other material adverse impact on the Services or the impacted business operations of Idearc or any member of the Idearc Group.

ARTICLE XV

INSURANCE AND RISK OF LOSS

15.1.        Insurance.

(a)           Requirements.  Provider shall (i) keep in full force and effect and maintain at its sole cost and expense insurance of the kinds and at the limits specified in Schedule 15.1 and (ii) ensure that its policies comply with such other requirements as set forth in this Section 15.1.  All insurance must be issued by one or more insurance carriers, licensed to do business in the state in which work is to be performed, and that have an A.M. Best rating of A, VII or better.

(b)           Endorsements.  Provider’s insurance policies as required herein shall name Idearc, its Affiliates and the Idearc Personnel as additional insureds or certificate holders (as applicable) for any and all liability arising at any time in connection with Provider’s performance under the Agreement.  All insurance afforded to Idearc under this Section 15.1 shall be primary insurance and any other valid insurance existing for Idearc’s benefit shall be excess of such primary insurance.  Provider shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements herein.

(c)           Certificates.  Prior to Provider providing any Services, and upon the renewal date of each policy, Provider shall provide Idearc with certificates of insurance evidencing compliance with this Section 15.1 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each Contract Year.  Each certificate of insurance shall include a statement that the issuing company shall not cancel, nonrenew, reduce or otherwise change the insurance afforded under the above policies unless 30 days’ prior written notice of such cancellation, nonrenewal, reduction or change is provided to Idearc.

(d)           No Implied Limitation.  The obligation of Provider to provide the insurance specified herein shall not limit or expand (but for the obligation to provide such coverage) in any way any obligation or liability of Provider provided elsewhere in the Agreement.  The rights of Idearc to insurance coverage under policies issued to or for the benefit of one or more of them independent of the Agreement shall not be limited by the Agreement.

(e)           Other Types and Limits of Insurance.  Idearc reserves the right to require additional types and limits of insurance, to the extent such coverage is normally maintained by other suppliers engaged in performing services similar to the Services and is available to Provider at minimal incremental expense.

(f)            Insurance Subrogation.  With respect to insurance coverage to be provided by Provider pursuant to this Section 15.1, the applicable insurance policies shall provide that the insurance companies waive all rights of subrogation against Provider, Idearc, and each of their respective subsidiaries, Affiliates, officers, directors, and employees.

15.2.        Risk of Loss.  Each Party shall be responsible for risk of loss of, and damage to, any equipment, software, facilities, or other materials in its possession or under its control.

ARTICLE XVI

INDEMNIFICATION

16.1.        Indemnity by Provider.  Provider shall indemnify, defend and hold harmless Idearc and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses due to third-party claims arising or resulting from any of the following:

(a)           the willful misconduct or negligence of Provider or any Provider Personnel that causes:

(i)            the damage, loss or destruction of any real or tangible personal property; or

(ii)           the death or bodily injury of any employee, agent, customer, business invitee, business visitor or other individual;

(b)           Provider’s breach of any of its representation and warranties set forth in Section 11.2;

(c)           the breach by Provider (or any Provider subcontractor) of its obligations with respect to Idearc Data or Idearc Confidential Information under Article XII;

(d)           the breach of any obligations to be performed on or after the first Tower Commencement Date by Provider (or any Provider subcontractor) under any of the Third-Party Software licenses, Equipment leases or Third-Party Contracts with respect to which (1) Idearc remains a party and (2) Provider has Financial Responsibility or operational responsibility pursuant to the Agreement for so long as Provider retains Financial Responsibility or operational responsibility for such licenses, leases, or contracts;

(e)           the breach by Provider (or any Provider subcontractor) of any of its obligations under any of the Third-Party Software licenses, Equipment leases or Third-Party Contracts to which Provider, its Affiliates or its subcontractors are a party and used by Provider or its subcontractors to provide the Services (including those licenses, leases and contracts assigned by Idearc to Provider);

(f)            Taxes, together with interest and penalties, assessed or imposed against Idearc or any member of the Idearc Group for which Provider has financial responsibility pursuant to Section 10.12;

(g)           any failure by Provider or any Provider subcontractor to comply with Laws for which it has responsibility pursuant to Section 9.11;

(h)           a Provider Affiliate or subcontractor asserting rights under the Agreement (other than a claim for indemnification by a Provider Affiliate pursuant to Section 16.2 or 16.3); or

(i)            any aspect of the employment of Provider Personnel or the termination of such employment, including claims relating to (i) payment or failure to pay any salary, wages or other compensation due and owing to any Provider Personnel, (ii) payment or failure to pay any pension or other benefits of any Provider Personnel, (iii) liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Provider Personnel, and (iv) wrongful discharge, claims for breach of express or implied employment contract and claims that Idearc or a member of the Idearc Group is an employer, co-employer or joint employer of any Provider Personnel.

16.2.        Indemnity by Idearc.  Idearc shall indemnify, defend and hold harmless Provider and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns, from and against any Losses due to third-party claims arising or resulting from any of the following:

(a)           the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of Idearc or any Idearc Personnel;

(b)           the death or bodily injury of any employee, agent, customer, business invitee, business visitor or other individual caused by the negligence or willful misconduct of Idearc;

(c)           the breach of any obligations to be performed prior to the first Tower Commencement Date by Idearc under any of the Third-Party Software licenses, Equipment leases or Third-Party Contracts assigned to Provider or for which Provider has Financial Responsibility or operational responsibility pursuant to the Agreement (other than obligations with respect to which Provider has agreed to indemnify Idearc pursuant to Section 16.1(d) or (e));

(d)           Idearc’s breach of its obligations with respect to Provider Confidential Information under Article XII;

(e)           Taxes, together with interest and penalties, assessed or imposed against Provider for which Idearc has responsibility pursuant to Section 10.12;

(f)            any failure by Idearc to comply with Laws for which it has responsibility pursuant to Section 9.11; or

(g)           any claim asserting rights under this Agreement, other than as set forth in Section 16.1 or 16.3, initiated by a member of the Idearc Group (other than Idearc) that uses or receives Services through Idearc by virtue of this Agreement (consistent with the Parties’ intention that only Idearc will be permitted to enforce rights under this Agreement against Provider).

16.3.        Infringement.

(a)           Provider shall indemnify, defend and hold harmless Idearc and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses and threatened Losses arising from claims by third parties that the Publishing Product, Materials or Equipment provided or used by or on behalf of Provider pursuant to the Agreement or the provision of Services by or on behalf of Provider or the performance of Provider’s other obligations pursuant to the Agreement, (i) infringes any intellectual property rights, including patents and copyrights, of any third party, or (ii) constitutes misappropriation or unlawful disclosure or use of a third party’s trade secrets.

(b)           Idearc shall indemnify, defend and hold harmless Provider, any Provider Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses and threatened Losses arising from claims by third parties that any Equipment or Materials provided by Idearc for Provider’s use in providing Services (other than any Equipment or Materials assigned to Provider by Idearc) or Idearc’s performance of its obligations pursuant to the Agreement (i) infringes any intellectual property rights, including patents and copyrights, of any third party, or (ii) constitutes misappropriation or unlawful disclosure or use of a third party’s trade secrets.

(c)           Notwithstanding anything to the contrary in the Agreement, neither Party will have any liability or obligation to the other Party, such other Party’s Affiliates or any other Entity or individual under paragraph (a) or (b) above to the extent based upon any of the Infringement Exceptions.

(d)           Third Party Equipment and Materials Indemnification.

(i)            In addition, with respect to third party Equipment and third party Materials provided by or on behalf of Provider pursuant to the Agreement, Provider covenants that it shall use Commercially Reasonable Efforts to obtain and provide intellectual property indemnification for Idearc from the suppliers of such Equipment or Materials.  Unless otherwise approved in advance by Idearc, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Provider to Idearc under the Agreement, or (ii) the indemnification(s) customarily or reasonably available in the industry for the same or substantially similar types of products.

(ii)           In addition, with respect to third party Equipment and third party Materials provided by or on behalf of Idearc pursuant to the Agreement and obtained or licensed by Idearc prior to the Effective Date, Idearc covenants that it will, at Provider’s request, enforce such intellectual property indemnification rights as it has with respect to such Equipment or third party Materials from the supplier of such Equipment or Materials for itself and on behalf of Provider.  With respect to third party Equipment or third party Materials provided by or on behalf of Idearc pursuant to the Agreement and obtained or licensed by Idearc following the Effective Date, Idearc covenants that it will undertake Commercially Reasonable Efforts to obtain and provide intellectual property indemnification for Provider from the supplier of such third party Equipment or Third Party Materials that is (1) comparable to the intellectual property indemnification provided by Idearc to Provider under the Agreement, or (2) the indemnification(s) customarily or reasonably available in the industry for the same or substantially similar types of products.

(e)           If (1) any item supplied by Provider that is subject to the indemnity in Section 16.3(a), or any item supplied by Idearc that is subject to the indemnity in Section 16.3(b) (each the “Providing Party” with respect to the items it has supplied) is found, or in the Providing Party’s reasonable judgment is likely to be found, to infringe upon the Intellectual Property rights of any third party in any country in which Services are to be provided or received under the Agreement, or (2) the continued use of such items is enjoined, then the Providing Party shall, in addition to defending, indemnifying and holding harmless the other Party (the “Receiving Party”) as provided in Sections 16.3(a) and 16.3(b) and in addition to the other rights the Receiving Party may have under the Agreement, promptly and at its own cost and expense (and where Idearc is the Receiving Party, in such a manner as to minimize any disruption to the business and operations of Idearc and members of the Idearc Group) do the following:

(i)            Obtain for the Receiving Party the right to continue using such item, including, as applicable, the procurement of a license (including a backlicense) for unlicensed or under-licensed Software, an Upgrade or maintenance;

(ii)           If the action in clause (i) cannot be accomplished with Commercially Reasonable Efforts, modify the items in question so that it is no longer infringing, provided that such modification does not materially degrade the performance or quality of the Services (or where Idearc is the

Receiving Party, materially adversely affect the intended use of such item by Idearc as contemplated by the Agreement); or

(iii)          If the actions in clauses (i) and (ii) above cannot be accomplished with Commercially Reasonable Efforts, replace such items with a non-infringing functional equivalent reasonably acceptable to the Receiving Party, provided that such replacement does not materially degrade the performance or quality of the Services (or where Idearc is the Receiving Party, materially adversely affect the intended use of such item by Idearc as contemplated by the Agreement);

provided, however, that in the case where Idearc is the Receiving Party, Idearc may in its sole discretion elect to accept degraded or diminished Services from Provider in lieu of receiving the benefit of the actions required by the clauses (i), (ii) and (iii) above.

If Idearc accepts degraded or diminished Services in lieu of receiving the benefit of the actions in clauses (i), (ii) and (iii) above, and if Provider fails to meet the Service Levels or its other obligations under the Agreement, then such failure shall be excused if and to the extent such failure is attributable to the degraded or diminished Services elected to be accepted by Idearc if (1) Provider notifies, with specificity and in writing, Idearc prior to its final decision that Provider is not likely to be able, using Commercially Reasonable Efforts, to meet such specified Service Level or other obligation under such circumstances; (2) Provider uses Commercially Reasonable Efforts to identify and consider reasonable alternatives available to address and avoid the impending performance failure; and (3) Provider uses Commercially Reasonable Efforts to meet such Service Level or other obligation notwithstanding Idearc’s election to accept the degraded or diminished Services.  If, after using Commercially Reasonable Efforts, options (i), (ii) and (iii) are not feasible (or if Idearc so elects), the Providing Party shall remove the infringing items from the Services and equitably adjust the Charges to adequately reflect such removal.  The Parties shall also agree on a work-around (implemented at the Providing Party’s expense) designed to minimize the financial and operational effects of such removal.

16.4.        Indemnification Procedures.  With respect to third-party claims subject to indemnification under the Agreement, the following procedures shall apply:

(a)           Notice.  Promptly after receipt by any Entity or individual entitled to indemnification (under Sections 16.1 through 16.3 or any other provisions of the Agreement) of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification hereunder, the indemnitee shall notify the indemnitor of such claim.  No delay or failure to so notify an indemnitor shall relieve it of its obligations under the Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure.  Within 15 days following receipt of notice from the indemnitee relating to any claim, but no later than five days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee that the indemnitor shall assume control of the defense and settlement of such claim (a “Notice of Assumption”).

(b)           Procedure Following Notice of Assumption.  If the indemnitor delivers a Notice of Assumption within the required notice period, the indemnitor shall assume control (subject to indemnitee’s right to participate at its own expense) over the defense and settlement of the claim and diligently defend the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim asserting any liability against the indemnitee, imposing any obligations or restrictions on the indemnitee, ceasing to defend against such claim or otherwise adversely impacting the indemnitee.  The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Assumption; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the fees and expenses associated with such counsel if, in the reasonable judgment of the indemnitee, based on an opinion of counsel, there is a conflict of interest with respect to such claim or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently.  The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Assumption and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Assumption has not yet expired.

(c)           Procedure Where No Notice of Assumption Is Delivered.  If the indemnitor does not deliver a Notice of Assumption relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate.  The indemnitor shall promptly reimburse the indemnitee for all reasonable costs and expenses incurred by indemnitee, including attorneys’ fees, in connection therewith to the extent it is a claim for which the indemnitor is obligated to indemnify under the Agreement.

16.5.        Subrogation.  Except as may otherwise be provided in Article XV, if an indemnitor is obligated to indemnify an indemnitee pursuant to any provision of the Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

ARTICLE XVII

LIMITATION OF LIABILITY

17.1.        General Intent.  Subject to the specific provisions and limitations of this Article XVII, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by the Agreement.

17.2.        Limitation of Liability.

(a)           Consequential Damages.  EXCEPT AS PROVIDED IN SECTION 17.2(c), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THE AGREEMENT FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY).

(b)           Direct Damages.  EXCEPT AS PROVIDED IN SECTION 17.2(c), THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY (FOR ANY AND ALL CLAIMS), FOR DIRECT DAMAGES UNDER OR IN CONNECTION WITH THE AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY), SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL CHARGES PAYABLE TO PROVIDER DURING THE EIGHTEEN (18) MONTH PERIOD IMMEDIATELY PRECEDING THE MOST RECENT EVENT GIVING RISE TO SUCH LIABILITY UNDER THE RELEVANT STATEMENT OF WORK WHICH GIVES RISE TO SUCH LIABILITY (OR, IF SUCH EVENT OCCURS WITHIN THE FIRST 18 MONTHS OF THE TERM, AN AMOUNT EQUAL TO $15,000,000).

(c)           Exceptions to Exclusions and Limitations of Liability.  The exclusions and limitations of liability set forth in Section 17.2(a) and Section 17(b), respectively, shall not apply with respect to (i) Losses resulting from any acts or omissions of a Party constituting fraud, willful misconduct or gross negligence; (ii) indemnification obligations of a Party pursuant to Section 16.1, 16.2 or 16.3; (iii) any Abandonment by Provider of the Agreement; or (iv) Losses resulting from any breach of a Party’s obligations under Sections 12.1, 12.2 and 12.3 or Article XIII.

(d)           Items Not Considered Damages.  The following shall not be considered damages subject to, and shall not be counted toward, the liability exclusions or limitations specified in Section 17.2(a) and Section 17.2(b), respectively:  (i) Performance Credits assessed against Provider pursuant to the Agreement; (ii) invoiced Charges that Idearc is not obligated to pay under the Agreement because such amounts are attributable to billing errors or for Services not provided in accordance with the Agreement; (iii) amounts paid by Idearc but subsequently recovered from Provider due either to incorrect Charges by Provider or for Services not provided in accordance with the Agreement; or (iv) invoiced Charges and other amounts that are due and owing to Provider for Services provided under the Agreement.

(e)           Acknowledged Direct Damages.  Without limiting the generality of the provisions of this Article XVII, the following shall be considered a non-exclusive list of direct damages and neither Party shall assert that they constitute indirect, incidental, consequential or special damages or lost profits to the extent they result directly from either Party’s breach of its obligations under the Agreement:

(i)            costs and expenses incurred for reconstructing or reloading any lost, stolen or damaged Idearc Data;

(ii)           costs and expenses incurred for implementing and performing a work-around in respect of a failure to provide the Services or any part thereof in accordance with the Agreement;

(iii)          costs and expenses incurred for replacing lost, stolen or damaged Equipment, Software or Materials;

(iv)          cover damages, including the costs and expenses incurred to procure replacement or corrected services from an alternate source to provide the Services or corrected services using a Party’s own internal resources, to the extent in excess of Provider’s applicable Charges under the Agreement;

(v)           overtime, straight time and related expenses incurred by Idearc, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to Provider’s failure to provide all or a portion of the Services, incurred in connection with paragraphs (i) through (iv) above;

(vi)          losses of an Affiliate that would be direct damages if they had instead been suffered by Idearc or Provider;

(vii)                         fines, penalties, interest or other monetary remedies imposed by a governmental or regulatory body (including self-regulatory body) as a result of a failure by a Party to comply with requirements that are such Party’s obligation to pay under Sections 16.1(g) or 16.2(f); and

(viii)                      Performance Credits or Milestone Credits assessed against Provider under the Agreement; and

(ix)                              Subject to the limitations set forth in Article IV of Schedule 5.1, the Independent Damages from Provider-Caused Publishing Errors or Print Anomalies (as defined in Schedule 5.1).

(f)                                  Indemnifiable Losses.  The Parties acknowledge that Losses payable by a Party to a third party that are the subject of indemnification under the Agreement shall be considered direct damages under the Agreement.

ARTICLE XVIII
TERMINATION

18.1.                      Termination for Cause.

(a)                                Idearc may, by giving written notice to Provider identifying the basis for such notice, terminate the Agreement with respect to all or any part of the Services, as of the date specified in the notice of termination, if:

(i)                                   Provider fails to complete all Transition Milestones by the applicable Tower Commencement Date and such failure is not otherwise excused pursuant to Sections 4.9 or 5.7;

(ii)                                Provider commits a material breach of the Agreement, which breach is not cured within 30 days after receipt from Idearc of written notice of the breach specifying in reasonable detail the nature of the breach;

(iii)                             Provider commits a material breach of the Agreement that is not capable of being cured within 30 days;

(iv)                            Provider commits numerous breaches of the Agreement of which Provider has received written notice from Idearc that collectively constitute a material breach of the Agreement;

(v)                               Provider incurs Performance Credits, Print Anomaly Credits and Published Error Credits in an aggregate amount equal to the Annual At-Risk Amount for any Contract Year;

(vi)                            Provider commits a material breach of its obligations relating to the establishment, maintenance or compliance with any agreed-upon data security safeguards relating to Idearc Confidential Information;

(vii)                         Provider commits a material breach of its obligations under Section 12.3;

(viii)                      Provider experiences a reduction in its long-term credit rating below BBB, as rated by Standard & Poor’s or Baa as rated by Moody’s Investor Services or experiences any other event or series of events that may reasonably evidence a significant degradation in Provider’s long-term financial condition; or

(ix)                              Provider fails to implement the Disaster Recovery and Business Continuity Plan within the applicable time period in accordance with Section 4.8(b) and the applicable Transaction Document(s); or, in the absence of a force majeure event as defined in Section 20.1, the Services are not reinstated within the specified time period following implementation of the Disaster Recovery and Business Continuity Plan.

(b)                               Provider shall not be entitled to any Termination Fees in connection with a termination pursuant to this Section 18.1.

18.2.                      Termination for Nonpayment.  If Idearc fails to pay undisputed Charges owed to Provider when due under the Agreement aggregating more than an amount equal to one month of Charges, then Provider may terminate the Agreement after giving Idearc written notice pursuant to Section 21.5 specifically identifying that such notice is given under this Section 18.2 and 45 days to cure.  In the event that such Charges have not been paid 30 days after the date on which the initial notice was delivered to Idearc, Provider shall issue a second notice in writing and addressed to Idearc’s Chief Financial Officer.  Provider acknowledges and agrees that this Section 18.2 describes Provider’s sole right of termination under the Agreement and Provider hereby waives any other right it might otherwise have to terminate the Agreement.

18.3.                      Termination for Convenience.

(a)                                Idearc may terminate the Agreement with respect to all or any part of the Services, for convenience and without cause at any time by giving Provider at least three months prior written notice.

(b)                               If a purported termination for cause by Idearc under Section 18.1 is determined by a competent authority not to constitute a proper termination for cause, then such termination by Idearc shall be deemed to constitute a termination for convenience under this Section 18.3.

18.4.                      Termination Upon Provider Investment in or Acquisition of Idearc Competitor.  Idearc may, by giving thirty (30) days written notice to Provider identifying the basis for such notice, terminate the Agreement with respect to any of the Services as of the date specified in the notice of termination, if Provider or any of its Affiliates:

(a)                                becomes the Beneficial Owner of a number of shares of Common Stock of an Idearc Competitor that represents 10% or more of the aggregate voting power of the outstanding shares of Common Stock of such Idearc Competitor;

(b)                               consummates any merger, consolidation, business combination or other significant or strategic transaction (or series of related transactions) with an Idearc Competitor;

(c)                                acquires, by purchase, transfer or conveyance in any one transaction or series of related transactions, assets or earning power aggregating 10% or more of the assets or earning power of an Idearc Competitor; or

(d)                               executes and delivers any agreement with an Idearc Competitor providing for the consummation of any of the foregoing transactions or publicly announces the execution and delivery of any such agreement.

For the avoidance of doubt, the foregoing provisions of this Section 18.4 will not apply merely to the execution, delivery or performance of a nonexclusive alliance arrangement between Provider (or any of its Affiliates) and any Idearc Competitor to jointly market products or services to customers; provided, further, that the termination right available to Idearc shall lapse if Idearc fails to exercise its right within 120 days after Idearc becomes aware of any triggering event under this Section 18.4.  Provider shall not be entitled to any Termination Fees in connection with a termination pursuant to this Section 18.4.

18.5.                      Termination Upon Provider Change of Control.  In the event of a change in Control of Provider (or that portion of Provider providing all or any material part of the Services under the Agreement) or, if Provider is not the ultimate parent company, Provider’s ultimate parent company, where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Provider (or that portion of Provider providing all or any material part of the Services) are acquired by any Entity that was not previously an Affiliate of Provider, or Provider (or that portion of Provider providing all or any material part of the Services) merges with another Entity and does not constitute the surviving corporation of such merger, then at any time within 12 months after the last to occur of such events, Idearc may terminate the Agreement with respect to all or any part of the Services by giving Provider at least 90 days prior written notice and designating a date upon which such termination shall be effective; provided, however, that if such change in Control of Provider involves an Idearc Competitor, Idearc may terminate the Agreement with respect to all or any part of the Services by giving Provider at least 30 days prior written notice, and Provider shall not permit such Idearc Competitor to have any access to Idearc Data, Idearc Confidential Information or any other information about the Idearc account, including discussions with Provider Personnel regarding specifics relating to the Services.  Provider shall not be entitled to any Termination Fees in connection with a termination pursuant to this Section 18.5.

18.6.                      Termination Upon Idearc Change of Control.  In the event of a change in Control of Idearc or Idearc’s ultimate parent company, where such Control is acquired directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Idearc are acquired by any Entity that was not previously an Affiliate of Idearc, or Idearc merges with another Entity and does not constitute the surviving corporation of such merger, then at any time within 12 months after the last to occur of such events, Idearc may terminate the Agreement with respect to all or any part of the Services by giving Provider at least 30 days prior written notice and designating a date upon which such termination shall be effective.  Idearc shall pay the Termination Fee as set forth in Schedule 18.10 for a termination in accordance with this Section 18.6.

18.7.                      Termination for Change in Law.  If (i) any one or more changes in Law under Section 9.11 or (ii) any one or more changes in Law that result in the imposition of any Services Taxes that are the responsibility of Idearc under Section 10.12, in each case which would not have been borne by Idearc had Idearc performed the Services itself, result in a cumulative increase of 10% or more in the aggregate of the average monthly Charges and the amount of Idearc’s retained responsibility for Service Taxes under the Agreement from the average monthly Charges and retained responsibility for Service Taxes in effect as of the Effective Date, then, unless Provider elects to bear and be responsible for such amounts in excess of such 10%, Idearc may, after giving 90 days’ written notice specifically identifying that such notice is given under this Section 18.7, terminate the Agreement with respect to all or any part of the affected Services.  Provider shall not be entitled to any Termination Fees in connection with a termination pursuant to this Section 18.7.

18.8.                      Termination for Provider Insolvency.  If (i) Provider becomes or is declared insolvent, or is unable to pay its debts as they become due, (ii) Provider makes an assignment for the benefit of its creditors, (iii) Provider files, publicly discloses or otherwise notifies Idearc of its intention to file, a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), or under any similar law or statute, (iv) a petition is filed against Provider under any such statute that is not dismissed within 90 days of it being filed, (v) Provider is the subject of any bona fide proceedings related to liquidation, insolvency or the appointment of a receiver or similar officer for all or a substantial part of Provider’s assets, (vi) Provider enters into an agreement or arrangement for the composition, extension, or readjustment of all or substantially all of its obligations or any class of its obligations, or (vii) Provider experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then Idearc may terminate the Agreement as of a date specified in a termination notice.  Provider shall not be entitled to any Termination Fees in connection with a termination pursuant to this Section 18.8.

18.9.                      Idearc Rights Upon Provider’s Bankruptcy.

(a)                                Upon the occurrence of any of the events described in Section 18.8, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Idearc shall have the immediate right to retain and take possession for safekeeping all Idearc Confidential Information, Idearc-licensed Third-Party

Software, Idearc-owned Equipment, Idearc Materials, Idearc-owned Publishing Product, and all other Software, Equipment, Systems or Materials to which Idearc is or would be entitled upon the expiration or termination of the Agreement.  Provider shall cooperate fully with Idearc and assist Idearc in identifying and taking possession of the items listed in the preceding sentence.  Idearc shall have the right to hold such Idearc Confidential Information, Software, Equipment, Systems or Materials until such time as the trustee or receiver in bankruptcy or other appropriate court officer can provide adequate assurances and evidence to Idearc that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing.  Provider and Idearc agree that without this material provision, Idearc would not have entered into the Agreement or provided any right to the possession or use of Idearc Confidential Information, Software, Equipment, Systems or Materials covered by the Agreement.

(b)                               Notwithstanding any other provision of the Agreement to the contrary, if Provider becomes a debtor under the Bankruptcy Code and rejects the Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of Idearc arising under or otherwise set forth in the Agreement, including the rights of Idearc under Article XIII, shall be deemed fully retained by and vested in Idearc as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Provider is the debtor; (ii) Idearc shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of Idearc or the members of the Idearc Group under the Agreement that arise after the termination or expiration of the Agreement are determined by a bankruptcy court to not be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by Idearc after any Bankruptcy Rejection as though the Agreement were terminated or expired.  Idearc shall under no circumstances be required to terminate the Agreement after a Bankruptcy Rejection to enjoy or acquire any of its rights under the Agreement, including any of the rights of Idearc under Article XIII.

18.10.                Termination Fee.  If Idearc terminates the Agreement with respect to all or any portion of the Services pursuant to Section 18.3 [Termination for Convenience] or 18.6 [Termination Upon Idearc Change of Control] then upon the completion of Provider’s provision of all Termination Assistance Services in accordance with the Agreement, Idearc shall pay Provider the applicable termination fee as set forth on Table A of Schedule 18.10 (the “Termination Fee”); provided, however that such amounts will be discounted by 50% in the event of a termination pursuant to Section 18.6.

In addition, in the event of termination of this Agreement for any reason prior to December 31, 2014 (the expiration of the initial Term), Idearc shall pay those amounts set forth on Table B of Schedule 18.10 for the applicable date of termination.

18.11.                Partial Terminations .  If Idearc terminates the Agreement with respect to any part of the Services, the Charges and Termination Fees payable under the Agreement shall be equitably reduced to reflect such partial termination.  Any such impact on the pricing caused by the partial termination shall be mutually discussed and agreed upon by Idearc and Provider.

18.12.                Equitable Remedies.  Provider acknowledges that, if it breaches (or attempts or threatens to breach) its obligation to provide Termination Assistance Services pursuant to the Agreement, its obligation regarding continued performance in accordance with Section 19.2, its obligations regarding the confidentiality of Idearc Confidential Information in accordance with Article XII, or its obligation to provide access to computers or files containing Idearc Data in accordance with Article XII, Idearc shall be irreparably harmed for which monetary damages would be difficult/impossible to ascertain or an inadequate remedy and that Idearc, therefore, shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek injunctive relief enjoining and restraining Provider from doing or continuing to do any such act and any other violations or threatened violations of such obligations.

18.13.                Termination Assistance.

(a)                                Commencement; Duration; Recipients.  Commencing (i) at least six months prior to the expiration of the Agreement (or on such earlier date as Idearc may request) or (ii) upon delivery of any notice of termination of the Agreement with respect to all or any part of the Services, and, in each case, continuing for up to 12 months following the effective date of such expiration or termination, Provider shall provide Idearc with the Termination Assistance Services described in this Section 18.13 and Schedule 18.13 (the “Termination Assistance Schedule”).  At Idearc’s request, Provider also shall provide Termination Assistance Services directly to an Idearc Group member, any other Entity or individual receiving Services under the Agreement, or an Entity or individual acquiring control of an Idearc Group member.  Provider shall provide termination assistance regardless of the reason for the expiration or termination; provided, however, that if any Transaction Document has been terminated by Provider pursuant to Section 18.2, then Idearc shall pay Provider (x) all undisputed amounts then due and payable and (y) monthly, in advance, for Termination Assistance Services.

(b)                               Performance.  Provider shall provide all Termination Assistance Services subject to and in accordance with the Agreement.  Provider shall perform the Termination Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term.  Provider shall take such action such that the quality and level of performance of the Services provided by Provider concurrently with its provision of Termination Assistance Services or following Provider’s receipt of a notice of termination or non-renewal shall continue to meet or exceed the Service Levels and shall not be degraded or deficient in any respect.  To the extent Provider remains responsible for the provision of Services under an entire Transaction Document during the

Termination Assistance Period, Service Levels and related Performance Credits associated with the Services Provider is then providing will still apply to such Transaction Document during the Termination Assistance Period.  Further. the provisions relating to Print Anomaly Credits and Published Error Credits as set forth in Schedule 5.1 will continue to apply with respect to Provider’s performance of the Services during the Termination Assistance Period.

(c)                                Payment.  Except as provided above, Idearc shall pay Provider the rates and charges specified in the Agreement for the additional Provider Personnel or resources required to perform such Termination Assistance Services.  To the extent rates and charges for such personnel or resources are not specified in the Agreement, Idearc shall pay Provider a negotiated fee, which shall not exceed Provider’s then-current commercial rates as reduced by the same discount from such rates as reflected in the Charges in effect immediately prior to expiration or termination of the Agreement.  To the extent the Termination Assistance Services requested by Idearc can be provided by Provider using personnel and resources already assigned to Idearc, there will be no additional charge to Idearc for such Services.  Idearc may temporarily or permanently adjust the work to be performed by Provider, the schedules associated therewith or the Service Levels to permit the performance of Termination Assistance Services by personnel or resources already assigned to Idearc.

(d)                               Mitigation.  Provider shall use Commercially Reasonable Efforts to mitigate the cost of termination and the Termination Assistance Services, including by using Commercially Reasonable Efforts to:

(i)                                   as promptly as practicable, but in no event earlier than Idearc’s exercise, or execution of a written waiver, of its rights to hire Provider Personnel as contemplated in the Termination Assistance Schedule, redeploy personnel used to provide the Services;

(ii)                                terminate contractors in accordance with the terms of their contracts in such a manner to avoid or to minimize any liability to pay compensation for early termination; and

(iii)                             redeploy any Equipment used to provide the Services that is not acquired by Idearc.

(e)                                Resources.  Provider shall use Commercially Reasonable Efforts to ensure that, at all times during the Term, on 30 days’ prior notice, Provider is able to deploy all necessary resources to assist Idearc with a complete disengagement in accordance with the Agreement and the Termination Assistance Schedule.

18.14.                Extension of Services.  At Idearc’s election upon 90 days’ prior written notice, Provider shall provide to Idearc any or all of the Services being performed by Provider prior to the date of expiration or termination of the Agreement for up to 15 months following such date.  To the extent Idearc requests such Services, Idearc shall pay Provider the Charges specified in the Schedule 10.1 that Idearc would have been obligated to pay Provider for such Services if the Agreement had not yet expired or been terminated; provided, however, that to the extent such Services are provided following the initial expiration date of the then-current Term, the Charges shall be increased annually by 3.5% over the Charges (and associated rates) effective for the immediately previous year.  To the extent that Idearc requests a portion (but not all) of the Services included in a particular Charge, the amount to be paid by Idearc shall be equitably adjusted in proportion to the portion of the Services included in the applicable Charge that Provider will not be providing or performing.

18.15.                Termination Assistance to Designees.  If Idearc designates one or more alternative suppliers to assume Provider’s role in connection with any expiration or termination of the Agreement with respect to all or any part of the Services, then Provider shall provide such Termination Assistance Services to such alternative suppliers, and such alternative suppliers may exercise, on behalf of Idearc, the rights afforded to Idearc under the Agreement relating to Termination Assistance Services.  If Idearc appoints a third-party designee to assume Idearc’s role in relation to any or all of the Termination Assistance Services, Provider shall provide Termination Assistance Services to such designee.

ARTICLE XIX
DISPUTE RESOLUTION

19.1.                      Informal Dispute Resolution.  Prior to the initiation of formal dispute resolution procedures with respect to any dispute, other than a dispute arising out of the breach of a Party’s obligations under Article XII or subject to Section 18.12, the Parties shall first attempt to resolve such dispute informally, as follows:

(a)                                Initial Effort.  The Idearc Program Manager and the Provider Project Executive shall attempt in good faith to resolve all disputes (other than those arising out of a breach of a Party’s obligations under Article XII or subject to Section 18.12).  If the Idearc Program Manager and the Provider Project Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such party may refer the dispute for resolution to the senior corporate executives specified in paragraph (b) below upon notice to the other Party.

(b)                               Escalation.  Within five business days of a notice under paragraph (a) above referring a dispute for resolution by senior corporate executives, the Idearc Program Manager and the Provider Project Executive will each prepare and provide to a Provider Vice President and the Idearc executive to whom the Idearc Program Manager will report, respectively, summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation, for their review.  The designated senior corporate executives will confer as often as they deem reasonably necessary to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution.  The designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding.  The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position.

(c)                                Non-Binding Mediation.  If jointly elected by the senior corporate executives, the Parties may refer the dispute to non-binding mediation.  The Parties shall mutually agree upon a neutral mediator, the location of mediation, and the attendant procedures of the mediation.

(d)                               Provision of Information.  During the course of negotiations under paragraph (a), (b) or (c) above, all commercially reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the parties may be fully advised of the other’s position.

(e)                                Prerequisite to Formal Proceedings.  Formal proceedings for the resolution of a dispute may not be commenced until the earlier of (i) the designated senior corporate executives under paragraph (b) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; (ii) 90 days after the notice under paragraph (a) above referring the dispute to designated senior corporate executives; or (iii) the mediation referenced in paragraph (c) has neither commenced nor been resolved within 60 days following refusal by the Parties.  The time periods specified in this Section 19.1 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to (A) avoid the expiration of any applicable limitations period, (B) preserve a superior position with respect to other creditors, (C) seek immediate injunctive relief to avoid irreparable harm, or (D) address a claim arising out of the breach of a Party’s obligations under Article XII or a dispute subject to Section 18.12.  The Party filing a pleading seeking immediate injunctive relief, which is not awarded in substantial part, shall pay all reasonable costs and attorneys’ fees of the other Party in connection with such pleading.

(f)                                  Use of Proposals and Information.  Proposals and information exchanged during the informal proceedings described in this Section 19.1 shall be privileged, confidential and without prejudice to a Party’s legal position in any formal proceedings.  All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.

19.2.                      Continued Performance.

(a)                                General.  Provider acknowledges that the timely and complete performance of its obligations pursuant to the Agreement is critical to the business and operations of Idearc.  Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under the Agreement while any dispute is being resolved.  Without limiting the generality of the foregoing, pending resolution of any dispute, Provider shall not deny, withdraw, or suspend Provider’s provision of the Services to Idearc under the Agreement.  This Section 19.2 shall not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Agreement in accordance with Article XVIII.  For the avoidance of doubt, Provider shall not withhold any Idearc Data pending the resolution of any dispute.

(b)                               Non-Interruption of Service.  Provider acknowledges and agrees that any interruption to the Service will cause irreparable harm to Idearc, in which case an adequate remedy at law would not be available.  Provider expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it shall not deny, withdraw, or otherwise restrict Provider’s provision of the Services to Idearc under the Agreement, except as specifically and expressly agreed in writing by Idearc and Provider.

19.3.                      Binding Arbitration.

(a)                                The Parties agree to that any controversy, claim or dispute based upon, arising out of, or relating to the Agreement, or the negotiation, validity, execution, interpretation or performance of the Agreement (including (i) any rights or obligations of the parties, and (ii) any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with the Agreement or as an inducement to enter into the Agreement) shall be resolved by binding arbitration.  Such binding arbitration shall be governed by and resolved exclusively in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law which would require or permit the application of the laws of another jurisdiction.  Subject to the modifications set forth herein, any arbitration shall be administered by the Dallas, Texas office of the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules in effect at the time the arbitration is initiated (the “Rules”).

(b)                               The arbitrations shall take place in Dallas, Texas with a panel of three arbitrators.  Each Party shall in good faith select one arbitrator.  Such arbitrators shall select the third panel member, or, if they should fail to agree on the third member, the third member shall be selected by the AAA.  Subject to Section 19.3(e), the arbitration panel shall be empowered to render full and complete resolution of the dispute and shall assess all reasonable attorneys’ fees and costs, including the costs of the arbitration and the arbitrators’ compensation, against the losing party.  In the event the arbitration panel finds that any Party has abused or failed to comply with the applicable arbitration or discovery provisions in the Agreement or in the Rules, subject to Section 19.3(e) the panel shall be empowered to render any sanction that would otherwise be available under the Federal Rules of Civil Procedure including, but not limited to, rendition of an award for complete relief (including attorneys’ fees and all arbitration expenses), in favor of the non-offending Party and against the offending Party.

(c)                                  The arbitrators shall issue a decision in writing, stating reasons therefor, including both findings of fact and conclusions of law, and may award any remedy available at law or in equity (consistent with the terms of this Agreement).  The arbitrator shall have no power to amend or supplement this Agreement or reinstate this Agreement, to award damages other than as permitted by this Agreement, or to fail to follow applicable law.  Any award rendered by the arbitrator(s) shall be final and binding on the Parties.  The arbitrator(s) shall be empowered to recommend the granting of injunctive relief to which the Parties will agree to be bound until a court of competent jurisdiction enters an order on the same subject matter.  The Parties agree not to contest the entry and enforcement of the equitable relief recommended by the arbitrator(s) when applied for at a court of competent jurisdiction.  The Parties agree that judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof in order to obtain compliance therewith.

(d)                                 The Parties agree that the expeditious conclusion of the arbitration is critical to all parties and they direct, and agree that, the arbitration panel shall so allocate time and impose deadlines that the complete proceeding from the initial demand for arbitration to the decision of the panel shall be completed within 180 calendar days.

(e)                                  Unless otherwise agreed to by the Parties in writing or ordered by the arbitration panel, discovery shall be conducted pursuant to the Federal Rules of Civil Procedure except for the following limitations:

(i)                                    the number of depositions concerning any single or consolidated arbitration shall be limited to four depositions by each side to the dispute;

(ii)                                 each deposition shall last no more than seven hours and may commence no earlier than 9:00 a.m. and continue no later than 5:00 p.m., as measured at the location of the deposition; and

(iii)                              the Parties may exchange up to three sets of requests for documents, but the documents requested shall be limited so as not to exceed 1000 pages per request unless the Parties agree in writing to increase the limit or if a greater page limit is ordered by the panel.

(f)                                    Other than as set forth herein, the arbitration panel may not award non-monetary or equitable relief, punitive damages or any other damages not measured by the prevailing Party’s actual damages.  This paragraph (f) will not prevent any Party from exercising its right to pursue equitable remedies in accordance with Section 19.1(e).  If any dispute or claim between the Parties is subject to judicial proceedings, each Party expressly waives any right it might have to demand a jury trial in such proceedings.

19.4.                      Governing Law; Jurisdiction; Venue.  To the extent that any claim or cause of action (whether in contract or tort) that may be based upon, arise out of, or relate to the

Agreement, or the negotiation, validity, execution, interpretation or performance of the Agreement is not subject to the Section 19.3 above (a “Non-Arbitration Claim”), it will be governed by and resolved exclusively in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law which would require or permit the application of the laws of another jurisdiction.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the state district and federal courts located in the State of Texas, Dallas County, for purposes of any Non-Arbitration Claim, and each party hereby irrevocably agrees that all Non-Arbitration Claims shall be heard and determined exclusively in the state district and federal courts of the State of Texas, Dallas County.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE XX
FORCE MAJEURE

20.1.                      Force Majeure.

(a)                                  General.  Subject to paragraph (d) below, no Party shall be liable for any default or delay in the performance of any of its obligations under the Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, earthquake, elements of nature or acts of God; (ii) wars (declared and undeclared), acts of terrorism, sabotage, riots, civil disorders, rebellions or revolutions; or (iii) acts of any governmental authority with respect to any of the foregoing, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of commercially reasonable alternate sources, workaround plans or other commercially reasonable means.  A strike, lockout or labor dispute involving a Party (or, in the case of Provider, a subcontractor) and its own personnel shall not excuse Provider from its obligations hereunder.  In addition, the refusal of Provider or Provider Personnel to enter a facility that is the subject of a labor dispute shall excuse Provider from its obligations hereunder only if and to the extent such refusal is based upon a reasonable fear of harm.

(b)                                 Duration and Notification.  In such event the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance whenever and to whatever extent possible without delay.  Any Party so prevented, hindered or delayed in its performance shall, as promptly as practicable under the circumstances, notify the Party to whom performance is due in person or by telephone (to be confirmed in writing within one day of such notice) and describe at a reasonable level of detail the circumstances of the force majeure event, the steps being taken to address such force majeure event, and the expected duration of such force majeure event.

(c)                                  Substitute Services; Termination.  If any event described in paragraph (a) above substantially prevents, hinders, or delays the performance by Provider or one of its subcontractors of Services necessary for the performance of critical Idearc functions for more than 24 hours, Idearc may procure such Services from an alternative source.  Idearc shall not be liable to make the payment for the Services Provider is unable to provide.  If any event described in paragraph (a) above substantially prevents, hinders or delays the performance by Provider of critical Idearc functions for more than two days, Idearc, may terminate the Agreement with respect to the Services so affected, including, but not limited to, the Transaction Document related to such Services, without payment of Termination Fees, and the Charges payable hereunder shall be equitably reduced to reflect such terminated Services.  If any event described in paragraph (a) above substantially prevents, hinders or delays the performance by Provider of critical Idearc functions for more than 10 days, Idearc may terminate the Agreement with respect to all or any part of the Services without the payment of Termination Fees, and if the Agreement is terminated with respect to only part of the Services, the Charges payable hereunder shall be equitably reduced.  Provider’s right to additional payments or increased usage charges as a result of any force majeure occurrence affecting Provider’s ability to perform shall occur solely pursuant to Section 9.10.

(d)                                 Disaster Recovery and Business Continuity.  In accordance with Section 4.8, upon the occurrence of a force majeure event, Provider shall implement promptly, as appropriate, its disaster recovery and business continuity plans under the Disaster Recovery and Business Continuity Plan.  The occurrence of a force majeure event shall not relieve Provider of its obligation to implement its disaster recovery and business continuity plans and provide related Services, unless Provider’s performance under such disaster recovery and business continuity plans is not possible as a result of the same force majeure event affecting multiple continents.

(e)                                  Payment Obligation.  If Provider fails to provide Services in accordance with the Agreement due to the occurrence of a force majeure event, all amounts payable to Provider hereunder shall be equitably adjusted in a manner such that Idearc is not required to pay any amounts for Services that it is not receiving whether from Provider or from an alternate source at Provider’s expense pursuant to paragraph (c) above.

(f)                                    Allocation of Resources.  Without limiting Provider’s obligations under the Agreement, whenever a force majeure event or Disaster causes Provider to allocate limited resources between or among Provider’s customers and Affiliates, Idearc shall receive at least the same treatment as similarly situated Provider customers.

ARTICLE XXI
GENERAL

21.1.                      Joint and Several Liability.  TCSL, a company organized under the laws of the Republic of India with offices at TCS House, Raveline Street, 21 DS Marg, Fort Mumbai, Mumbai - 400001, Maharashtra, India, and TCS America, a New York Corporation with its headquarters located at 101 Park Avenue, New York, New York 10178, each hereby agrees to have joint and several rights, liabilities and obligations of Provider arising out of or in connection with this Agreement.  For clarity, the combined obligations and/or liabilities of TCS America and TCSL shall not exceed the limits or limitations contained in this Agreement.  Each of TCSL, TCS America and Idearc acknowledge that Idearc would not have entered into the Agreement without TCSL’s acceptance of this provision and execution hereof.  Further, TCSL and TCS America hereby agree that any amendment, renewal, Transaction Document, consent, notice, approval or other documents entered into on behalf of the Provider under or pursuant to this Master Agreement may be signed on behalf of Provider by TCS America or TCSL or both and any such document signed by either TCS America or TCSL shall be binding on both TCS America and TCSL.

21.2.                      Binding Nature and Assignment.  The Agreement shall be binding on the Parties and their respective successors and permitted assigns.  Neither Party may, or shall have the power to, assign the Agreement without the prior written consent of the other, except that Idearc may assign its rights and obligations under the Agreement, without the approval of Provider, to (i) any of its Affiliates that expressly assumes Idearc’s obligations and responsibilities under the Agreement, provided, that Idearc shall remain fully liable for and shall not be relieved from the full performance of all obligations under the Agreement, (ii) any Entity that acquires all or substantially all of Idearc’s assets or Idearc’s successor by way of purchase, merger or acquisition, or (iii) any entity that results from a restructuring/conversion of Idearc.  Any attempted assignment that does not comply with the terms of this Section 21.2 shall be null and void.

21.3.                      Entire Agreement.  This Master Agreement, including any Schedules, Attachments and Exhibits referred to herein and attached hereto, the Transaction Documents, including any Schedules, Attachements and Exhibits referred to therein and attached thereto, the RFP and the Proposal, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof.  There are no agreements, representations, warranties, promises, covenants, commitments or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  The Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter hereof.

21.4.                      Amendment; Waivers.  No amendment, modification, change, waiver, or discharge of the Agreement (including the Transaction Documents) shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

21.5.                      Notices.

(a)                                  Any notice, notification, request, demand, or determination provided by a Party shall be in writing and may be sent in hard copy using one of the following methods and shall be deemed delivered upon receipt; (i) by hand, (ii) by a reputable express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth below:

In the case of Idearc:

Idearc Media Services—West Inc.

2200 West Airfield Drive

P.O. Box 619810

DFW Airport, Texas  75261-9810

Attention:  Contract Management

With a copy (which shall not constitute effective notice) to:

Idearc Media Services West—Inc.

2200 West Airfield Drive

P.O. Box 619810

DFW Airport, Texas  75261-9810

Attention:  Executive Vice President - General Counsel

In the case of Provider:

TCS America

101 Park Avenue, 26th Floor

New York, New York  10178

Attention:  Senior Contracts Manager

With a copy (which shall not constitute effective notice) to:

Tata Consultancy Services Limited

TCS House, Raveline Street

21 DS Marg, Fort Mumbai, Mumbai - 400001

Maharashtra, India

Attention:  Deputy General Counsel

(b)                                 A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.

21.6.                      Counterparts.  This Master Agreement and each Transaction Document may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

21.7.                      Rules of Construction.  The article and section headings and the table of contents used herein are for reference and convenience only and shall not be considered in the interpretation of this Master Agreement.  As used in this Master Agreement, unless otherwise provided to the contrary, (a) all references to days, months or quarters will be deemed references to calendar days, months or quarters and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” will be deemed to refer to a section or article of this Master Agreement or an exhibit or schedule to this Master Agreement. Unless the context otherwise requires, as used in this Master Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Master Agreement refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement.  Whenever the words “include,” “includes” or “including” are used in this Master Agreement, they will be deemed to be followed by the words “without limitation.”  References in the Agreement to “$” will be deemed a reference to United States dollars unless otherwise specified.

21.8.                      Relationship of Parties.  Provider, in furnishing Services to Idearc under the Agreement, is acting as an independent contractor, and Provider has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Provider under the Agreement.  The relationship of the Parties under the Agreement shall not constitute a partnership or joint venture or fiduciary relationship for any purpose.  Provider is not an agent of Idearc and has no right, power or authority, expressly or impliedly, to represent or bind Idearc as to any matters, except as expressly authorized in the Agreement.  Idearc is not an agent of Provider and has no right, power or authority, expressly or impliedly, to represent or bind Provider as to any matters, except as expressly authorized in the Agreement.

21.9.                      Severability.  If any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.  The remaining provisions of the Agreement and the application of the challenged provision to Persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.10.                Consents and Approval.  Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice, assistance, cooperation, determination, decision or similar action by either Party is required under the Agreement, such action shall not be unreasonably delayed or withheld.  An approval or consent given by a Party under the Agreement shall not relieve the other Party from responsibility for complying with the Agreement, nor shall it be construed as a waiver of any rights under the Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.11.                Waiver of Default; Cumulative Remedies.  A delay or omission by either Party hereto to exercise any right or power under the Agreement shall not be construed to be a waiver thereof.  A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.  All waivers shall be in writing and signed by the Party waiving its rights.  Except as otherwise expressly provided in the Agreement, all remedies provided for in the Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity, by contract or otherwise.  The election by a Party of any remedy provided for in the Agreement or otherwise available to such Party shall not preclude such Party from pursuing any other remedies available to such Party at law, in equity,  by contract or otherwise.  Without limiting the generality of the foregoing, any termination of the Agreement with respect to all or any part of the Services (including any termination by Idearc pursuant to Section 18.1 or 18.3) shall be with a full reservation of rights to Idearc, and no such termination shall be deemed the sole and exclusive remedy of Idearc.

21.12.                Survival.  Any provision of the Agreement that are intended to survive the termination or expiration of the Agreement or that contemplates performance or observance subsequent to any termination or expiration of the Agreement shall survive any termination or expiration of the Agreement and continue in full force and effect.

21.13.                Publicity.  Neither Party shall use any of the names, service marks or trademarks of the other Party or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to the Agreement, including in any promotional, advertising or marketing materials, or business presentations but excluding internal announcements or disclosures required to meet legal or regulatory requirements without the prior consent of the other Party to each such use or release.  In addition, neither Party shall make any public statement about the Agreement, the Services or their relationship without the other Party’s prior written approval.

21.14.                Export.  The Parties acknowledge that certain Equipment, Materials and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries.  No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.  To the extent required for Provider to perform the Services and within Provider’s control, Provider shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder in connection with Provider’s delivery of the Services.

21.15.                No Third-Party Beneficiaries.  The Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including any Provider Affiliates (but expressly including Idearc Affiliates), employees (Provider Personnel or Idearc Personnel), vendors and customers of a Party, or to create any obligations of a Party to any such third parties; provided, however, that the Persons entitled to indemnification pursuant to Article XVI will be entitled to enforce the provisions thereof.  Idearc may enforce the terms of the Agreement against any Provider Affiliate performing Services.

21.16.                Covenant Against Pledging.  Without the prior consent of Idearc, Provider shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Idearc under the Agreement for any reason whatsoever.

21.17.                Order of Precedence.  In the event of any apparent conflicts or inconsistencies between the provisions of the Master Agreement, the Exhibits, the Transaction Documents, the Schedules or other attachments to the Agreement and Transaction Documents, such provisions shall be interpreted so as to make them consistent to the extent possible, and if such is not possible, the provisions of Section 1.6(c) shall control.

21.18.                Further Assurances.  Subsequent to the execution and delivery of the Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of the Agreement.

21.19.                Liens.  Neither Provider nor any of its subcontractors shall file, or by its action or inaction permit to be filed, any mechanics’ or materialmen’s liens on or against any property or realty of Idearc.  If any such liens arise as a result of any action or inaction of Provider or any of its subcontractors, Provider shall obtain a bond to fully satisfy such liens or otherwise remove such Liens at its sole cost and expense promptly, but in any event within a period not to exceed 30 days.  If Provider has not satisfied or removed such liens within the 30-day period, Idearc may, in its sole discretion, pay the amount of such lien or lien claim and setoff such amounts from payments due to Provider.

21.20.                Covenant of Good Faith.  Each Party agrees that, in its respective dealings with the other Party under or in connection with the Agreement, it shall act in good faith.

21.21.                Acknowledgment.  The Parties each acknowledge that the terms and conditions of the Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the Agreement.

*  *  *  *  *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Master Agreement to be executed by their respective duly authorized representatives to be effective as of the Effective Date.

IDEARC MEDIA SERVICES—WEST INC.

By:

Printed Name:

Title:

Date:

TATA AMERICA INTERNATIONAL CORPORATION

By:

Printed Name:

Title:

Date:

TATA CONSULTANCY SERVICES LIMITED

By:

Printed Name:

Title:

Date:

SCHEDULE 1.1

DEFINITIONS

“AAA” has the meaning set forth in Section 19.3(a).

“Abandonment” means Provider’s intentional cessation or suspension of, or refusal or failure to provide, prior to completion a material portion of the Services (including a material portion of the Termination Assistance Services) and such cessation, suspension, refusal or failure was not the result of a termination of the Agreement by Provider in accordance with Section 18.2.

“Affiliate” means, with respect to any Entity or individual, any other Entity that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Entity or individual.

“Agreement” has the meaning set forth in Section 1.6.

“Annual At-Risk Amount”

“Bankruptcy Code” has the meaning set forth in Section 18.8.

“Bankruptcy Rejection” has the meaning set forth in Section. 18.9(b).

“Benchmark Standard” has the meaning set forth in Section 10.13(e).

“Benchmarker” has the meaning set forth in Section 10.13(a).

“Benchmarking” has the meaning set forth in Section 10.13(a).

An Entity shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own,” any securities (i) that such Entity, directly or indirectly is the “beneficial owner” of (as determined pursuant to Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act); or (ii) that such Entity, directly or indirectly, has the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event), pursuant to any agreement or arrangement or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise.

“business day” means any day (as measured in Central Time) other than a Saturday, Sunday or a day on which the Federal Reserve Banks are closed.

“Cause” means a material violation of Provider’s generally applicable written employment rules or policies (including but not limited to a violation of applicable Law in the course of employment) and specifically excluding, by way of example and without limitation, performance, redundancy, surplus enrollment, restructuring of Provider or its operations or other economic-related reasons.

1

“Change Analysis” has the meaning set forth in Section 9.10(c).

“Change Control Procedure” means the procedure set forth in Section 9.10.

“Change Control Request” has the meaning set forth in Section 9.10(a).

“Change Order” has the meaning set forth in Section 9.10(d).

“Charges” means the amounts set forth in Article X and on Schedule 10.1 as charges for the Services.

“Code of Ethics” has the meaning set forth in Section 8.5(c).

“Commercially Reasonable Efforts” means a prompt and diligent effort, made in a professional and workmanlike manner, using qualified individuals.

“Common Stock” means, as to any Entity, the shares of common stock or other securities or equity interests of such Entity of any class or series the holders of which are entitled to vote generally in the election of directors (or other comparable managers) of such Entity (excluding any class or series the holders of which would be entitled so to vote upon the occurrence of any contingency, so long as such contingency has not occurred).

“Competitor Publishing BPO Services Agreement” has the meaning set forth in Section 4.5(c).

“Confidential Information” has the meaning set forth in Section 12.3(a).

“Contract Records” has the meaning set forth in Section 14.1(a).

“Contract Year” means a calendar year.

“Control” (together with its derivatives) means (i) the legal or Beneficial ownership, directly or indirectly, of (a) at least 50% of the aggregate of all Common Stock in an Entity or (b) Common Stock having the right to at least 50% of the profits of an Entity or, in the event of dissolution, to at least 50% of the assets of an Entity; (ii) the right to appoint, directly or indirectly, a majority of the board of directors (or other comparable managers); or (iii) the right to control, directly or indirectly, the management or policies of the Entity, whether through the ownership of voting securities, by contract or otherwise.

“Data Privacy Laws” means Laws relating to data privacy, trans-border data flow or data protection, including regulations, policies, rules and guidelines of Idearc or self regulatory organizations governing the collection, use or management of personally identifiable information.

“Derivative Work” means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.

2

Disaster” shall have the meaning set forth in the final Disaster Recovery and Business Continuity Plan.  To the extent such term remains undefined, “Disaster” shall mean any incident that causes an adverse event that cannot be managed within the context of normal operating procedures including interruption, destruction or other loss or diminishment of operational capacity.

“Effective Date” has the meaning set forth in the preamble to this Master Agreement.

“Entity” means any corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.

“Equipment” means all computing, networking, communications and related equipment procured, provided, operated, supported, or used by Provider in connection with the Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling; (ii) personal computers, laptop computers and workstations and associated attachments, features, accessories, peripheral devices, and cabling; (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, peripheral devices, and cabling and (iv) all documentation and materials related thereto.

“Equipment Leases” means all leasing arrangements whereby Idearc or an Idearc Third-Party Contractor leases Equipment as of the Tower Commencement Date which will be used by Provider to perform the Services after such Tower Commencement Date.  Unless otherwise agreed by the Parties, Equipment Leases shall include all such leases in use as of the Tower Commencement Date, those as to which the lease, maintenance and support costs are included in the Idearc Base Case and all other leases as to which Provider received notice and/or access prior to the Tower Commencement Date.

“Error” has the meaning set forth in Section 11.3(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event” has the meaning set forth in Section 10.8(a).

“Financial Responsibility” means, (i) as applied to the Parties generally, that such Party shall be responsible for all financial obligations with respect to the applicable asset, including costs associated with acquisition or leasing, and refresh and upgrade and, (ii) as applied to Provider, the obligations described in Section 6.2(a).

“Financial Responsibility Matrix” has the meaning set forth in Section 6.2(a).

“GAAP” means generally accepted accounting standards and generally accepted accounting principles for the applicable jurisdiction applied on a consistent basis.

“General Laws” has the meaning set forth in Section 9.11(a).

“GPI” has the meaning set forth in Schedule 5.1.

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“Idearc” has the meaning set forth in the preamble to this Master Agreement.

“Idearc Competitor” means the Entities identified in Attachment 1.1-A, together with their respective Affiliates, successors and assigns.  Attachment 1.1-A may be modified from time to time in Idearc’s sole discretion; provided, however, the number of Entities represented on such Attachment 1.1-A may not exceed nine.  Idearc, in consultation with, and subject to agreement by, Provider, may supplement such list to exceed the allowed nine Entities and identify in writing additional Entities that Idearc has reasonably and in good faith determined to be a competitor.  Any such designation of an additional Idearc Competitor will be effective for purposes of the Agreement immediately after the date Idearc and Provider agree upon such designation.

“Idearc Data” means any data or information of Idearc, any member of the Idearc Group, any Idearc Personnel, or any Idearc Service Recipient, in each case that is provided to or obtained by Provider in connection with the negotiation and execution of the Agreement or the performance of any of its obligations under the Agreement, with respect to the businesses, customers, operations, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of Idearc or any member of the Idearc Group.  Idearc Data includes any data or information created, generated, or pertaining to Idearc, any member of the Idearc Group or any Idearc Service Recipient that is collected or processed by Provider in the performance of any of its obligations under the Agreement, including data processing input and output, service level measurements, asset information, third-party service and product agreements, contract charges, retained expenses and Pass-Through Expenses.  Idearc Data also includes Idearc and Idearc Service Recipient data and information that resides in or is accessed through Software, Equipment or Systems provided, operated, supported, or used by Provider in connection with the Services.

“Idearc Group” means Idearc and its Affiliates.

“Idearc Laws” has the meaning set forth in Section 9.11(a).

“Idearc Licensed Materials” has the meaning set forth in Section 13.1(b)(i).

“Idearc Materials” has the meaning set forth in Section 13.1(a).

“Idearc Personal Data” means that portion of Idearc Data which is subject to any Data Privacy Laws.

“Idearc Personnel” means the employees, agents, contractors or representatives of Idearc, excluding Provider and Provider Personnel.

“Idearc Program Manager” has the meaning set forth in Section 9.2.

“Idearc Retained Functions” means activities, tasks, responsibilities and functions expressly identified as such in the Transaction Documents.

“Idearc Service Locations” has the meaning set forth in Section 7.1(a).

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“Idearc Service Recipient” means any person or Entity to which Idearc provides or for which Idearc serves as a third-party service provider, including, without limitation, Idearc customers or recipients of Idearc’s publishing services.

“Idearc Site” means those locations owned, leased or under the control of Idearc or its Affiliates.

“Idearc Third-Party Contractors” means a subcontractor, agent or independent contractor providing services (other than Provider and its contractors with respect to the provision of the Services) to Idearc or members of the Idearc Group pursuant to an agreement between Idearc and such third-party contractor.

“Idearc Third-Party Materials” has the meaning set forth in Section 13.3(a)(i).

“Incentive Pricing Period” has the meaning set forth in Section 4.5(c).

“Income Taxes” means any taxes on or measured by the net income of a Party (including taxes on capital or net worth that are imposed as an alternative to taxes based on net or gross income), or any taxes which are in the nature of an excess profits tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

“Infringement Exceptions” means that the Party providing the particular representation, warranty, covenant or indemnity under the Agreement (the “Responsible Party”) shall have no obligation with respect to any claim under or with respect to such representation, warranty, covenant or indemnity to the extent such claim results from:  (i) the other Party’s combinations of the Responsible Party’s work product, Equipment or Materials with items not provided, specified or reasonably anticipated by the Responsible Party where such combination was not within the reasonable contemplation of the Parties given the intended use of the item; (ii) unauthorized modifications of Equipment or Materials made by or on behalf of the Responsible Party; (iii) the Responsible Party’s compliance with specifications or directions (including with respect to Materials or processes) provided by or on behalf of the other Party to the extent such specifications or directions are required to be followed, unless and to the extent the Responsible Party had knowledge of the infringement or misappropriation associated with compliance with such specifications or directions and failed to disclose it to the other Party; (iv) third party Equipment or Third Party Materials, except to the extent that such infringement or misappropriation arises from the failure of the Responsible Party to obtain the necessary rights or licenses or Required Consents for which such Responsible Party is responsible under the Agreement or to abide by the limitations of the applicable third party Equipment or Third Party Materials licenses of which such Responsible Party received reasonable prior notification; or (v) use of Equipment or Materials in other than their specified operating environment where such use was not within the reasonable contemplation of the Parties; (vi) the distribution, operation or use of Software or materials for the benefit of a third party outside of the other Party’s enterprise where such distribution, operation or use was not within the reasonable contemplation of the Parties; provided however, the Responsible Party will pass through to the other Party any representations, warranties, covenants and indemnities permitted under any applicable third party agreement.

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“Intellectual Property” means patents and other patent rights (including patent disclosures and applications and patent divisions, continuations, continuations-in-part, reissues, and extensions thereof); copyrights and other rights in works of authorship (including software and including registered and unregistered copyrights and unpublished works of authorship); moral rights, trade secrets; know-how; trademarks and service marks (including registered and unregistered); and all other forms of tangible or intangible work, invention, improvement, discovery, process, writing, design, model, drawing, photograph, report, formula, pattern, device, compilation, database or computer program, whether or not protectable under Title 17 of the U.S. Code and whether or not patentable or otherwise protectable under Title 35 of the U.S. Code and whether or not protectable or patentable under similar laws worldwide, that are not conceived of, prepared, procured, generated or produced, whether or not reduced to practice.

“Key Provider Personnel” means Provider Personnel named or filling the positions designated in each Transaction Document or Schedule 9.3, as applicable, as Key Provider Personnel.

“KPI” has the meaning set forth on Schedule 5.1.

“Laws” means all federal, state, provincial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof, including Data Privacy Laws.  For purposes of the Agreement, Laws also shall include (i) any rules, regulations, directives, principles and policies of Idearc or any self-regulatory organizations to which Idearc or a member of the Idearc Group belong and (ii) GAAP.

“Losses” means all claims and all losses, liabilities, damages, fines, and penalties paid or payable to or for the benefit of any third party asserting a claim (including such third party’s successors and assigns) pursuant to any settlement, judgment or award with respect to such claim (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and out-of-pocket costs of investigation, experts, litigation, settlement, judgment, interest and penalties).

“Malicious Code” means (i) any code, program, or sub-program whose known or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token that permits any individual to circumvent the normal security of the Software or the system containing the code; provided, however, that Malicious Code shall not include any programming code, programming instructions or set of instructions that is (y) incorporated for purposes of applying a software patch or (z) distributed as part of Software to ensure that the licensee uses the product in accordance with the licensing agreement.

“Master Agreement” has the meaning set forth in the Preamble.

“Materials” means, collectively, Software, literary works, other works of authorship, specifications, designs, analyses, patentable processes, methodologies, inventions, programs,

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program listings, programming tools, documentation, reports, drawings, databases process and work product, whether tangible or intangible.

“Milestone Credits” has the meaning set forth in Schedule 3.2.

“New Entity” has the meaning set forth in Section 4.4(a).

“New Services” has the meaning set forth in Section 4.6(a).

“Non-Arbitration Claim” has the meaning set forth in Section 19.4.

“Notice of Assumption” has the meaning set forth in Section 16.4(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Master Agreement.

“Pass-Through Expenses” means the expenses, if any, for which Idearc has agreed in advance to be financially responsible, as set forth in Schedule 10.1.

“Peer Group” means (i) the Entities identified in Attachment 1.1-B, together with their respective Affiliates, successors and assigns, and (ii) such other Entities that are generally considered top-tier providers of publishing services.  Attachment 1.1-B may be modified from time to time in Idearc’s sole discretion; provided, however, the number of Peer Group Entities represented on such Attachment 1.1-B may not exceed eleven.  Idearc, in consultation with, and subject to agreement by, Provider, may supplement such list to exceed the allowed eleven Entities and identify in writing additional Entities that Idearc has reasonably and in good faith determined to be a peer of Provider.  Any such designation of an additional Peer Group Entity will be effective for purposes of the Agreement immediately after the date Idearc and Provider agree upon such designation.

“Performance Credits” has the meaning set forth in Schedule 5.1.

“Policies and Procedures Manual” has the meaning set forth in Section 9.6(a).

“Pre-Transition Phase” has the meaning set forth in Schedule 3.2.

“Processing Norms” has the meaning set forth in Section 4.10.

“Productivity” has the meaning set forth in Schedule 10.1.

“Proposal” means Provider’s proposal submitted to Idearc in response to the RFP, as well as any revised submissions, correspondence and other written communications from Provider to Idearc in connection with the RFP.  In the event of a conflict between or among the various documents that may comprise the Proposal, the more recent provisions shall take precedence over earlier provisions.

“Provider” has the meaning set forth in the preamble to this Master Agreement.

“Provider Controls” has the meaning set forth in Section 14.3(a).

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“Provider Group” has the meaning set forth in Section 4.8(c).

“Provider Materials” has the meaning set forth in Section 13.2(a).

“Provider Personnel” means those employees, representatives, contractors, subcontractors and agents of Provider and Provider Affiliates (and their subcontractors) who perform any Services under the Agreement.

“Provider Project Executive” has the meaning set forth in Section 9.1.

“Provider Service Locations” has the meaning set forth in Section 7.1(a).

“Provider Third-Party Materials” has the meaning set forth in Section 13.3(b)(i).

“Publishing BPO Services” has the meaning set forth in Section 4.5(c).

“Publishing Product” means all written or creative work produced by Provider, on any media, that is directly commissioned by Idearc in connection with the Services; provided, however, that “Publishing Product” shall not refer to software or code.

“Quality Assurance” means the actions, planned and performed, to provide confidence that all Systems, Equipment, Software and other components of the Services that influence the quality of the Services are working as expected individually and collectively.

“Ramp-Up Period”

“Reports” has the meaning set forth in Section 9.7.

“Required Consents” means the consents, if any, required to be obtained (i) to assign or transfer to Provider the Idearc Third-Party Software, Third-Party Contracts or Equipment Leases required to be assigned or transferred pursuant to Article VI; (ii) to grant Provider the right to use and/or access the Idearc Third-Party Software for provision of the Services; (iii) to grant Idearc and the members of the Idearc Group the right to use and/or access Provider Materials, Provider Third-Party Software and Equipment acquired, operated, supported or used by Provider in connection with providing the Services; (iv) to assign or transfer to Idearc, the members of the Idearc Group or their designees the rights in Publishing Product set forth in Article XIII, (v) to assign or transfer to Idearc or its designee Provider Materials that are Software, Provider Third-Party Software, Third-Party Contracts, Equipment Leases or other rights upon expiration or termination of the Agreement to the extent provided in the Agreement; and (vi) all other consents required from third parties in connection with Provider’s provision of the Services.

“RFP” has the meaning set forth in the Preamble.

“Rules” as the meaning set forth in Section 19.3(a).

“Service Change” has the meaning set forth in Section 9.10(a).

“Service Level Default” has the meaning set forth in Schedule 5.1.

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“Service Levels” has the meaning set forth in Section 5.1.

“Service Locations” has the meaning set forth in Section 7.1(a).

“Service Taxes” means all sales, lease, service, value-added, use, excise, consumption, and other taxes or duties that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Idearc or the members of the Idearc Group from Provider, excluding Income Taxes.

“Services” has the meaning set forth in Section 4.1.

“Software” means all computer programs and programming for which a Party is financially or operationally responsible under the Agreement (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), including applications, development tools, and Systems Software.

“Special Incentive Discount” has the meaning set forth in Section 4.5(c).

“Specifications” means, with respect to Software, Equipment, Systems or other contract deliverables to be designed, developed, delivered, integrated, installed and/or tested by Provider, the technical, design and/or functional specifications, as applicable, (i) agreed by the Parties, (ii) set forth in third party vendor documentation, or (iii) set forth in any Idearc request for New Services.

“Statement of Work” and “Statements of Work” have the meanings set forth in Section 4.1(a).

“System” means an interconnected grouping of manual or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, Upgrades or enhancements to such System, to the extent a Party has Financial Responsibility or operational responsibility under the Agreement for such System or System components.  System shall include all Systems in use as of the Tower Commencement Date, all additions, modifications, substitutions, Upgrades or enhancements to such Systems and all Systems installed or developed by or for Idearc or Provider following the Tower Commencement Date.

“Systems Software” means all computer programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that perform tasks basic to the functioning of the Equipment and are required to operate the Software or otherwise support the provision of Services by Provider, including operating systems, systems utilities, data security software, compilers, performance monitoring and testing tools and database managers to the extent a Party has Financial Responsibility or operational responsibility for such programs or programming under Schedule 6.2.  Systems Software shall include all such programs or programming in use as of the Tower Commencement Date, those as to which the license, maintenance or support costs are included in the Idearc Base Case and those as to which Provider otherwise received notice and/or access prior to the Tower Commencement Date.  Systems Software also shall include all such programs or programming selected and/or developed by or for Idearc, the members of the Idearc Group or Provider after the

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Tower Commencement Date to the extent a Party has Financial Responsibility or operational responsibility for such programs or programming under Schedule 6.2 .

“Targeted Cost Increases” has the meaning set forth in Section 10.8(d)(i).

“Targeted Cost Reductions” has the meaning set forth in Section 10.8(d)(ii).

“Targeted Resource Additions” has the meaning set forth in Section 10.8(d)(iii).

“Targeted Resource Reductions” has the meaning set forth in Section 10.8(d)(iv).

“Technology and Business Process Evolution” means any improvement, upgrade, supplement, modification, replacement, or enhancement to the systems, business processes, hardware, software and network systems interfaces, personnel skills, processes, functions, business sub-processes and methods used to provide the Services that are necessary to bring such systems, business processes, hardware, software and network systems interfaces, personnel skills, processes, functions, business sub-processes and methods into compliance with the practices and professional standards then generally followed by the Peer Group or any applicable legal requirements.

“Term” has the meaning set forth in Section 2.1.

“Termination Assistance Period” means the period during which Provider is obligated to provide Termination Assistance Services as specified in Section 18.13.

“Termination Assistance Schedule” has the meaning set forth in Section 18.13(a).

“Termination Assistance Services” means the termination/expiration assistance requested by Idearc to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Idearc or its designee, as such assistance is further described in Section 18.13 and Schedule 18.13.

“Termination Fee” has the meaning set forth in Section 18.10.

“Third-Party Contracts” means all agreements between third parties and either (i) Provider or its subcontractors or Affiliates or (ii) Idearc and its Affiliates, in each case that have been or will be used by Provider to provide the Services and that are identified in Schedule 6.2.

“Third-Party Software” means all Software products (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) and Materials (i) that are provided under license or lease to Provider or Idearc to the extent a Party has Financial Responsibility or operational responsibility for such Software products under Schedule 6.2 and (ii) that are used by Provider and its subcontractors to provide the Services.  Third-Party Software includes both Idearc Third-Party Software and Provider Third-Party Software.

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“Tower” means the major service categories comprising the in-scope Services from time-to-time.  As of the Effective Date, the Towers are (i) Account Management; (ii) Book Close, (iii) Ad Production, (iv) Pagination, (v) Listings and (vi) Verticals.

“Tower Commencement Date” shall mean, for each Transaction Document, the date as the Parties may agree upon in writing as the date on which Provider will assume full responsibility for the Services under such Transaction Document (except for the Transition Services, which will commence on the Effective Date).

“Transaction Document” or “Transaction Documents” shall have the meaning set forth Section 1.6 of this Master Agreement.

“Transactions” has the meaning set forth in Section 4.4(a).

“Transition” means the process of transferring operational responsibility for the Services from Idearc to Provider.

“Transition Milestones” the respective dates by which each key activity, or set of key activities, or key deliverable is to be completed under the Transition Plan.

“Transition Period” means the period that commences on the Effective Date and expires 11:59:59 p.m., local time, on the date specified for the applicable Tower as the Tower Commencement Date as specified in the Transition Plan, unless expressly extended in writing by Idearc.  For clarity, each Transition Period is divided between (i) a Pre-Transition Phase and (2) a Ramp-Up Period.

“Transition Plan” means the description of Transition Services, Transition Milestones, timetables and deliverables with regard to each Tower set forth on Schedule 3.2.

“Transition Services” has the meaning set forth in Section 3.2(a).

“Upgrade” and its derivatives means updates, renovations, enhancements, additions and/or new versions or releases of Software or Equipment by Provider.  Unless otherwise agreed, Financial Responsibility for the costs, fees and expenses associated with an Upgrade of Software or Equipment shall be allocated between the Parties in accordance with Article VI.

“Use” means to access, use, execute, copy, display and perform.  Use shall, where expressly permitted under this Agreement, also mean the right to modify, enhance, or create Derivative Works.  No rights to source code shall be granted hereunder unless specifically provided in the Agreement.

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